Exhibit 2

EXECUTION COPY

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT.  EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH ASTERISKS (***), HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SHARE PURCHASE AGREEMENT

among

The Sellers identified herein,

and

EMERGENT BIOSOLUTIONS INC.

and

SEAMUS MULLIGAN,

as the Sellers’ Representative

and

ADAPT PHARMA LIMITED

Dated as of August 28, 2018

i

(continued)

(continued)

(continued)

(continued)

		Page

11.7	Binding Agreement	93
11.8	Assignment	93
11.9	Third Party Beneficiaries	94
11.10	Further Assurances	94
11.11	Entire Understanding	94
11.12	Jurisdiction of Disputes	94
11.13	Waiver of Jury Trial	95
11.14	Company Disclosure Schedule	95
11.15	Severability	96
11.16	Construction	96
11.17	Retention of Advisors	97
11.18	Protected Communication	97
11.19	No Waiver of Privilege, Protection from Disclosure or Use	98
11.20	Authority and Rights of the Sellers’ Representative; Limitations on Liability	98
11.21	No Recourse to Debt Financing Sources	100
11.22	Mutual Release	100

SCHEDULE I - SELLERS
SCHEDULE II — WORKING CAPITAL
EXHIBIT A — FORM OF ESCROW AGREEMENT
EXHIBIT B —FORM OF OPTION CANCELLATION LETTER
EXHIBIT C — FORM OF SELLER QUESTIONNAIRE
EXHIBIT D — FORM OF LOCK-UP AGREEMENT
EXHIBIT E — FORM OF RELEASE
COMPANY DISCLOSURE SCHEDULE

v

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is made as of August 28, 2018, by and among Adapt Pharma Limited, an Irish private company limited by shares (the “Company”), each Seller identified on Schedule I hereto (each, a “Seller” and collectively, the “Sellers”), Seamus Mulligan, an individual (“Sellers’ Representative”) and Emergent BioSolutions Inc., a Delaware corporation (“Buyer”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, Sellers own all of the issued and outstanding share capital of the Company;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Purchased Shares, subject to the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, the Buyer is entering into non-competition agreements with certain members of the Company’s management (the “Non-Competition Agreements”), which Non-Competition Agreements will become effective conditional upon Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“Action” shall mean any claim, action, suit, audit, assessment, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise; provided, however, that such Person shall be deemed an Affiliate for only so long as such control exists; and provided further that no Seller, and no Affiliate of any Seller (other than the Company and the Subsidiaries), shall be deemed to be an Affiliate of the Company or any Subsidiary.  For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Deduction” shall have the meaning set forth in Section 10.8(b).

“Agreement” shall mean this Agreement, including the Company Disclosure Schedule and all other exhibits and schedules hereto, as it and they may be amended from time to time.

“Antitrust Law” shall have the meaning set forth in Section 6.5(b).

“BAML” shall have the meaning set forth in Section 4.14.

“Base Cash Consideration” shall have the meaning set forth in Section 2.2(a)(i).

“Base Purchase Price” shall mean an amount equal to (i) the sum of clauses (A) and (B) of Section 2.2(a)(i) minus (ii) an amount equal to one-half of the Closing Deduction Amount.

“Benefit Plans” shall have the meaning set forth in Section 4.11(a).

“Bribery Act” shall mean the United Kingdom Bribery Act 2010.

“Bribery Legislation” shall mean all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act; the Proceeds of Crime Act 2002; Prevention of Corruption Acts 1889 to 2010; Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 to 2013; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws or anti-bribery, anti-corruption or anti-money laundering Laws of any jurisdiction in which the Company and the Subsidiaries operate, as applicable.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in Ireland or the State of New York are authorized or required by law or other action of a Governmental Authority to close.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Change of Control” shall have the meaning set forth in Section 2.8(f).

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Due Authorization) and Section 5.5 (Brokers and Finders).

“Buyer Released Claims” shall have the meaning set forth in Section 11.22(b).

“Buyer Releasing Party” shall have the meaning set forth in Section 11.22(b).

“Buyer SEC Reports” means all reports, financial statements, schedules, forms, and exhibits required to be filed by Buyer with the SEC pursuant to the reporting requirements of the Exchange Act, in each case to the extent required to be filed since January 1, 2017.

“Cash” shall mean cash, cash equivalents, marketable securities and instruments and deposits with third parties.  For avoidance of doubt, Cash shall (a) be calculated net of issued but uncleared checks and drafts written or issued by the Company and the Subsidiaries prior to the Closing, and (b) include checks and drafts deposited for the account of the Company and the Subsidiaries prior to the Closing; provided, however, that Cash shall exclude restricted cash that is subject to an express contractual restriction with a third party on the ability to freely transfer or use such cash (excluding any (i) commitments to maintain deposits with banks for a specified period of time and (ii) restricted cash in relation to charge cards or credit cards used by the Company or a Subsidiary in the ordinary course of business, in an aggregate amount not to exceed, in the case of this clause (ii), two hundred fifty thousand dollars ($250,000)).

“Cash Out Payments” shall have the meaning set forth in Section 2.7.

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Cash” shall mean the aggregate amount of Cash of the Company and the Subsidiaries as of immediately prior to Closing; provided, that Closing Cash shall only exceed [***] dollars ($[***]) in the event that Sellers have used good faith efforts to comply with their obligations set forth in Section 6.17.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Date Statement” shall have the meaning set forth in Section 2.6(b).

“Closing Deduction Amount” shall have the meaning set forth in Section 1.1(c) of the Company Disclosure Schedule.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” shall have the meaning set forth in Section 2.8(e).

“Common Interest Agreement” shall mean the Common Interest Agreement dated as of August 2, 2018, by and between the Company and Buyer.

“Company” shall have the meaning set forth in the preamble.

“Company Disclosure Schedule” shall mean the Company Disclosure Schedule delivered by or on behalf of Sellers to Buyer on the date of this Agreement.

“Company Employees” shall have the meaning set forth in Section 6.7(a).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Company Intellectual Property” shall mean Intellectual Property that is owned or purported to be owned (in whole or in part) by, or licensed to, the Company or any Subsidiary, or that is otherwise used or held for use by the Company or any Subsidiary.

“Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole, or (b) prevents or materially delays, or is reasonably likely to prevent or materially delay, the consummation of the transaction contemplated hereby; provided, however, that in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect could or would reasonably be expected to occur pursuant to clause (a), any change, event, circumstance or occurrence principally attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general economic, business, industry or credit, financial or capital market conditions (whether in the United States, Ireland or internationally), including conditions affecting generally the industries or markets in which the Company and the Subsidiaries operate; (ii) the taking of any action required by this Agreement or the Related Agreements (other than actions taken solely to comply with the first sentence of Section 6.2); (iii) the negotiation, entry into or public announcement of this Agreement or pendency of the transactions contemplated by this Agreement, including any suit, action or proceeding in connection with the transactions contemplated by this Agreement (it being understood that the exceptions in this clause (iii) shall not apply with respect to any representation or warranty contained in this Agreement the purpose of which is to address the consequences resulting from the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby); (iv) the breach of this Agreement or any Related Agreement by Buyer; (v) the taking of any action with the written consent of Buyer; (vi) pandemics, earthquakes, tornados, hurricanes, floods, acts of God and other force majeure events; (vii) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (viii) any changes in applicable Law, regulations or accounting rules, including IFRS or interpretations thereof, or any changes after the date hereof in the interpretation or enforcement of any of the foregoing by a Governmental Authority; (ix) [***]; (x) the failure by the Company or the Subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of this Agreement (provided that, any change, event, circumstance or occurrence underlying such failure shall not, except as otherwise provided in this definition, be excluded); and (xi) the matter described on Section 1.1(a) of the Company Disclosure Schedule; provided, however, that, with respect to clauses (i), (vi), (vii) or (viii), such change, event, circumstance or occurrence shall not be disregarded to the extent it has a material and disproportionate adverse effect on the Company and its Subsidiaries relative to other participants in the industry and geographies in which the Company operates.

“Company Options” shall mean options to subscribe for ordinary shares of the Company issued pursuant to the Company Option Plan.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Company Option Plan” shall mean the Company’s share option plan, as defined by those certain Rules of the Adapt Pharma Limited Share Option Plan approved by the Board of Directors of the Company on April 21, 2015, as amended from time to time.

“Company Product” shall mean any product that was under development, is or was commercially sold, by or on behalf of the Company or a Subsidiary prior to Closing.

“Company Registered IP” shall have the meaning set forth in Section 4.8(a).

“Company Released Parties” shall have the meaning set forth in Section 11.22(a).

“Competing Product” shall mean any product that is approved, marketed or sold as a treatment to reverse opioid overdose, including, for clarity, any product that is an opioid antagonist approved, marketed or sold for the reversal of opioid overdose.

“Competing Transaction” shall have the meaning set forth in Section 6.3.

“Confidential Company Information” shall have the meaning set forth in Section 4.8(e).

“Confidential Information” shall have the meaning set forth in Section 6.14.

“Confidentiality Agreement” shall mean the Mutual Confidentiality Agreement, dated as of August 5, 2018, by and between the Company and Buyer relating to the transactions contemplated hereby.

“Contamination” or “Contaminated” shall mean the presence of Hazardous Substances in, on or under the soil, groundwater, surface water or other environmental media to an extent that any Response Action is legally required by any Governmental Authority under any Environmental Law with respect to such presence of Hazardous Substances.

“Contract” shall mean any legally binding agreement, contract, lease, instrument, note, warrant, purchase order, license, or other legally binding commitment.

“Covered Affiliates” shall have the meaning set forth in Section 6.9(b).

“Credit Agreement” shall have the meaning set forth in Section 5.6(a).

“D&O Costs” shall have the meaning set forth in Section 6.9(b).

“D&O Expenses” shall have the meaning set forth in Section 6.9(b).

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 6.9(b).

“D&O Indemnifying Party” shall have the meaning set forth in Section 6.9(b).

“D&O Indemnitee” shall have the meaning set forth in Section 6.9(b).

“Data Privacy Requirements” shall have the meaning set forth in Section 4.24.

“Debt Commitment Letter” shall have the meaning set forth in Section 5.6(a).

“Debt Financing” shall have the meaning set forth in Section 5.6(a).

“Debt Financing Sources” shall mean the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing (including the parties to any joinder agreements, incremental loan amendments or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ controlling persons and Representatives and their respective successors and assigns), it being understood that none of Buyer or any of its Affiliates shall be deemed to be a Debt Financing Source.

“Definitive Debt Financing Agreements” shall have the meaning set forth in Section 6.13(a).

“De Minimis Amount” shall have the meaning set forth in Section 10.4(a).

“Designated Contacts” shall have the meaning set forth in Section 6.1(a).

“DOJ” shall have the meaning set forth in Section 6.5(b).

“Earn-Out Payment” shall have the meaning set forth in Section 2.8(a).

“Earn-Out Period” shall have the meaning set forth in Section 2.8(c).

“Environmental Law” shall mean any federal, state or local statute, order, regulation or ordinance pertaining to pollution, the protection of natural resources, the environment, human health and safety and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such laws, each as in existence on the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean JPMorgan Chase Bank, N.A., or another financial institution designated by Sellers’ Representative and Buyer.

“Escrow Agreement” shall mean the Escrow Agreement, dated the Closing Date, among Buyer, the Escrow Agent and Sellers, substantially in the form of Exhibit A hereto.

“Estimated Closing Cash” shall have the meaning set forth in Section 2.5(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.5(a).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 2.5(a).

“Estimated Funded Expense Amount” shall have the meaning set forth in Section 2.5(a).

“Estimated Initial Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Estimated Unpaid Seller Transaction Expenses” shall have the meaning set forth in Section 2.5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exploit” (and related terms such as “Exploitation” or “Exploited”) shall mean to manufacture, have manufactured, produce, fill, finish, package, label, import, use, have used, sell, offer for sale, have sold, research, develop (including seeking, obtaining or maintaining regulatory approvals), test, commercialize, register, store, hold or keep (whether for disposal or otherwise), transport, ship, distribute, promote, market, price, supply or otherwise dispose of, or to license or otherwise permit any Person to conduct any of the foregoing.

“FCPA” shall mean United States Foreign Corrupt Practices Act of 1977, as amended.

“Fee Letter” shall have the meaning set forth in Section 5.6.

“Final Closing Cash” shall have the meaning set forth in Section 2.6(d).

“Final Closing Date Statement” shall have the meaning set forth in Section 2.6(d).

“Final Closing Indebtedness” shall have the meaning set forth in Section 2.6(d).

“Final Closing Working Capital” shall have the meaning set forth in Section 2.6(d).

“Final Funded Expense Amount” shall have the meaning set forth in Section 2.6(d).

“Final Initial Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Final Unpaid Seller Transaction Expenses” shall have the meaning set forth in Section 2.6(d).

“Financial Statements” shall mean the following:

(a)           the audited consolidated financial statements of the Company and the Subsidiaries as of December 31, 2017 (including all notes thereto) which are included in the Company Disclosure Schedule, consisting of the consolidated statement of financial position at such date and the related consolidated statements of income, other comprehensive income, changes in equity and cash flows for the fiscal year then ended; and

(b)           the unaudited consolidated financial statements of the Company and the Subsidiaries as of June 30, 2018 which are included in the Company Disclosure Schedule, consisting of the consolidated statement of financial position at such date and the related consolidated statement of income for the six-month period then ended.

“Financing Action” shall have the meaning set forth in Section 6.13(a).

“Financing Uses” shall have the meaning set forth in Section 5.6(a).

“Foreign Benefit Plans” shall have the meaning set forth in Section 4.11(b).

“Foreign Competition Laws” shall have the meaning set forth in Section 6.5(a).

“Fractional Share Amount” shall have the meaning set forth in Section 2.2(d).

“Fraud” means [***].

“FTC” shall have the meaning set forth in Section 6.5(b).

“Fundamental Representations” shall mean the Seller Fundamental Representations and the Buyer Fundamental Representations.

“Funded Expense Amount” shall mean the aggregate amount paid by the Company or a Subsidiary prior to Closing pursuant to and in accordance with [***].

“Funds Flow Memorandum” shall mean a written “funds flow memorandum” to be delivered by the Sellers’ Representative to Buyer at least two (2) Business Days prior to the Closing Date containing, among other things, applicable wire instructions and payment amounts for the Estimated Initial Purchase Price, the Unpaid Seller Transaction Expenses, the percentage of any payment or distribution to be allocated to each Seller from the Temporary Escrow Account, the Indemnification Escrow Account and any Earn-Out Payment.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any U.S., state, provincial, local or foreign governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, Federal, state, local or otherwise, any international or supranational organization of sovereign states, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable law, statute, regulation, order or decree.

“Government Bid” shall have the meaning set forth in Section 4.26(b).

“Government Contract” shall have the meaning set forth in Section 4.26(b).

“Government Subcontract” shall have the meaning set forth in Section 4.26(b).

“Hazardous Substance” shall mean petroleum, any petroleum-based product and any hazardous, toxic or radioactive substance, material or waste as such terms are defined, listed or regulated under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“IFRS” shall mean the International Financial Reporting Standards as adopted by the European Union and applicable Law.

“Income Tax” shall mean any net income, alternative minimum, capital gains, franchise, gross receipts, turnover or similar Tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” shall mean, with respect to any Person, and without duplication, any obligation of such Person (a) for borrowed money, including accrued and unpaid interest and any prepayment penalties or premium, whether or not reflected on the face of the balance sheet contained in the financial statements of such Person, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for amounts drawn under outstanding letters of credit, (d) to pay the deferred purchase price of previously acquired property or previously received services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business and not more than ninety (90) days past due, (e) to pay any milestone obligations which have accrued, (f) under interest rate and currency swaps, caps, collars and similar agreements or hedging devices, (g) under capital or finance leases or conditional sale or other title retention agreements, (h) secured by any Lien (other than Permitted Liens) on any property or asset owned or held by such Person, (i) deferred compensation, (j) for indebtedness of the types referred to in the preceding clauses (a) through (i) of third parties which is directly or indirectly guaranteed by such Person or which such Person has agreed to purchase, assume or otherwise acquire or in respect of which it has otherwise assured a creditor against loss and (k) the Net Tax Amount, if positive; provided that, Indebtedness will exclude (i) any operating lease obligations, (ii) all intercompany indebtedness, obligations or liabilities between the Company and any Subsidiary or between Subsidiaries, (iii) any amounts owing by the Company or any Subsidiary pursuant to any Contract listed on Section 6.16 of the Company Disclosure Schedule (iv) any amounts owing by the Company or any Subsidiary pursuant to any contract listed in the Company Disclosure Schedule between the Company or any Subsidiary, on the one hand, and [***], on the other hand (except to the extent such amounts referred to in this clause (iv) constitute commercial or trade liabilities for purchased inventory falling within clause (d) above), (v) any amounts owing by the Company or any Subsidiary pursuant to [***], (vi) all Seller Transaction Expenses, (vii) any amount that would be owing pursuant to any employment agreement that will no longer be owing after Closing by virtue of a New HR Agreement, and (viii) all Specified Liabilities, regardless of whether or not any such obligation referred to in any of clauses (i) through (viii) is treated as indebtedness in the financial statements of such Person; and provided, further, that Indebtedness will be reduced by the absolute amount of the Net Tax Amount, if the Net Tax Amount is negative.

“Indemnification Escrow Account” shall mean a bank account designated in writing by the Escrow Agent, into with the Indemnification Escrow Amount will be deposited at the Closing.

“Indemnification Escrow Amount” shall have the meaning set forth in Section 2.2(b)(ii).

“Indemnified Party” shall mean any Buyer Indemnified Party or Seller Indemnified Party, as applicable.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Indemnifying Party” shall mean any Person against whom a claim for indemnification is being asserted under any provision of Article X.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.6(d).

“Initial Closing Date Statement” shall have the meaning set forth in Section 2.5(a).

“Insurance Policies” shall have the meaning set forth in Section 4.10.

“Intellectual Property” shall mean all of the following: (a) Patent Rights, (b) Trademarks, (c) domain names, URLs and associated websites, (d) social media tags, handles and other identifiers (and all accounts and account information relating thereto), (e) copyrights, mask works, and rights in works of authorship, (f) registered designs, (g) rights in databases, compilations of data and data, including all Personal Data and clinical trial data, and all aggregated data, (h) moral rights, rights of publicity and other rights to use or exploit the name, image and likeness of any individual, (i) trade secrets, inventions, discoveries, concepts, ideas, improvements, technology, proprietary methods, processes, processing methods, know how, and techniques, whether or not patentable or reduced to practice, including physical, chemical, biological, toxicological, pharmacological, and clinical data, dosage regimens, assays, quality control and testing procedures, product specifications, manufacturing techniques, algorithms, designs, design rights, schematics, work-flow diagrams, invention disclosures, and technical data, in any form whether or not specifically listed herein, all rights to limit the use or disclosure of any of the foregoing, and all embodiments of, and all documentation relating to, any of the foregoing, (j) rights in software (including both object code and source code) and application programming interfaces, (k) rights to bring an action for infringement, dilution, misappropriation or other impairment or violation of rights and to receive royalties, damages, proceeds or any other legal or equitable protections and remedies with respect to any of the foregoing and (l) similar or equivalent rights to any of the foregoing anywhere in the world.

“IP Contracts” shall have the meaning set forth in Section 4.9(m).

“Irish Pension Plans” shall have the meaning set forth in Section 4.11(e).

“IT Assets” shall have the meaning set forth in Section 4.8(f).

“Knowledge of the Company” shall mean the actual knowledge of [***], after reasonable inquiry of their direct internal reports; provided, that reasonably inquiry does not require such individuals to [***].

“Latest Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and the Subsidiaries, dated as of March 31, 2018, set forth in Section 1.1(d) of the Company Disclosure Schedule.

“Laws” shall have the meaning set forth in Section 4.15(a).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Leased Real Property” shall have the meaning set forth in Section 4.19(a).

“Lender” shall have the meaning set forth in Section 5.6.

“Liabilities” shall mean any and all liabilities, debts, claims or obligations of any nature, whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due.

“Licensed Company Intellectual Property” shall mean all Company Intellectual Property, other than Owned Company Intellectual Property.

“Liens” shall mean all liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights of way, covenants and encroachments.

“Lock-Up Agreement” shall mean that certain lock-up among Buyer, Seamus Mulligan and Nerano Pharma Limited to be entered into at the Closing, substantially in the form attached hereto as Exhibit D.

“Losses” means all damages, losses, charges, claims, demands, actions, suits, judgments, decisions, orders, settlements, awards, interest, penalties, fees, costs (including reasonable and documented costs of defense and enforcement of this Agreement), reasonable and documented expenses or amounts paid in settlement (in each case, including reasonable and documented attorneys’ and experts’ fees and disbursements).

“Market Price” shall mean the VWAP for the ten (10) Trading Day period ending two (2) Trading Days prior to the Closing.

“Marketed Company Products” shall mean the Company Products currently commercially sold by or on behalf of the Company or any Subsidiary.

“Marketing Period” shall have the meaning set forth in Section 2.3.

“Material Contracts” shall have the meaning set forth in Section 4.9.

“Milestone Amount” shall have the meaning set forth in Section 2.8(a).

“Milestone Event” shall have the meaning set forth in Section 2.8(a).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Sales” shall mean [***].

“Net Sales Report” shall have the meaning set forth in Section 2.8(c).

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Net Tax Amount” means an amount equal to (a) the aggregate amount of liabilities for Taxes of the Company and any Subsidiary accrued with respect to any Pre-Closing Tax Period under applicable tax Laws that are not yet due and payable as of the end of the Closing Date, minus (b) the aggregate amount of payments of estimated Taxes and other prepayments of Taxes made to the relevant Taxing Authorities in respect of such Tax liabilities and tax periods and not previously refunded or applied with respect to any other tax periods, determined, in each case, in a manner consistent with Section 6.10(c) with respect to any Straddle Tax Period.  For the avoidance of doubt, the Net Tax Amount may be a positive or negative amount.

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.13(a).

“New Fee Letter” shall have the meaning set forth in Section 6.13(a).

“New HR Agreements” shall mean those employment agreements and consulting agreements entered into between any Seller, on the one hand, and Buyer, the Company or a Subsidiary, on the other hand, concurrently with this Agreement.

“Non-Competition Agreements” shall have the meaning set forth in the recitals.

“Non-U.S. Employee” shall mean any Company Employee (1) whose primary place of employment is in a non-U.S. jurisdiction and (2) who is not employed by Adapt Pharma Inc.

“NYSE” shall mean the New York Stock Exchange, but if the New York Stock Exchange is not then the principal U.S. trading market for Buyer Common Stock, then “NYSE” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Buyer Common Stock is then traded.

“Organizational Documents” shall mean, with respect to any Person, such Person’s memorandum and articles of association, constitution, articles of incorporation, certificate of incorporation or by-laws, certificate of formation or limited liability company agreement, or other equivalent organizational document, as appropriate.

“Owned Company Intellectual Property” shall mean all Company Intellectual Property that is owned or purported to be owned, in whole or in part, by Company or its Subsidiaries.

[***].

[***].

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Patent Rights” shall mean any and all (i) issued patents, (ii) patent applications, provisional applications, substitutions, continuations, continuations-in-part, divisionals and renewals, and all letters of patent granted with respect to any of the foregoing, (iii) patents of addition, restorations, extensions, supplementary protection certificates, registration or confirmation patents, patents resulting from post-grant proceedings, reissues and re-examinations, (iv) inventor’s certificates and (v) other forms of government issued rights substantially similar to any of the foregoing.

“Pending Claim Reserve” shall have the meaning set forth in Section 10.11.

“Permits” shall have the meaning set forth in Section 4.15(b).

“Permitted Liens” shall mean (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves are maintained on the financial statements of the Company and the Subsidiaries, as of the Closing Date; (ii) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not yet due or which are being contested in good faith by appropriate proceedings for which adequate reserves are maintained on the financial statements of the Company and the Subsidiaries, as of the Closing Date; (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (v) with respect to real property, all matters of record, including survey exceptions, reciprocal easement agreements and other encumbrances on title to real property, in each case, that would be shown by a current title report or survey and that do not materially and adversely affect the current use and operation of such real property and do not materially detract from the value thereof; (vi) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations which are not violated by, and do not materially and adversely affect, the current use and operation of such real property; (vii) Liens securing the obligations of the Company or any of the Subsidiaries, under or in respect of Indebtedness which will be repaid at or prior to the Closing; and (viii) Liens referred to in Section 1.1(b) of the Company Disclosure Schedule.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization of any kind.

“Personal Data” shall mean any information that relates to an identifiable natural person or that is otherwise considered personally identifiable information or personal data under applicable Law.

“Post-Closing Tax Period” means any taxable period (or portion of any Straddle Tax Period) that begins after the Closing Date.

“Pre-Closing Covenants” shall have the meaning set forth in Section 10.1(a).

“Pre-Closing Tax Period” shall mean any taxable period (or portion of any Straddle Tax Period) ending on or before the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, (a) all Income Taxes and other material Taxes imposed on or otherwise required to be paid by the Company or the Subsidiaries in respect of a Pre-Closing Tax Period; (b) all Taxes imposed on any of the Sellers or their respective Affiliates (other than, with respect to any Post-Closing Tax Periods, the Company and its Subsidiaries); (c) all Taxes of the Company or the Subsidiaries allocated to a Pre-Closing Tax Period; (d) any liability of the Company or the Subsidiaries for the payment of Income Tax as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Pre-Closing Tax Period; (e) any liability of the Company or any of the Subsidiaries for the payment of Income Tax as a result of being a transferee or successor to any Person relating to a Pre-Closing Tax Period; and (f) any Taxes imposed as a result of or otherwise in connection with the transfer by the Company or any Subsidiary, or dividend or other distribution of Cash to, the Sellers pursuant to Section 6.17.

“Pro Rata Percentage” shall have the meaning set forth in Section 10.2(a).

“Protected Communications” shall mean, at any time, any and all communications prior to Closing in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of Sellers, the Company, the Subsidiaries or any of their respective Affiliates, equity holders, directors, officers, employees, agents, advisors (including Merrill Lynch, Pierce, Fenner & Smith Incorporated), on the one hand, and attorneys [***] on the other hand, to the extent relating to the negotiation, preparation, execution, delivery and performance under this Agreement or the transactions contemplated herein or any negotiations with any third parties prior to the date of this Agreement regarding any sale or transfer of control transaction involving the Company and the Subsidiaries as part of the same sale process from which this Agreement resulted.

“Purchased Shares” shall mean all of the issued and outstanding ordinary shares of the Company as of the Closing, including all such ordinary shares issued to Sellers upon exercise of Company Options after the date of this Agreement and prior to Closing.

“Real Property Leases” shall have the meaning set forth in Section 4.19(a).

“Related Agreements” shall mean the Escrow Agreement, the Lock-up Agreement, the Non-Competition Agreements, the Confidentiality Agreement, the Common Interest Agreement, the Seller Questionnaires and any other contract which is or is to be entered into by Sellers or Buyer at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.  Anything to the contrary notwithstanding, the New HR Agreements shall not be Related Agreements.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Representatives” shall mean, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such Person.

“Required Financial Information” shall mean, as of any date, collectively, and to the extent not previously provided to Buyer (i) audited consolidated balance sheets and related consolidated statements of operations and cash flows of the Company and the Subsidiaries for the most recently ended fiscal year and ending at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company and the Subsidiaries for each fiscal quarter ending after December 31, 2017 and at least 45 days prior to the Closing Date, (iii) customary information regarding the Company and the Subsidiaries necessary for the preparation of a customary confidential information memorandum relating to the Debt Financing, to the extent related to any of the Company and the Subsidiaries, reasonably requested by Buyer, required by the Debt Financing Sources and maintained in the ordinary course of the Company’s or any of its Subsidiaries’ business or that is existing or reasonably available and in the possession and control of the Company or any of its Subsidiaries, and (iv) such other financial and other information regarding the Company and the Subsidiaries as Buyer will reasonably request from the Company in connection with the preparation, as and to the extent required by the Debt Financing Sources in accordance with the Debt Commitment Letter, of pro forma consolidated financial balance sheets and consolidated statements of operations and cash flows for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days prior to the Closing Date.

“Required Withholding” shall have the meaning set forth in Section 2.7.

“Response Action” shall mean any action taken to investigate, abate, remediate, remove or mitigate any violation of Environmental Law, any Contamination of any property owned, leased or occupied by the Company or any of its Subsidiaries or any release or threatened release of Hazardous Substances.  Without limitation, Response Action shall include any action that would be a response as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended at the date of Closing, 42 U.S.C. §9601 (25).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” and “Sellers” shall have the meaning set forth in the preamble.

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Due Authorization), Section 3.4 (Title to Purchased Shares), Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Due Authorization), Section 4.4 (Company Subsidiaries), Section 4.12 (Taxes) and Section 4.14 (Brokers and Finders).

“Seller Questionnaire” shall have the meaning set forth in Section 2.04(a)(xi).

“Seller Released Claims” shall have the meaning set forth in Section 11.22(a).

“Seller Released Parties” shall have the meaning set forth in Section 11.22(b).

“Seller Releasing Party” shall have the meaning set forth in Section 11.22(a).

“Seller Transaction Expenses” shall mean any and all of the following fees and expenses incurred or payable by the Company or any of the Subsidiaries in connection with this Agreement and the transactions contemplated hereby: (i) those of all investment bankers (including BAML), attorneys, accountants, actuaries, consultants, experts or other professionals, if any, engaged by or on behalf of the Company or any of the Subsidiaries prior to Closing in connection with this Agreement and the transactions contemplated hereby and (ii) any change of control, sale or retention bonus or similar amounts that become payable by the Company or any of the Subsidiaries solely as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement pursuant to agreements entered into by the Company or a Subsidiary prior to Closing, including, for clarity, the change of control bonuses referred to in Section 6.2 of the Company Disclosure Schedule, to the extent paid, together with the employer portion of any employment, payroll or similar Taxes attributable to such amounts, in the case of clause (ii), in each case (clauses (i) and (ii)), solely to the extent such fees and expenses remain unpaid as of the Closing or become payable as a result of the payment of any Earn-Out Payment pursuant to this Agreement; provided, however, that no payment due pursuant to any Contract set forth on Section 6.16 of the Company Disclosure Schedule or pursuant to any New HR Agreement shall constitute a Seller Transaction Expense.  For the avoidance of doubt, any transfer, documentary, sales, use, stamp duty, registration and other such Taxes, and all conveyance fees, recording charges incurred in connection with the consummation of the transactions contemplated hereby shall not be considered Seller Transaction Expenses and shall be borne by Buyer pursuant to Section 6.10.

“Sellers’ Representative” shall have the meaning set forth in the preamble.

[***]

“Solvent” shall have the meaning set forth in Section 5.6(d).

“Specified Liabilities” shall have the meaning set forth in Section 6.16 of the Company Disclosure Schedule.

“Stock Consideration” shall mean the number of shares of Buyer Common Stock equal to: (a)(i) sixty million Dollars ($60,000,000) minus (ii) one half of the Closing Deduction Amount divided by (b) the Market Price.

“Straddle Tax Period” shall have the meaning set forth in Section 6.10(c).

“Subsidiary” shall mean each of (i) Adapt Pharma Operations Limited, an Irish private company limited by shares, (ii) Adapt Pharma Inc., a Delaware corporation and (iii) Adapt Pharma Canada Ltd., a corporation incorporated under the laws of British Columbia.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Target Working Capital” shall mean ten million Dollars ($10,000,000).

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) shall mean any federal, state, provincial, local, or non-U.S. net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, escheat, unclaimed property, property (including real and personal property), social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other taxes, duties, tariffs, charges, fees, levies or other assessments or charge in the nature of a tax, including repayments of any amounts related to grants, subsidies, state aid or similar amounts from a Governmental Authority, to such Governmental Authority under applicable Law, or any interest, penalties (including penalties for a failure to file, or to timely file, any Tax Return), or additions to tax incurred under applicable Law with respect to taxes.

“Tax Contest” shall mean any Tax audit, examination, proceeding, claim or assessment in respect of the Company or any of its Subsidiaries.

“Tax Returns” shall mean any report, return (including any information return), declaration or other filing required to be supplied to any Taxing Authority or jurisdiction with respect to Taxes, including any amendments, schedules or attachments to such reports, returns, declarations or other filings.

“Taxing Authority” shall mean any Governmental Authority responsible for the collection or administration of Taxes.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement; provided, however, that a Tax Sharing Agreement does not include (x) this Agreement and (y) customary indemnifications for Taxes contained in credit or other commercial agreements the primary purpose of which do not relate to Taxes.

“Temporary Escrow Account” shall mean a bank account designated in writing by the Escrow Agent, into which the Temporary Escrow Amount will be deposited at the Closing.

“Temporary Escrow Amount” shall have the meaning set forth in Section 2.2(b)(ii).

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Third Party Claim” shall have the meaning set forth in Section 10.5(b).

“Top Customers” shall have the meaning set forth in Section 4.23(a).

“Top Suppliers” shall have the meaning set forth in Section 4.23(b).

“Trademarks” shall mean any trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, designs, product configuration rights, certification marks, collective marks, collective membership marks, corporate names, and all words, names, symbols, colors, shapes, designations or devices, or all combination thereof, that function as identifiers of source, origin, quality or membership, whether or not registered, and all registrations and applications therefor and all renewals of any of the foregoing, and all rights and priorities afforded under any Law with respect to any of the foregoing, including all statutory and common law rights therein and thereto, together with all goodwill associated with the use of, or symbolized by, any of the foregoing.

“Trading Day” shall mean any day on which the NYSE is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 PM New York City time.

“Transaction Proposal” shall have the meaning set forth in Section 6.3.

“Transaction Tax Deductions” shall mean all U.S. federal, applicable state and local, and non-U.S., Tax deductions permitted to be taken by the Company or any Subsidiary in determining Taxes of the Company or any Subsidiary that are directly attributable to payments or expenses incurred by the Company or any Subsidiary in connection with the transactions expressly contemplated by this Agreement, including (A) payments or expenses incurred by the Company or any Subsidiary in respect of the exercise or cancellation of any options of the Company’s share capital or the sale of shares issued upon exercise thereof, including for clarity, the Cash Out Payments, (B) payments of bonuses to employees prior to Closing and (C) Seller Transaction Expenses paid by the Company or any of the Subsidiaries and amounts that would be Seller Transaction Expenses, but for the payment thereof by the Company or a Subsidiary prior to Closing.

“Transfer Taxes” shall have the meaning set forth in Section 6.10(a).

“Unpaid Seller Transaction Expenses” means an amount equal to the aggregate Seller Transaction Expenses that are accrued and remain unpaid as of the Closing and are not paid pursuant to Section 2.2(b)(i).

“U.S. Benefit Plans” shall have the meaning set forth in Section 4.11(b).

“U.S. Employee” shall mean each Company Employee who is not a Non-U.S. Employee.

“VWAP” shall mean, for any Trading Day, the volume-weighted average price per share of Buyer Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Buyer and the Seller’s Representative).

“Working Capital” shall mean the amount by which (a) the aggregate current assets of the Company and the Subsidiaries on a consolidated basis exceeds (b) the aggregate current liabilities of the Company and the Subsidiaries on a consolidated basis, calculated in a manner consistent with the illustrative calculation of Working Capital, and the principles for calculating Working Capital, set forth on Schedule II and, to the extent not inconsistent with Schedule II, on a basis consistent with the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles currently used in the Financial Statements; provided, however, that (i) “current assets” shall exclude (A) all Cash of the Company and the Subsidiaries, (B) all Tax assets (including all deferred tax assets) and (C) any intercompany receivables between the Company and the Subsidiaries or between Subsidiaries, and (ii) “current liabilities” shall exclude (A) any intercompany indebtedness and other balances between the Company and the Subsidiaries or between Subsidiaries, (B) Seller Transaction Expenses and other items taken into account in determining the Estimated Initial Purchase Price or the Final Initial Purchase Price or otherwise paid or to be paid pursuant to Section 2.2(b), including any related accruals or reserves therefor, (C) all Tax obligations and liabilities (including all deferred tax obligations and liabilities), (D) all Indebtedness, and (E) all amounts payable pursuant to or in respect of any Contract set forth on Section 6.16 of the Company Disclosure Schedule and all Specified Liabilities.  For purposes of this definition, including the calculation of “current assets” and “current liabilities,” and Article II, the parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the transactions contemplated by this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED SHARES

2.1          Purchase and Sale of the Purchased Shares.  On the terms and conditions set forth in this Agreement, at the Closing and upon payment by Buyer to the Sellers of the Estimated Initial Purchase Price in accordance with Section 2.2, Buyer shall purchase and accept from Sellers, and Sellers shall sell, transfer and assign to Buyer, all of the Purchased Shares, free and clear of all Liens other than restrictions on transfer arising under the Securities Act and applicable state and non-U.S. securities Laws.

2.2          Estimated Initial Purchase Price.

(a)           For purposes of this Agreement, the “Estimated Initial Purchase Price” will be an aggregate amount equal to:

(i)            the sum of (A) sixty million Dollars ($60,000,000), minus an amount equal to one half of the Closing Deduction Amount, minus the Fractional Share Amount, to be paid through issuance of the Stock Consideration in accordance with this Agreement, plus (B) five hundred seventy-five million Dollars ($575,000,000), plus the Fractional Share Amount (the “Base Cash Consideration”);

(ii)           plus, an amount equal to Estimated Closing Cash;

(iii)          plus, an amount equal to the difference between the Target Working Capital and the Estimated Closing Working Capital, expressed as (A) a positive number if the Estimated Closing Working Capital is greater than the Target Working Capital or (B) a negative number if the Estimated Closing Working Capital is less than the Target Working Capital;

(iv)          minus, an amount equal to one half of the Closing Deduction Amount;

(v)           minus, an amount equal to the Estimated Unpaid Seller Transaction Expenses, if any;

(vi)          minus, an amount equal to the Estimated Closing Indebtedness, if any; and

(vii)         plus, an amount equal to the Estimated Funded Expense Amount, if any.

(b)           The Estimated Initial Purchase Price shall be set forth on the Initial Closing Date Statement delivered in accordance with Section 2.5 and shall be subject to adjustment following Closing as provided in Section 2.6.  At the Closing, Buyer shall pay the Estimated Initial Purchase Price as follows:

(i)            A portion of the Estimated Initial Purchase Price shall be used to pay any then-outstanding Seller Transaction Expenses that are set forth in pay-off and discharge letters delivered to the Buyer at least two (2) Business Days prior to the Closing Date or that the Sellers’ Representative otherwise requests Buyer to pay in writing at least two (2) Business Days prior to the Closing Date, in each case, in immediately available funds and in accordance with such wire instructions set forth in the applicable pay-off letter or in the Sellers’ Representative’s written instructions.  Each such payment by Buyer will be considered a payment on behalf of the Company or a Subsidiary, as applicable, and in respect of obligations and liabilities of the Company and the Subsidiaries.  This Agreement does not constitute an obligation of the Company or any Subsidiary to pay in full any obligations of the Company or any Subsidiary for which separate pay-off amounts have been agreed in writing.

(ii)           An amount in cash equal to [***] Dollars ($[***]) (the “Temporary Escrow Amount”) plus [***] Dollars ($[***]) (the “Indemnification Escrow Amount”) shall be paid into the escrow accounts established under the Escrow Agreement.

(iii)          The Estimated Initial Purchase Price (less the amounts paid pursuant to clause (b)(i) through (b)(ii) above, and less the portion thereof comprising the Stock Consideration) shall be paid to Sellers at the Closing by wire transfer of immediately available funds in such amounts and in accordance with such wire instructions as are set forth in the Funds Flow Memorandum.

(iv)          Subject to Section 2.2(d), each Seller shall be issued a number of shares of Buyer Common Stock equal to the product of (x) the percentage specified for such Seller in the Funds Flow Memorandum, multiplied by (y) the total number of shares of Buyer Common Stock comprising the Stock Consideration, in each case via book-entry transfer to an account specified for such Seller in the Funds Flow Memorandum.

(c)           Buyer shall be entitled to deduct and withhold, or direct the Escrow Agent to deduct and withhold, from any payment made pursuant to this Agreement or the Escrow Agreement, any amounts as may be required to be deducted or withheld with respect to such payment under the Code or any applicable provision of state, local or foreign tax Law.  Prior to making any deduction or withholding from any payment pursuant to this Agreement, the Buyer shall, to the extent reasonably practicable, provide prior written notice to the Sellers, of the amounts subject to deduction or withholding and a reasonable opportunity to provide forms or other evidence that

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

would exempt such amounts from such deduction or withholding.  The parties hereto shall cooperate to minimize the amount of any withholding pursuant to this Section 2.2(c).  As soon as is reasonably practicable after the payment to the appropriate Taxing Authority of amounts withheld or deducted pursuant to this Section 2.2(c), Buyer shall deliver to the Sellers’ Representative the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, and a copy of any Tax Return reporting such payment.  To the extent any amount is deducted or withheld pursuant to this Section 2.2(c), such amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(d)                                 Anything to the contrary notwithstanding, nothing herein shall require the delivery of any fractional share of Buyer Common Stock.  If any calculation of Buyer Common Stock to be delivered to a Seller pursuant to this Agreement results in a fractional share, the value of such fractional share shall be determined by multiplying such fraction by the Market Price.  The aggregate value of all such fractional shares of Buyer Common Stock determined in accordance with the foregoing is referred to as the “Fractional Share Amount” and will be added to the Base Cash Consideration in accordance with Section 2.2(a)(i).

2.3                               The Closing.  The Closing shall take place at the offices of Mayer Brown LLP, 1675 Broadway, New York, New York 10019, commencing at 10:00 a.m. local time on the later of (x) the fifth Business Day after all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) have been satisfied or waived and (y) [***], or such other date as Buyer and the Sellers’ Representative may mutually determine (the “Closing Date”).  Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions to the obligations of the parties set forth in Article VII and Article VIII (other than conditions with respect to actions the respective parties will take at the Closing itself), then the Closing shall occur instead on the fifth (5th) Business Day following the satisfaction or waiver of such conditions after the earliest to occur of (a) any Business Day before or during the Marketing Period as may be specified by Buyer on no fewer than five (5) Business Days’ prior notice to the Company, (b) the final day of the Marketing Period, and (c) on such other date and at such other place as agreed to by the Buyer and the Company.  The Closing shall be deemed to have occurred at 11:59 p.m. Eastern time on the Closing Date.  For purposes of this Agreement, “Marketing Period” shall mean a period not to exceed [***] after Buyer shall have received the Required Financial Information that the Company is required to provide to Buyer at such time; provided [***].  If the Company shall in good faith reasonably believe that it has delivered the Required Financial Information to Buyer, the Company may deliver to Buyer written notice to that effect (stating when the Company believes it has completed such delivery), in which case the Company shall be deemed to have delivered such Required Financial Information on the date of such notice or such later date specified in such notice (and the Marketing Period shall be deemed to have commenced on the date that is [***] after the date of such notice or such later date specified in such notice), unless (x) the Company has not completed delivery of such Required Financial Information and (y) within [***] after its receipt of such notice from the Company, the

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Buyer delivers a written notice to the Company to that effect (stating which Required Financial Information the Company has not been delivered).

2.4                               Deliveries at the Closing.

(a)                                 At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

(i)                                     duly executed transfers of the Purchased Shares to the Buyer together with the share certificates for the Purchased Shares or, to the extent that any such share certificates are not available, an indemnity in respect thereof in a form reasonably acceptable to the Buyer;

(ii)                                  a copy of resolutions duly adopted by the boards of directors, boards of managers or similar governing bodies of the Company and each Subsidiary authorizing, as applicable, the execution, delivery and performance of this Agreement and the other documents contemplated hereby to which the Company and any Subsidiary is a party or that the Company or any Subsidiary is required to deliver hereunder, certified by an officer of the Company or the applicable Subsidiary;

(iii)                               details of Irish tax reference numbers for each of the Sellers which the Buyer requires for the purpose of making the relevant filing in connection with the discharge of the liability to stamp duty arising on the transfer of the Purchased Shares;

(iv)                              the registers of allotment, transfers, members and directors and minute books, a certified copy of the constitution, certificate of incorporation or other charter document, as applicable, and any common seal and the certificate of incorporation of the Company and the Subsidiaries;

(v)                                 the written resignations of the directors and the secretary of the Company and each of the Subsidiaries (or such of them as Buyer may require) from their respective offices in the Company or Subsidiary, in customary form;

(vi)                              duly executed irrevocable powers of attorney in customary form whereby Buyer is appointed as the attorney of each of the Sellers to receive notices of and to attend and vote at any meetings of the Company during the period while such Seller remain as the registered holder of any of the Purchased Shares;

(vii)                           a certificate, in form and substance reasonably satisfactory to Buyer, duly executed by an authorized officer of the Company and dated as of the Closing Date, certifying that the conditions specified in Sections 7.1 and 7.2 have been satisfied;

(viii)                        a counterpart of the Escrow Agreement duly executed by the Sellers’ Representative;

(ix)                              a counterpart of the Lock-Up Agreement, duly executed by Seamus Mulligan and Nerano Pharma Limited;

(x)                                 evidence, in form and substance reasonably satisfactory to Buyer, of the termination of all of the arrangements set forth or required to be set forth on Section 4.21 of the Company Disclosure Schedule (other than the arrangements marked with an asterisk (*) thereon), in each case, with no further Liability to Buyer, the Company or any Subsidiary;

(xi)                              with respect to each Seller, a Seller questionnaire (a “Seller Questionnaire”), completed and executed by such Seller, in the form set forth in Exhibit C hereto;

(xii)                           Internal Revenue Service Form W-8 in respect of each Seller, and if applicable, with withholding certificates attached thereto in respect of each beneficial holder of an interest in each Seller;

(xiii)                        a Release in the form and substance of Exhibit E hereto, duly executed by Seamus Mulligan; and

(xiv)                       all such additional instruments, documents and certificates provided for by this Agreement.

(b)                                 At the Closing, Buyer shall:

(i)                                     pay the Estimated Initial Purchase Price in accordance with Section 2.2;

(ii)                                  deliver to the Sellers’ Representative a certificate, in form and substance reasonably satisfactory to the Sellers’ Representative, duly executed by an authorized officer of Buyer and dated as of the Closing Date, certifying that the conditions specified in Sections 8.1 and 8.2 have been satisfied;

(iii)                               deliver to the Sellers’ Representative a copy of resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby, to which Buyer is a party or that Buyer is required to deliver hereunder, certified by an officer of Buyer;

(iv)                              deliver to the Sellers’ Representative a duly executed counterpart of the Escrow Agreement;

(v)                                 deliver to the Sellers’ Representative a duly executed counterpart of the Lock-Up Agreement; and

(vi)                              deliver or cause to be delivered to the Sellers’ Representative all such additional instruments, documents and certificates provided for by this Agreement.

2.5                               Initial Closing Date Statement.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Initial Closing Date Statement”), executed by an officer of the Company, setting forth good faith estimates of (a) (i) Closing Cash (the “Estimated Closing Cash”), (ii) Working Capital as of the close of business on the Closing Date (the “Estimated Closing Working Capital”), (iii) the Closing Deduction Amount, (iv) Unpaid

Seller Transaction Expenses, if any (the “Estimated Unpaid Seller Transaction Expenses”), (v) Indebtedness of the Company and the Subsidiaries that is outstanding immediately prior to the Closing and not repaid at the Closing, if any (the “Estimated Closing Indebtedness”) and (vi) the Funded Expense Amount (the “Estimated Funded Expense Amount”) and, in each case, the components thereof, accompanied by reasonable supporting detail and documentation, and (b) the Estimated Initial Purchase Price based on such calculations contemplated by clauses (a)(i) through (a)(vi).  Anything to the contrary notwithstanding, Sellers’ Representative will be entitled to retain copies of the work papers and other materials used in preparing the Initial Closing Date Statement.  The Initial Closing Date Statement shall be prepared in accordance with the requirements of this Agreement, including Schedule II hereof, and on a basis consistent with the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles used in the Financial Statements (to the extent not inconsistent with the requirements of this Agreement and Schedule II hereof, including the definitions herein).  Sellers shall, and shall cause the Company and the Subsidiaries to, provide promptly to Buyer reasonable access to the Company’s Representatives involved in preparing the Initial Closing Date Statement, materials used in preparing the Initial Closing Date Statement and any other information (to the extent permitted by applicable Law) as Buyer may reasonably request in connection with its review of the Initial Closing Date Statement, including all work papers of the accountants (if any) who audited, compiled or reviewed such Initial Closing Date Statement, and any personnel involved in preparing the Initial Closing Date Statement, during regular business hours, to the extent reasonably necessary to review and understand all or any portion of the Initial Closing Date Statement.  All information obtained in connection with the foregoing access shall be governed by the terms of Section 6.1 and the Confidentiality Agreement.  If, prior to Closing, Buyer objects in good faith to any of the estimates provided by the Company in the Initial Closing Date Statement, Buyer and the Company shall attempt in good faith to resolve their differences with respect to any such objections, and the Company shall revise the Initial Closing Date Statement and amounts set forth therein to reflect any such resolutions that are agreed to in writing by Buyer and the Company.

2.6                               Post-Closing Adjustment.

(a)                                 Subsequent to the Closing and subject to this Section 2.6, the Estimated Initial Purchase Price shall be:

(i)                                     increased by the amount (if any) by which the Final Closing Cash exceeds the Estimated Closing Cash or decreased by the amount (if any) by which the Estimated Closing Cash exceeds the Final Closing Cash;

(ii)                                  increased by the amount (if any) by which the Final Closing Working Capital exceeds the Estimated Closing Working Capital or decreased by the amount (if any) by which the Estimated Closing Working Capital exceeds the Final Closing Working Capital;

(iii)                               increased by the amount (if any) by which Estimated Closing Indebtedness exceeds the Final Closing Indebtedness, or decreased by the amount (if any) by which Final Closing Indebtedness exceeds Estimated Closing Indebtedness;

(iv)                              increased by the amount (if any) by which Estimated Unpaid Seller Transaction Expenses exceeds the Final Unpaid Seller Transaction Expenses, or decreased by the amount (if any) by which Final Unpaid Seller Transaction Expenses exceeds Estimated Unpaid Seller Transaction Expenses; and

(v)                                 increased by the amount (if any) by which the Final Funded Expense Amount exceeds the Estimated Funded Expense Amount or decreased by the amount (if any) by which the Estimated Funded Expense Amount exceeds the Final Funded Expense Amount.

The Estimated Initial Purchase Price, as so increased or decreased in accordance with this Section 2.6(a), shall be the “Final Initial Purchase Price” hereunder.

(b)                                 As soon as reasonably practicable, but not later than [***] days after the Closing Date, Buyer shall deliver to Sellers’ Representative a statement (the “Closing Date Statement”), executed by an officer of Buyer, of Buyer’s calculation of Closing Cash, Working Capital as of the close of business on the Closing Date, together with calculations of Indebtedness of the Company and the Subsidiaries that is outstanding immediately prior to the Closing and not repaid at the Closing, if any, Unpaid Seller Transaction Expenses, if any, Funded Expense Amount, if any, and the Final Initial Purchase Price and, in each case, the components thereof, accompanied by reasonable supporting detail and documentation.  The Closing Date Statement shall be prepared in accordance with the requirements of this Agreement, including Schedule II hereto, and on a basis consistent with the methodologies, policies, practices, classifications, judgments, estimation techniques, assumptions and principles used in the Financial Statements (to the extent not inconsistent with the requirements of this Agreement and Schedule II hereof, including the definitions herein).

(c)                                  Buyer shall permit Sellers’ Representative and his Representatives (provided such representatives are subject to a duty of confidentiality and Sellers shall be responsible to Buyer for any breaches of such duty of confidentiality) reasonable access during normal business hours, upon reasonable notice and in a manner so as not to interfere with the normal business operations of Buyer or the Company, to books and records, and personnel of the Company and the Subsidiaries utilized in preparing the Closing Date Statement to permit Sellers’ Representative and his Representatives to review the Closing Date Statement.  Sellers’ Representative and his Representatives shall have the right to review the work papers of Buyer, and those of Buyer’s accountants (subject to Sellers’ Representative and his Representatives entering into any customary undertaking required by Buyer’s accountants in connection therewith), underlying, or utilized in preparing, the Closing Date Statement and Buyer’s calculation of the Final Initial Purchase Price to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Closing Date Statement and Buyer’s calculation of the Final Initial Purchase Price in conformity with this Agreement.

(d)                                 Within thirty (30) calendar days after his receipt of the Closing Date Statement, Sellers’ Representative shall either inform Buyer in writing that the Closing Date Statement is

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acceptable or object thereto in writing, setting forth a specific description of each of his objections.  If Sellers’ Representative so objects and the parties do not resolve such objections on a mutually agreeable basis within thirty (30) calendar days after Buyer’s receipt of Sellers’ Representative’s objections, the remaining disputed items shall be resolved within an additional thirty (30) calendar days by an internationally recognized independent public accounting firm that is not affiliated with either party and which shall be reasonably acceptable to both Buyer and the Sellers’ Representative in writing (the “Independent Accounting Firm”).  In connection with its review, Buyer shall make available to such Independent Accounting Firm the materials and personnel referred to in Section 2.6(b) and Section 2.6(c), above, and Sellers’ Representative shall make available to such Independent Accounting Firm the workpapers generated in connection with Sellers’ Representative’s review of the Closing Date Statement and those used in the preparation of the Initial Closing Date Statement referred to in Section 2.5.  Upon the agreement of Buyer and Sellers’ Representative, the decision of the Independent Accounting Firm, or if Sellers’ Representative fails to deliver an objection to Buyer within the first 30-day period referred to above, the Closing Date Statement, as adjusted, if applicable (the “Final Closing Date Statement”), shall be final, conclusive and binding against the parties hereto.  The statements of Closing Cash, Working Capital, Indebtedness, Unpaid Seller Transaction Expenses, and Funded Expense Amount set forth in the Final Closing Date Statement shall be the “Final Closing Cash”, “Final Closing Working Capital”, “Final Closing Indebtedness”, “Final Unpaid Seller Transaction Expenses” and, “Final Funded Expense Amount” for all purposes hereunder.

(e)                                  In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.6, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either Buyer or Sellers’ Representative in the Closing Date Statement or objection delivered pursuant to Section 2.6(d), respectively, (iii) shall limit its decision to such items as are in dispute and (iv) shall make its determination based solely on presentations by Buyer and Sellers’ Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review).  The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Sellers in such a way that (i) Buyer shall be responsible for that portion of the fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Independent Accounting Firm that are resolved against Buyer (as finally determined by the Independent Accounting Firm) and the denominator of which is the total dollar value of the disputed items so submitted and (ii) Sellers shall be responsible for the remaining amount of fees and expenses, which amount shall be paid solely out of the Temporary Escrow Amount to the extent the funds therein exceed all amounts finally determined to be payable therefrom to Buyer and the Independent Accounting Firm or as agreed by Buyer and Sellers’ Representative.  In the event of any dispute regarding such allocation, the Independent Accounting Firm shall determine the allocation of its fees and expenses as between Buyer and Sellers in accordance with such allocation methodology, such determination to be final and binding on both Buyer and Sellers.

(f)                                   If the Estimated Initial Purchase Price exceeds the Final Initial Purchase Price, then, within [***] after the determination of the Final Initial Purchase Price, Sellers’ Representative and

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Buyer shall jointly instruct the Escrow Agent to (i) release an amount equal to the Estimated Initial Purchase Price less the Final Initial Purchase Price to Buyer from the Temporary Escrow Account (and the Indemnification Escrow Account, if the Temporary Escrow Account shall be insufficient to satisfy such amount), (ii) release any fees and expenses of the Independent Accounting Firm payable by Sellers to the Independent Accounting Firm, and (iii) release to Sellers the entire balance of the Temporary Escrow Account (if any) following the distributions in clauses (i) and (ii) above, to Sellers in accordance with the percentages set forth in the Funds Flow Memorandum.

(g)                                  If the Estimated Initial Purchase Price is less than the Final Initial Purchase Price, then, within [***] after the determination of the Final Initial Purchase Price, (i) Buyer shall pay to Sellers, by wire transfer of immediately available funds, an amount equal to the Final Initial Purchase Price less the Estimated Initial Purchase Price, in accordance with the percentages set forth in the Funds Flow Memorandum and (ii) Buyer and Sellers’ Representative shall jointly instruct the Escrow Agent to (A) release any fees and expenses of the Independent Accounting Firm payable by Sellers to the Independent Accounting Firm and (B) release to Sellers the entire balance of the Temporary Escrow Account (if any) following the distribution in clause (A) above to Sellers in accordance with the percentages set forth in the Funds Flow Memorandum.

(h)                                 All payments under Sections 2.6(f) and (g) are subject to reduction as and to the extent set forth in Section 6.16(a).

2.7                               Company Options.  Not less than five (5) Business Days prior to the Closing, the board of directors of the Company shall have adopted resolutions, and the Company hereby agrees to take all other necessary actions, to cause each Company Option that is outstanding immediately prior to Closing (whether vested or unvested and whether or not exercisable) to be canceled and extinguished and automatically converted into the right to receive, without interest and as the sole consideration in respect of such Company Option, an aggregate amount in cash equal to the product of (1) the excess, if any, of the fair market value of a Company ordinary share (determined by the Company’s board of directors in accordance with the Company Option Plan and consistent with the requirements of Section 409A of the Code) over the exercise price set forth in the award agreement for such Company Option multiplied by (2) the number of Company shares subject to such Company Option (“Cash Out Payment”), subject to any applicable income and payroll Taxes required to be withheld (“Required Withholding”).  Not less than five (5) Business Days prior to the Closing, the Company shall provide the notice required under Section 6.7 of the Company Option Plan to each holder of an outstanding Company Option concerning the effect of the resolution of the board of directors of the Company as described in this Section 2.7.  Each Company Option outstanding immediately prior to the Closing Date, when canceled, extinguished and converted in accordance with this Section 2.7, shall no longer be outstanding, shall automatically be canceled and shall cease to exist.  If the exercise price set forth in the award agreement for any Company Option is equal to or greater than the fair market value of a Company ordinary share (determined under the conditions described above), such Company Option shall be canceled without payment therefor and shall have no further force or effect.  Subject to receipt of a properly completed and duly executed option cancellation letter in substantially the form attached

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hereto as Exhibit B, from each such holder of Company Options, the Company shall cause the applicable Subsidiary employer to make the applicable Cash Out Payments less Required Withholding, to all holders of Company Options entitled to payment therefor prior to Closing.

2.8                               Earn-Out Payments.

(a)                                 Milestone Events; Earn-Out Payments.  Following the first occurrence of each event described in the table set forth below (each, a “Milestone Event”), Buyer shall, subject to the remaining provisions of this Section 2.8(a), Section 6.16(a) and Section 2.8(b), pay the Sellers an aggregate amount (each, an “Earn-Out Payment”) equal to the sum of (i) the milestone amount corresponding to such Milestone Event (each, a “Milestone Amount”), as set forth below minus (ii) the amount of any payment owing to BAML in respect of such Earn-Out Payment pursuant to the terms of the engagement letter entered into between the Company and BAML prior to the date of this Agreement, which amount the Buyer will pay or cause the Company to pay to BAML.  Each such Earn-Out Payment shall be allocated among and paid to, or for the benefit of, the Sellers, or their successors, to the extent specified in a written notice signed by the applicable Seller and the Sellers’ Representative, in accordance with the percentages set forth in the Funds Flow Memorandum and wire instructions provided to Buyer by the Sellers’ Representative.  The Milestone Events and corresponding Milestone Amounts are as follows:

Milestone Event	Milestone Amount
Worldwide Net Sales of Company Products and Competing Products during the period beginning on January 1, 2018 and ending on December 31, 2019 exceed [***] Dollars ($[***])	Fifty million Dollars ($50,000,000)
Worldwide Net Sales of Company Products and Competing Products during any single calendar year (i.e., January 1 — December 31) ending on or before December 31, 2022 exceed [***] Dollars ($[***])	Fifty million Dollars ($50,000,000)

Except as set forth in the penultimate sentence of this Section 2.2(a), only one Earn-Out Payment shall be made in respect of each Milestone Event and no amounts shall be due for subsequent or repeated achievements of either Milestone Event.  In the event that two (2) or more Milestone Events are achieved in the same determination period, Earn-Out Payments shall be owing concurrently in respect of both such Milestone Events.  [***]

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[***] The maximum amount of the Earn-Out Payments [***]  payable pursuant to this Section 2.8 [***] shall be one hundred million Dollars ($100,000,000).

(b)                                 Notice and Payment.  With respect to each Milestone Event described in Section 2.8(a), no later than [***] after the [***] in which such Milestone Event occurs, Buyer shall provide notice to the Sellers’ Representative of the occurrence of such Milestone Event.  [***]. Buyer shall pay interest on any Earn-Out Payment to be made under this Section 2.8 that is not paid when due (except to the extent such Earn-Out Payment (or any portion thereof) is withheld or applied to reduce any indemnification obligation of Sellers in accordance with Section 10.8) at an annual rate equal to [***] the U.S. prime interest rate, as reported by The Wall Street Journal (New York edition) for the first Business Day of the month in which such payment becomes due, accruing daily beginning on the day after such Earn-Out Payment is due and ending on the day prior to the date on which such Earn-Out Payment is actually made.

(c)                                  Net Sales Reports.  Within [***] after the end of [***] following the Closing Date, and ending on the earliest of (i) the date upon which the last Earn-Out Payment (assuming achievement in full of the second Milestone Event) has been made and (ii) December 31, 2022 (the period beginning on the Closing and ending on the earliest to occur of (i) and (ii), the “Earn-Out Period”), Buyer shall provide the Sellers’ Representative with a true, correct and complete report (in reasonable detail) setting forth the Net Sales for such preceding [***] (each, a “Net Sales Report”).

(d)                                 Books and Records; Audit.  During the Earn-Out Period and for six (6) months thereafter, Buyer shall keep and maintain reasonably detailed books and records of Net Sales and each deduction included in the definition of Net Sales.  Sellers’ Representative shall have the right to examine and audit Buyer’s relevant books and records to verify the accuracy of Net Sales Reports delivered by Buyer pursuant to this Agreement.  Any such audit shall be on at least ten (10) Business Days’ prior written notice.  Sellers’ Representative’s right to perform an audit under this Section 2.8(d) shall be limited to not more than one (1) such audit in any calendar year and shall not be exercised for any calendar quarter more than three (3) years after the end of such calendar quarter.  The audit shall be performed at Sellers’ Representative’s sole expense by an independent certified public accounting firm of internationally recognized standing that is selected by Sellers’ Representative and approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed).  The accounting firm shall be required to enter into a reasonable and customary confidentiality agreement with Buyer to protect the confidentiality of its books and records.  Buyer shall make the relevant books and records reasonably available during normal business hours for examination by the accounting firm, including, upon the accounting firm’s request and, to the extent practicable, via an Internet-based electronic dataroom or other electronic means.  Upon completion of the audit, the accounting firm shall provide both Buyer and Sellers’ Representative a written report disclosing whether or not the relevant Net Sales Report(s) are correct, and the specific details concerning any discrepancies.  If the accounting firm conducting an audit pursuant to this Section 2.8 concludes, as a result of such audit, that a Milestone Event was achieved, but the corresponding Earn-Out Payment was not paid to Sellers, unless such conclusion is disputed by Buyer as set forth below in this Section 2.8(d), Buyer shall (x) pay such

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Earn-Out Payment to Sellers in accordance with Section 2.8(a) within ten (10) Business Days of the date that the parties receive such accountant’s written report, together with interest thereon at a rate of [***] per annum from the date on which such Earn-Out Payment was originally due until the date of payment and (y) reimburse Sellers’ Representative for the documented out-of-pocket expenses incurred in conducting the audit.

In the event that Buyer disputes the finding of any audit conducted pursuant to this Section 2.8, Buyer shall so notify Seller’s Representative within [***] after the date on which the parties receive the accountant’s written report, in which event Buyer and Sellers’ Representative shall work in good faith to resolve the dispute.  If Buyer and Sellers’ Representative are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, such dispute shall be submitted for resolution to an Independent Accounting Firm.  The decision of the Independent Accounting Firm shall be final and, if the Independent Accounting Firm concludes that no Milestone Event was achieved, the costs of such dispute resolution as well as the initial audit shall be borne between the parties in such manner as the Independent Accounting Firm shall determine.  If the Independent Accounting Firm concludes, as a result of such review, that a Milestone Event was achieved, but the corresponding Earn-Out Payment was not paid to Sellers, not later than [***] after such decision and in accordance with such decision, Buyer shall (1) pay to Sellers the applicable Earn-Out Payment together with interest thereon at a rate of [***] per annum from the date on which such Earn-Out Payment was originally due until the date of payment thereof and (2) reimburse Sellers’ Representative for the documented out-of-pocket expenses incurred in conducting the initial audit conducted pursuant to this Section 2.8, as well as those incurred in respect of such dispute resolution.

(e)                                  Certain Covenants.  From the Closing Date through the end of the Earn-Out Period, Buyer covenants and agrees that it will, itself or through the Company, the Subsidiaries or another Affiliate of Buyer, (i) use Commercially Reasonable Efforts to commercialize the Company Products that were commercially sold by or on behalf of the Company or a Subsidiary prior to Closing or that are commercially launched by Buyer or its Affiliates (in their sole discretion) after Closing and (ii) not take any action, the primary purpose of which is to avoid achievement of any Milestone Event.  For purposes of this Section 2.8(e), to use “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Buyer (whether directly or through the efforts of its Affiliates) pursuant to this Section 2.8(e), [***].

(f)                                   Acceleration; Continuing Obligation.  Upon the occurrence of any of the following events, any Earn-Out Payments that have not been paid shall be immediately due and payable in full, whether or not the corresponding Milestone Event has occurred: [***]

(g)                                  Limited Right of Setoff.  The Buyer may not deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to Sellers hereunder against any amounts owed by Sellers to Buyer, other than as expressly permitted in Section 10.8(b) hereof.

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(h)           Earn-Out Payments Not a Security.  The Earn-Out Payments are contingent payments subject to the terms and conditions of this Agreement and the parties do not intend for the contingent right of any Seller to receive Earn-Out Payments to be a security.  Accordingly, the contingent right of any Seller to receive Earn-Out Payments (i) shall not be represented by a certificate, (ii) does not represent an ownership interest in Buyer, the Company or any Subsidiary, (iii) does not entitle any Seller to any rights common to equityholders of Buyer, the Company or any Subsidiary and (iv) is a non-interest bearing contingent payment.  The contingent right of any Seller to receive Earn-Out Payments pursuant to this Agreement shall not be transferable or assignable without the prior written consent of Buyer, other than by will, the applicable Laws of intestacy or other operation of applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller, with respect to such Seller and no other Seller, hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date that:

3.1          Organization.  Each Seller is (i) an individual or (ii) duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization.

3.2          Due Authorization.  Each Seller has full capacity, power and authority to enter into this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of this Agreement and such Related Agreements have been duly and validly approved, to the extent applicable, by the board of directors (or other equivalent governing body) of such Seller and no other corporate or other organizational actions or proceedings on the part of any Seller is necessary to authorize this Agreement, such Related Agreements and the transactions contemplated hereby and thereby.  Each Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) such Related Agreements.  This Agreement constitutes the legal, valid and binding obligation of each Seller and such Related Agreements, upon execution and delivery by such Seller, will constitute legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

3.3          No Violation; Consents and Approvals.  The execution and delivery by each Seller of this Agreement and each Related Agreement to which it is a party does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) conflict with or result in any violation of any provision of the Organizational Documents of such Seller, as applicable or (ii) violate any Law applicable to such Seller other than, in the case of this clause (ii), (1) any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to (x) be material to the Company and the Subsidiaries, taken as a whole or (y) interfere in any material respect with such Seller’s performance under this Agreement, the

Related Agreements or the consummation of the transactions contemplated hereby or thereby, or (2) as may arise solely as a result of facts or circumstances relating to Buyer or its Affiliates.

3.4          Title to Purchased Shares.  As of the date of this Agreement, such Seller owns beneficially and of record the Purchased Shares set forth opposite such Seller’s name on Section 4.2(a) of the Company Disclosure Schedule and such Company Options set forth opposite such Seller’s name on Section 4.2(b) of the Company Disclosure Schedule.  At the Closing, except for any shares that are repurchased by the Company in accordance with Section 6.2(a) of the Company Disclosure Schedule, such Seller will own beneficially and of record the Purchased Shares set forth opposite such Seller’s name on Section 4.2(a) of the Company Disclosure Schedule, free and clear of any Liens, other than (a) Liens created by this Agreement or by the actions of Buyer or any of its Affiliates, and (b) restrictions on transfer imposed under applicable securities Laws.  Upon the delivery of and payment for the Purchased Shares and completion of the Closing as provided in this Agreement, each Seller shall have transferred to Buyer good, valid and marketable title to such Seller’s portion of the Purchased Shares, free and clear of any Liens other than any Lien arising as a result of the regulatory status of Buyer or restrictions on transfer pursuant to applicable securities Laws.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, such Seller is not a party to (i) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement or as contemplated by any option cancellation letter contemplated by Section 2.7) that could require such Seller to sell, transfer or otherwise dispose of any the Purchased Shares or Company Options, or (ii) any voting trust, proxy or other Contract relating to the voting of any equity securities of the Company.

3.5          Litigation.  There are no Actions pending or, to the knowledge of such Seller, threatened against such Seller that seek to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected to interfere in any material respect with such Seller’s performance under this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

3.6          Investment Intent; Restricted Securities.  Such Seller is acquiring the Stock Consideration solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Stock Consideration or dividing its participation therein with others.  Such Seller is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Such Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Stock Consideration.  Such Seller has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risk of this investment.  Such Seller is not relying on Buyer with respect to the corporate, tax, legal and economic considerations involved in its investment in Buyer.  Such Seller understands and acknowledges that (i) none of the Stock Consideration has been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) none of the Stock Consideration is traded or tradable on any securities exchange or over-the-counter, and (iii) the Stock Consideration may not be sold, transferred, offered for sale, or otherwise disposed of unless such transfer, sale or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.  Such Seller will not transfer or otherwise dispose of any of the Stock Consideration acquired hereunder or any interest therein in violation of the Securities Act or any applicable state securities Laws.

3.7          No “Bad Actor” Disqualification.  Such Seller is not a person of the type described in Section 506(d) of Regulation D under the Securities Act that would, or would reasonably be expected to, disqualify Buyer from engaging in a transaction pursuant to Section 506 of Regulation D under the Securities Act.

3.8          Ability to Bear Economic Risk.  Such Seller’s investment in the Stock Consideration involves a high degree of risk and such Seller is able, without materially impairing its financial condition, to hold the Stock Consideration for an indefinite period of time and to suffer a complete loss of its investment.

3.9          Disclosure of Information.  Such Seller represents that it has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of such Seller’s Stock Consideration and to obtain any additional information necessary to verify the accuracy of the information provided to such Seller.

3.10        Investigation; Limitation on Warranties.  Such Seller is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  Such Seller is knowledgeable about the industries in which Buyer and its Affiliates operate and is capable of evaluating the merits of the transactions contemplated by this Agreement.  Such Seller acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, by any Person, except as expressly set forth in the representations and warranties in Article V, in the Related Agreements and in any certificate delivered hereunder or thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, that except as set forth in the Company Disclosure Schedule:

4.1          Organization.  The Company and each of the Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization.  The Company and each of the Subsidiaries has all requisite corporate power and authority to own and operate its respective assets and properties as they are now being owned and operated.  The Company and the Subsidiaries are qualified or licensed to do business as foreign corporations or other business entities and, to the extent applicable, in good standing in all of the jurisdictions in which the conduct or nature of the Company’s and the Subsidiaries’ business makes such qualification or license necessary, except where the failure to so qualify or be in good standing would not have a Company Material Adverse Effect.  The Company is not in material violation of any of the provisions of its Organizational Documents.  No Subsidiary is in material violation of any of the provisions of its Organizational Documents.

4.2          Capitalization.

(a)           The authorized share capital of the Company consists of 200,000,000 ordinary shares of $0.01 each.  As of the date of this Agreement, there are 120,025,000 ordinary shares of the Company issued and outstanding.  Section 4.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of all outstanding shares indicating the names of the holders thereof and the number of shares held by each such holder.  All of the outstanding shares of the Company’s share capital are duly authorized, validly issued, fully paid and nonassessable.  None of the Purchased Shares were issued in violation of any option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights or any similar right of any shareholder.

(b)           Section 4.2(b) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each outstanding Company Option, including the holder, date of grant, exercise price (if applicable), and the number of shares subject thereto.  Except for the Company Options set forth in Section 4.2(b) of the Company Disclosure Schedule, all of which Company Options will be canceled prior to Closing as provided in Section 2.7, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of share capital to which the Company or any Subsidiary is a party obligating the Company or such Subsidiary to (i) issue, transfer or sell any share capital, shares of capital stock or other equity interests of the Company or such Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a Subsidiary); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (iii) redeem or otherwise acquire any such share capital, shares of capital stock or other equity interests.

4.3          Due Authorization.  The Company has full capacity, power and authority to enter into this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and such Related Agreements have been duly and validly approved, to the extent applicable, by the board of directors (or other equivalent governing body) of the Company and no other corporate actions or proceedings on the part of the Company is necessary to authorize this Agreement, such Related Agreements and the transactions contemplated hereby and thereby.  The Company has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) such Related Agreements.  This Agreement constitutes the legal, valid and binding obligation of the Company and such Related Agreements, upon execution and delivery by the Company, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

4.4          Company Subsidiaries.  Except for the Subsidiaries, the Company does not own or control, directly or indirectly, any interest in any other Person.  Except as set forth in Section 4.4 of the Company Disclosure Schedule, the Company is not an equity owner in any joint venture, partnership, or similar arrangement and is not obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.  The Company is the record and beneficial owner of all of the equity interests of each Subsidiary, free and clear of all Liens other than restrictions on transfer imposed under applicable securities Laws.  All of the Subsidiaries’ outstanding equity interests are duly authorized, validly issued, fully paid and nonassessable.

4.5          No Violation; Consents and Approvals.

(a)           Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery by Sellers and the Company of this Agreement and each of the Related Agreements to which any of them is a party does not, and, subject to obtaining the consents, approvals and authorizations, and making the filings, described in Section 4.5(b), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Material Contract or Permit or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Subsidiary, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company or any Subsidiary or (iii) violate any Law applicable to the Company or any Subsidiary, other than, in the case of clauses (i) and (ii), (1) any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to be (x) material to the Company and the Subsidiaries, taken as a whole or (y) or interfere in any material respect with the Company’s performance under this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby or thereby or (2) as may arise solely as a result of facts or circumstances relating to Buyer or its Affiliates.

(b)           Other than (i) as may be required pursuant to or in connection with the HSR Act and (ii) as set forth in Section 4.5(b) of the Company Disclosure Schedule, no consent, authorization or approval of, or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by Sellers and the Company of the transactions contemplated by this Agreement, except for such consents, authorizations or approvals of, or filings (i) that, if not obtained or made, would not reasonably be expected to be (1) material to the Company and the Subsidiaries, taken as a whole or (2) or interfere in any material respect with the Company’s or any Seller’s performance under this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby or thereby or (ii) as may arise solely as a result of facts or circumstances relating to the Buyer or its Affiliates.

4.6          Financial Statements.

(a)           Except as described in Section 4.6(a) of the Company Disclosure Schedule, the Financial Statements set forth in Section 4.6(a) of the Company Disclosure Schedule have been prepared in accordance with IFRS, consistently applied (except as set forth in the notes attached thereto) and present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the results of operations and, in the case of the audited Financial Statements, cash flows of the Company and the Subsidiaries for the periods covered thereby, except that interim summary financial statements omit footnotes and are subject to year-end adjustments and accruals (the effect of which adjustments and accruals, in each case, is not material).  The Financial Statements have been prepared from, and are consistent with, the books and records of the Company and the Subsidiaries.

(b)           The Company and the Subsidiaries maintain a system of internal accounting controls that is consistent with customary industry practices for similarly sized private companies and is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and to maintain asset accountability, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for its assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(c)           Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, the accounts receivable shown in the balance sheets in the Financial Statements (i) arose from bona fide transactions engaged in or entered into by the Company and the Subsidiaries in the ordinary course of business, (ii) except to the extent of any reserve for doubtful accounts, have been collected or, to the Knowledge of the Company, are collectible in the full amounts thereof and (iii) to the Knowledge of the Company, are not subject to any claim of offset, recoupment, setoff, or counter-claim.  The allowance for collection losses on the balance sheets in the Financial Statements, if any, was established in accordance with the Company’s and the Subsidiaries’ past practice.  The foregoing representation in this Section 4.6(c) is not a guarantee that the foregoing accounts receivable will be collected.

(d)           Except as set forth in the Financial Statements (including to the extent reserved for therein and including items disclosed in the notes thereto), neither the Company nor any of the Subsidiaries has any Liabilities required to be included on a balance sheet prepared in accordance with IFRS, consistently applied, except (i) Liabilities disclosed in Section 4.6(d) of the Company Disclosure Schedule, (ii) Liabilities incurred in the ordinary and usual course of business since the date of the Latest Balance Sheet (none of which is a Liability resulting from breach of contract, breach of warranty, Fraud, tort, infringement, Action or violation of Law), (iii) Liabilities incurred in connection with or as a result of the transactions contemplated by this Agreement and the Related Agreements that are to be paid at or prior to Closing and (iv) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Subsidiaries.

4.7          Tangible Assets.  Except as disclosed in Section 4.7 of the Company Disclosure Schedule, the Company and each of the Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, each of its material tangible assets reflected in the Financial Statements, free and clear of any Lien, except for Permitted Liens.  All of such material tangible assets are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used by the Company or any Subsidiary on the date of this Agreement.

4.8          Intellectual Property.

(a)           Section 4.8(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all of the Intellectual Property of the types contemplated by clauses (i) through (iv) of this Section 4.8(a) that is owned by, or exclusively licensed to, the Company or any Subsidiary and is registered, or subject to an application for registration, by the

Company or a Subsidiary (collectively, “Company Registered IP”), categorized as follows: (i) Patent Rights; (ii) Trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names, indicating, for each such item of Company Registered IP, as applicable, (A) the jurisdictions in which such item of Company Registered IP has been filed and, as applicable, registered, issued or granted and, in the case of domain names, the registrant and registrar, respectively, (B) the legal and record owner(s) thereof, (C) the filing, registration, issuance and grant dates and (D) the application, serial, registration, issuance and grant numbers.

(b)           Except as disclosed in Section 4.8(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries (i) is the sole owner of all right, title, and interest in and to the Owned Company Intellectual Property, and (ii) has a valid and enforceable license, sublicense or other similar Contract right to all Licensed Company Intellectual Property, in each case ((i) and (ii)), free and clear of Liens, other than Permitted Liens and, in the case of clause (ii), under the terms of the applicable license, sublicense or other Contract.  Except as disclosed in Section 4.8(b) of the Company Disclosure Schedule, all Company Registered IP in the United States and in Canada that is issued, granted or registered is enforceable and in full force and effect, has not expired, lapsed, or been abandoned, and is to the Knowledge of the Company valid, and all Company Registered IP in the United States and in Canada that is the subject of an application for issuance, grant or registration is subsisting.  Each item of issued, registered or granted Company Registered IP in the United States and in Canada was applied for, registered and filed in compliance with applicable Law in all material respects, and all filings, payments, and other actions required to be made or taken to maintain the application, prosecution or registration of such item of issued, registered or granted Company Registered IP in full force and effect have been fully and timely made by the applicable deadline.  None of the issued, registered or granted Company Registered IP in the United States or Canada (x) has been declared invalid or unenforceable, in whole or in part, by any Governmental Authority or (y) except as set forth in Section 4.8(b) of the Company Disclosure Schedule, has in the last two (2) years been or is subject to any pending or, to the Knowledge of the Company, threatened interference, inventorship dispute, reissue, reexamination, opposition, concurrent use, cancellation, invalidity, inter partes, post-grant or other similar proceeding.  All Intellectual Property sufficient to Exploit the Marketed Company Products or that claims or otherwise covers the Marketed Company Products, as currently Exploited for sale in the United States or Canada, is either (A) solely and exclusively owned by the Company or any Subsidiary or (B) licensed to the Company or any Subsidiary pursuant to an IP Contract; provided, however, nothing in the preceding clause shall be deemed to constitute a representation regarding non-infringement, which representation is set forth solely in Section 4.8(c).

(c)           Except as set forth on Section 4.8(c) of the Company Disclosure Schedule, or as would not reasonably be expected to be material to the Company or any Subsidiary: (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted in the United States and in Canada does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property in the United States or Canada.  Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened, against the Company or any Subsidiary or, to the Knowledge of the Company, against any of the Licensed Company Intellectual Property and, as of the date of this Agreement, neither the Company nor any Subsidiary has received, within the past two (2) years, any written threats or written cease and desist or other written notices or written claims or complaints, in each case, (A) alleging that the Company Products or the conduct of the Company’s or any Subsidiary’s business (including with respect to the Exploitation of any of the Company Products, and the use or practice or proposed use or practice of any of the Company Intellectual Property in connection therewith) infringe, misappropriate or violate the Intellectual Property of any Person, (B) challenging or seeking to deny or restrict the inventorship, ownership, legality, validity, enforceability, priority, scope, use, right to use, right to register or registrability of any of the Company Intellectual Property, or (C) challenging or seeking to deny or restrict the right, title or interest of, or practice or use by, the Company or any Subsidiary or, to the Knowledge of the Company, any of its or their licensors, in, to, under, or of any of the Company Intellectual Property, including their right to license, sublicense, assign, convey or transfer such any of the Company Intellectual Property.  Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, there is no Action pending or threatened by Company or any Subsidiary against any other Person and, as of the date of this Agreement, neither the Company nor any Subsidiary has, within the past two (2) years, threatened or sent any written notice, claim or complaint to or against any Person alleging that such Person is infringing, misappropriating or violating any Company Intellectual Property.  Anything to the contrary herein notwithstanding, no filing by a third party with the FDA or Health Canada of any abbreviated new drug application, or other application for marketing approval, from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, shall constitute a breach of this Section 4.8(c).

(d)           The Owned Company Intellectual Property and, to the Knowledge of the Company, the Licensed Company Intellectual Property, are not subject to any outstanding judgment, decision, order, settlement or other disposition of any dispute that impairs or restricts or would impair or restrict, in any material respect, the Company’s or any Subsidiary’s Exploitation of any Marketed Company Products.

(e)           Each of the Company and its Subsidiaries has taken commercially reasonable measures to maintain, protect, and preserve the security, confidentiality, value and ownership of all trade secrets related to the supply chain for, or the formulation of, any Company Product, all other trade secrets that are related to the Exploitation of the Company Products in the United States or Canada and all material confidential information, in each case, included in the Company Intellectual Property (“Confidential Company Information”).  Each of the Company and its Subsidiaries has obtained from each of its current and former employees and individuals providing services to the Company and the Subsidiaries as independent contractors, a written Contract which includes (i) customary confidentiality and restriction on use terms sufficient to maintain the confidential status and limit the use of such Confidential Company Information and (ii) provisions sufficient to ensure that the Company or any Subsidiary, as applicable, is the exclusive owner of all such Intellectual Property arising out of or relating to such Person’s activities with respect to the Company’s or any Subsidiary’s, as applicable, business.  The Company has made available to the Buyer prior to the date hereof true, complete and accurate copies of the Contracts referred to in the foregoing clause, or the standard form of Contract used therefor and, to the Knowledge of the Company, no Person is in violation in any material respect of any such Contract.

(f)            To the Knowledge of the Company, the software and databases included in the Company Intellectual Property, and all of its computers and other information technology infrastructure and assets used in the business (collectively, the “IT Assets”) are free from malicious code and do not contain any bugs or errors that, in each case, would be expected to materially adversely affect the operation or use of any such IT Assets.  To the Knowledge of the Company, there has not been in the past two (2) years any material (i) unauthorized intrusions or breach of the security of the IT Assets, malfunction of the IT Assets that has adversely affected the operation of the business of the Company and the Subsidiaries in any material respect or (ii) accidental or unauthorized access to, loss, or misuse of Personal Data maintained by the Company or any Subsidiary.

(g)           The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in (i) a loss, alteration, or impairment (in whole or in part) of, or Lien (other than a Permitted Lien) on, any Company Intellectual Property, (ii) a conflict with, or a loss, alteration, or impairment (in whole or in part) of any of the rights of the Company or any Subsidiary in or to any Company Intellectual Property, or the validity, enforceability, use, right to use, registration, right to register, ownership, priority, duration, scope or effectiveness of any Company Intellectual Property or (iii) the grant, assignment, or transfer to any Person of any license or other right, authorization, or interest under, to or in any of the Company Intellectual Property.

(h)           Except as set forth in (i) the IP Contracts, (ii) Contracts between or among the Company and any Subsidiaries, (iii) “click through,” “shrink wrap” or similar licenses on standard terms for commercially available software, (iv) Contracts pursuant to which such license is incidental to manufacture, supply, distribution or sales services and which do not provide for any payment that is specifically attributable to Intellectual Property, or (v) otherwise on Section 4.8(h) of the Company Disclosure Schedule, there are no royalty, milestone, license fee, remuneration or other payment obligations owing with respect to Intellectual Property, as a result of any Contract to which, as of the date of this Agreement, the Company or any Subsidiary is a party.

(i)            Except as set forth on Section 4.8(i) of the Company Disclosure Schedule, no Owned Company Intellectual Property and, to the Knowledge of the Company, no Licensed Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority or institution of higher learning.

4.9          Contracts.  Section 4.9 of the Company Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all the Contracts of the following types to which the Company or any Subsidiary is a party (such Contracts, whether or not listed on Section 4.9 of the Company Disclosure Schedule, as well as employment agreements referred to in Section 4.18(c), the “Material Contracts”):

(a)           any Contract entered into which involves the payment or receipt of an amount in excess of [***] (measured by the trailing twelve (12) month period ending on the date of the Latest Balance Sheet) and which cannot be terminated by the Company or the applicable Subsidiary within ninety (90) days without penalty or premium;

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)           any Contract (i) relating to Indebtedness of the Company or any of the Subsidiaries in an amount in excess of five hundred thousand Dollars ($500,000) or (ii) providing for any mortgage, pledge or security interest in the assets or properties of the Company or any Subsidiary;

(c)           any Contract requiring the Company or any Subsidiary, directly or indirectly to make any advance, loan, extension of credit or capital contribution or other investment in any other Person other than immaterial advances to employees or officers of any of the Company or the Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;

(d)           any Contract granting to any Person a right of first refusal or option to purchase or acquire any assets of the Company or any Subsidiary;

(e)           each capital or operating lease with respect to personal property that involves aggregate payments in excess of fifty thousand Dollars ($50,000) in any calendar year;

(f)            any shareholder, teaming, partnership, joint venture agreement, strategic alliance, collaboration, co-marketing or similar arrangement or Contract providing for the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Company or its Subsidiaries, or any merger, consolidation or similar business combination transaction, other than Contracts relating to the sale of inventory in the ordinary course of business;

(g)           any Contract required to be listed in Section 4.21 or Section 4.26(a) of the Company Disclosure Schedule;

(h)           any Contract, excluding purchase orders and standard terms and conditions entered into in the ordinary course of business consistent with past practice, involving expenditures of [***] or more in any calendar year for the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, holding, or supply to the Company or any Subsidiary of any product or the performance of any clinical trial-related services with respect to any product;

(i)            any collective bargaining agreements or similar Contracts with any union, works council or other labor organization; any Contract involving aggregate payments exceeding one hundred thousand Dollars ($100,000) per annum (measured by the trailing twelve (12) month period ending on the date of the Latest Balance Sheet) with any individual or any entity owned by such individual providing consulting or other services to the Company or a Subsidiary as an independent contractor; or any engagement letter or similar Contract with any broker, finder or investment banker;

(j)            any Contract in which the Company or any Subsidiary has (i) granted (A) “most favored nation” pricing provisions, or (B) exclusive marketing or exclusive distribution rights relating to any product or (ii) agreed to purchase a minimum quantity of goods relating to any product (other than pursuant to binding forecasts or similar provisions) or has agreed to purchase goods relating to any product exclusively from a certain party;

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(k)                                 any Contract which restricts or limits the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area during any time period or that contain any standstill or non-solicitation obligations binding on the Company or any Subsidiary;

(l)                                     any Contract involving any resolution or settlement of any Action;

(m)                             any Contract (i) providing for a license, sublicense, or similar right by or to the Company or any Subsidiary of Intellectual Property (other than (x) contracts between or among the Company and any Subsidiaries, (y) “click through,” “shrink wrap” or similar licenses on standard terms for commercially available software and (z) Contracts pursuant to which such license is incidental to manufacture, supply, distribution or sales services) or (ii) containing any covenant not to sue, concurrent use agreement, settlement agreement, co-existence agreement or other consent with respect to Intellectual Property (collectively, “IP Contracts”); and

(n)                                 any other Contract the termination of which would be expected to have a Company Material Adverse Effect.

Except as set forth in Section 4.9 of the Company Disclosure Schedule: (i) neither the Company nor any Subsidiary is currently in material breach of any Material Contract, and to the Knowledge of the Company, no Material Contract has been materially breached or canceled by the other party which has not been duly cured or reinstated; (ii) neither the Company nor any Subsidiary is in receipt of or has given any written claim of default under any such Material Contract (A) dated less than three months prior to the date of this Agreement or (B) which default otherwise remains uncured, or any written notice terminating any such Material Contract; and (iii) each Material Contract is a valid and binding obligation of the Company or applicable Subsidiary and, to the Knowledge of the Company, each Material Contract is valid, binding and enforceable against the Company or such Subsidiary, as applicable, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity).  The Company has made available to Buyer a true and complete copy of each Material Contract existing on the date hereof.

4.10                        Insurance.  Section 4.10 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all policies of fire, liability, workmen’s compensation and other forms of insurance owned by the Company or any Subsidiary (the “Insurance Policies”).  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, all of such Insurance Policies are with, to the Knowledge of the Company, financially sound insurers, are in full force and effect, all premiums due and payable thereon have been paid in full, and, as of the date hereof, no written notice of cancellation or termination has been received with respect to any such Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  Neither the Company nor any of the Subsidiaries is in material default with respect to its obligations under any of the Insurance Policies.

4.11                        Employee Benefit Plans.

(a)                                 General.  Set forth in Section 4.11(a) of the Company Disclosure Schedule is a complete listing of all of the following maintained by the Company or any of the Subsidiaries or pursuant to which the Company or any of the Subsidiaries has any liability (the following, whether or not listed on Section 4.11(a) of the Company Disclosure Schedule, the “Benefit Plans”):

(i)                                     any “employee welfare benefit plan” or “employee pension benefit plan” (as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA), other than a Multiemployer Plan; or

(ii)                                  any retirement or deferred compensation plan, incentive compensation plan, share plan, share appreciation right, unemployment compensation plan, vacation pay, severance pay, bonus arrangement, health benefit plan, profit-sharing plan, death or disability plan, any fringe benefit arrangements, or any other similar plan, program, agreement, or arrangement for or with any employee, director, consultant or agent.

(b)                                 Plan Documents and Reports.  A true and correct copy of each of the material documents embodying the Benefit Plans has been made available to Buyer.  To the extent applicable, the following documents with respect to each Benefit Plan have been made available to Buyer: (i) the most recent Form 5500, (ii) most recent summary annual report, (iii) current summary plan description, and (iv) current U.S. Internal Revenue Service determination letter or opinion letter.  The Benefit Plans which are maintained for the benefit of U.S. Employees are collectively referred to as “U.S. Benefit Plans”.  The Benefit Plans which are maintained for the benefit of Non-U.S. Employees and which are exempt from ERISA by reason of Section 4(b)(4) thereof are collectively referred to herein as “Foreign Benefit Plans”.

(c)                                  Compliance With Laws; Liabilities.  As to all U.S. Benefit Plans that are intended to be qualified under Section 401(a) of the Code, each such U.S. Benefit Plan is the subject of a favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service or a request for a favorable determination letter has been timely filed with the U.S. Internal Revenue Service.  Except as disclosed in Section 4.11(c) of the Company Disclosure Schedule, (i) all Benefit Plans comply (in form and in operation) in all material respects with the requirements of Law applicable thereto; and (ii) there are no actions, suits or claims (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened, involving any Benefit Plan.  All contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or prior to the date hereof have been made on a timely basis in accordance with applicable Law.

(d)                                 Multiemployer Plans and Benefit Plans Subject to Title IV of ERISA.  Neither the Company nor any Subsidiary has an obligation to contribute to or otherwise have any liability with respect to a Multiemployer Plan or any U.S. Benefit Plan that is subject to Title IV of ERISA.

(e)                                  Foreign Benefit Plans.  Except as set forth in Section 4.11(e) of the Company Disclosure Schedule: (i) each Foreign Benefit Plan is, and has been established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws, (ii) with respect to each Foreign Benefit Plan all required filings and reports have been made in a timely manner with all Governmental Authorities, (iii) all material obligations of the Company and the Subsidiaries under the Foreign Benefit Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied, and to the Knowledge of the Company, there are no outstanding defaults or violations thereunder by the Company or applicable Subsidiary, (iv) full payment has been made in a timely manner of all amounts which are required to be made as contributions, payments or premiums to or in respect of any Foreign Benefit Plan under any Foreign Benefit Plan, (v) no event has occurred with respect to any Foreign Benefit Plan which would result in the revocation of the registration of any registered Foreign Benefit Plan, or which would entitle any Person (without the consent of the sponsor of such Foreign Benefit Plan) to wind up or terminate any such Foreign Benefit Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such Foreign Benefit Plan, and (vi) the Foreign Benefit Plans established in Ireland and providing retirement benefits (the “Irish Pension Plans”) are defined contribution plans within the meaning of the Pensions Act 1990 (as amended) and the Company and the Subsidiaries have no obligation or liability to contribute to the Irish Pension Plans.

4.12                        Taxes.  Except as set forth in Section 4.12 of the Company Disclosure Schedule,

(a)                                 all Tax Returns in respect of Income Taxes and other material Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been timely filed, and such Tax Returns were complete and correct in all material respects and; all Income Taxes and other material Taxes of the Company and the Subsidiaries have been timely paid;

(b)                                 all material Taxes required to be withheld pursuant to applicable Laws by the Company and the Subsidiaries have been withheld and, to the extent required, have been timely paid over to the proper Taxing Authorities;

(c)                                  the unpaid Taxes of the Company and each of the Subsidiaries do not materially exceed the amount accrued for such Tax liability on the most recent balance sheet contained in the Financial Statements, as adjusted for transactions effected in the ordinary course of business of the Company or any Subsidiary, as applicable, through the Closing Date and determined in accordance with the past practice and custom of Company or relevant Subsidiary, as applicable, in filing its Tax Returns;

(d)                                 with respect to each taxable period of the Company and the Subsidiaries ending prior to the date of this Agreement, the Tax Returns filed by the Company and the Subsidiaries with respect to such period have either not been audited or have been audited and such audit has been completed without the issuance of any notice of deficiency or similar notice of additional liability, and neither the Company nor any Subsidiary is currently under audit;

(e)                                  there are no Liens for Taxes (other than Permitted Liens) with respect to any asset of the Company or the Subsidiaries, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any material Tax Returns required to be filed by or with respect to the Company or the Subsidiaries;

(f)                                   neither the Company nor any Subsidiary (i) is a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or (ii) is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code;

(g)                                  neither the Company nor any Subsidiary has any liability for Taxes of any Person (other than those of the Company or any Subsidiary) (i) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), (ii) as transferee or successor or (iii) pursuant to any Tax Sharing Agreement;

(h)                                 neither the Company nor any Subsidiary has (i) participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code (or any similar provision under U.S. state or local Law), (ii) received or applied for a Tax ruling or clearance, or (iii) entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law);

(i)                                     no written claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that either the Company or any Subsidiary is or may be subject to Tax or otherwise required to file a Tax Return by such jurisdiction;

(j)                                    the Company and each of the Subsidiaries has duly kept and properly maintained all material records for all table years still open for audit that such Person is required to keep for Tax purposes under any tax Law, and such records are available for inspection at the premises of the Company, as applicable;

(k)                                 neither the Company nor any Subsidiary will be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax Law) executed prior to the Closing, (iii) installment sale or open transaction disposition entered into prior to Closing, (iv) prepaid amount received prior to Closing, (v) election under Section 108(i) of the Code or (vi) application of Section 965 of the Code;

(l)                                     the last taxable year for the Company and each Subsidiary which began before January 1, 2018, will have ended prior to the Closing Date; and

(m)                             no entity classification election has been made on Internal Revenue Service Form 8832 with respect to the Company or any of its Subsidiaries that would result in a classification of any of the Company or any of its Subsidiaries other than in accordance with its default classification under Treasury Regulations Sections 301.7701-2 and 301.7701-3.

Notwithstanding anything to the contrary contained in this Agreement: (i) the representations and warranties set forth in Section 4.11 and this Section 4.12 constitute the sole and exclusive representations and warranties regarding Taxes, Tax Returns and other matters relating to Taxes, (ii) nothing in this Agreement (including Section 4.11 and this Section 4.12) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any tax attribute (including methods of accounting) with respect to any of the Company or its Subsidiaries and (iii) nothing in this Agreement (including Section

4.11 and this Section 4.12) shall be construed as providing a representation or warranty that could give rise to indemnification pursuant to Section 10.2 or otherwise relating or attributable to Taxes of the Company or its Subsidiaries after the Closing Date, or Taxes of the Company or its Subsidiaries described or set forth in Section 10.2.

4.13                        Litigation.  Except as set forth on Section 4.13 of the Company Disclosure Schedule, there are no, and during the past two (2) years there have been no, pending or, to the Knowledge of the Company, threatened Actions against (a) the Company or any of the Subsidiaries or (b) any Seller, director, officer, agent or employee of the Company or any Subsidiary (to the extent relating to the Company or any Subsidiary) that, in each case, if adversely determined against the Company, any Subsidiary or such other Person would, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries.

4.14                        Brokers and Finders.  Except for Bank of America Merrill Lynch (“BAML”), no broker, investment banker, financial advisor or other Person is entitled to receive from the Company or any Subsidiary any broker’s, finder’s, financial advisor’s or other similar fee or commission or any other payment of any nature in connection with the Agreement and the other transactions contemplated herein based upon arrangements made by or on behalf of any Seller, the Company or any Subsidiary.

4.15                        Compliance with Laws; Permits.

(a)                                 Except as set forth in Section 4.15(a) of the Company Disclosure Schedule and to the Knowledge of the Company, the Company and the Subsidiaries are, and during the past two (2) years have been, in compliance in all material respects with all laws (including common law), statutes, orders, rules, and regulations of Governmental Authorities, and judgments, decisions or orders entered by any Governmental Authority (collectively, “Laws”) applicable to the Company and the Subsidiaries, their businesses or their properties.

(b)                                 Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, the Company and the Subsidiaries have obtained all approvals, permits and licenses (collectively, “Permits”) of all Governmental Authorities that are necessary to permit the Company and the Subsidiaries to carry on their businesses as conducted on the date hereof in all material respects, including (i) all such Permits under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 and the regulations of the United States Food and Drug Administration promulgated under any of the foregoing or any similar Law or authorization of any other applicable Governmental Authority, (ii) all such Permits held under the Irish Medicinal Products (Control of Manufacture) Regulations 2007 or the Irish Medicinal Products (Control of Placing on the Market) Regulations 2007 and the regulations of the Irish Medicines Board, and (iii) all such Permits by any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the products marketed by the Company and the Subsidiaries.  Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, within the past two (2) years, there has been no violation, cancellation or revocation of or default under any Permit held by the Company or a Subsidiary, except for any violation, cancellation, revocation or default that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.  In the two (2) years prior to the date hereof, none of the Company or any Subsidiary has received any written notice from a Governmental Authority that such Governmental Authority intends to or is threatening to revoke, suspend, modify or limit any material Permit held by or on behalf of the Company or a Subsidiary or has done so.

(c)                                  Except as set forth in Section 4.15(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries: (i) all reports (including all adverse event/experience reports, malfunction reports, and reports of corrections and removals), documents, claims, Permits, submissions, applications, and notices required to be filed, maintained or furnished to any Governmental Authority by the Company or any Subsidiary have been filed, maintained and furnished, as applicable; (ii) all such reports, documents, claims, Permits, submissions, applications, and notices were complete and accurate, and free of fraudulent or misleading statements in all material respects; (iii) there have not been any material false statements or omissions or other material violations of any Laws in connection with any of the Company’s or the Subsidiaries’ product development or marketing efforts; and (iv) there are no administrative, civil or criminal proceedings relating to the Company or any of the Subsidiaries or, to the Knowledge of the Company, any of their respective employees, consultants or contractors.

(d)                                 All Company Products have been and are being Exploited by the Company, the Subsidiaries and their Representatives in compliance in all material respects with applicable Law.  No Marketed Company Product, and no Company Product used or to be used in any clinical trial, is or has been adulterated or misbranded, and neither the Company nor the Subsidiaries have received any written notice, communication, or complaint alleging otherwise.

(e)                                  The Company and the Subsidiaries are in compliance in all material respects with all postmarketing requirements and postmarketing commitments made to FDA for all Company Products that have been approved by the FDA for commercial sale.  Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, all material information, including final reports, for such postmarketing requirements and postmarketing commitments, has been duly submitted to FDA by or on behalf of the Company or the applicable Subsidiary by the applicable submission deadlines, and none of the Company or any Subsidiary has received any notice from FDA that any such postmarketing requirements and postmarketing commitments have not been completed as required by FDA or committed to by the Company or any Subsidiary.

(f)                                   All clinical trials conducted or sponsored by the Company or the Subsidiaries (i) have been conducted in compliance in all material respects with the required protocols, procedures and controls and applicable Law and (ii) that are required to be registered on clinicaltrials.gov under 42 U.S.C. 282 and 42 CFR Part 11 have been properly and duly registered on clinicaltrials.gov, and clinical trial results information required to be submitted for such trials has been properly and duly submitted for posting on www.clinicaltrials.gov.

(g)                                  Except as set forth in Section 4.15(g) of the Company Disclosure Schedule, none of the Company or any of the Subsidiaries, or to the Knowledge of the Company, any of their Representatives or third party contract manufacturers in relation to a Company Product, has received any written notice or communication from FDA or any other Governmental Authority (i) alleging or asserting non-compliance with any Law related to any Company Product (including any FDA Form 483, Warning Letter, Untitled Letter, Notice of Violation, or injunction); (ii)

withdrawing regulatory approval for any Company Product; (iii) placing any Company Product on “clinical hold” or requiring the termination or suspension of any pre-clinical studies or clinical trials of any Company Product; or (iv) requiring the Company or the Subsidiaries to recall any Company Product, issue any field notification or take any field action for any Company Product, or suspend the manufacture of any Company Product.  None of the Company, any Subsidiary or any officer, director, employee of the Company or any Subsidiary, or, to the Knowledge of the Company, any other Representative of the Company or any Subsidiary engaged in the Exploitation of any Company Product has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in Medicare, Medicaid, TRICARE or any similar government health care program, or otherwise under Section 306 of the FDCA or any similar applicable Law, and no Action is pending or, to the Knowledge of the Company, is threatened, relating to such debarment or conviction of the Company, any Subsidiary or any such other Person.

(h)                                 Except as set forth in Section 4.15(h) of the Company Disclosure Schedule, none of the Company or any of the Subsidiaries has received any written notice of, and to the Knowledge of the Company, neither the Company nor any of the Subsidiaries are under investigation with respect to, any material violation of, or any obligation to take material remedial action under, any applicable Law or Permits.

4.16                        Environmental Matters.  Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and the Subsidiaries are now and during the past two (2) years have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by the Company or any Subsidiary (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be remediated or removed, that is in violation of any Environmental Law; (iii) neither the Company nor any Subsidiary has received any notice, demand letter, claim or request for information alleging that the Company or any of the Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Response Actions; (iv) neither the Company nor any of the Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) the Company and each of the Subsidiaries is, and in the past two (2) years has been, in compliance with all of the environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such environmental Permits are in good standing.

4.17                        Absence of Changes.  Except as disclosed in Section 4.17 of the Company Disclosure Schedule, (a) since the date of the Latest Balance Sheet and through the date of this Agreement, (i) there has not occurred any change, event, circumstance or development which has had a Company Material Adverse Effect, (ii) the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and (iii) there has not occurred any change, event, circumstance or development that, if taken during the period from the date hereof through the Closing would constitute a breach of Section 6.2(a)-(q) (other than clauses (b), (d), (j), (k), (l), and (o) and, solely as it relates to the foregoing listed clauses, clause (q)) and (b) since June 30, 2018 and through the date of this Agreement, there has not occurred any change, event, circumstance or development that, if taken during the period from the date hereof through the Closing would constitute a breach of Section 6.2(k).

4.18                        Labor Relations and Employment; Compliance.

(a)                                 With respect to employees of the Company and the Subsidiaries in Ireland, Section 4.18(a) of the Company Disclosure Schedule sets forth a list of all agreements with labor unions or associations representing, purporting to represent or attempting to represent any employee of the Company or its Subsidiaries.  There is no pending or, to the Knowledge of the Company, threatened work stoppage or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company and the Subsidiaries in Ireland.

(b)                                 With respect to U.S. Employees, neither the Company nor the Subsidiaries is or has ever been party to a collective bargaining agreement with a labor union with respect to its employees, is currently negotiating any such collective bargaining agreement, or has ever been subject to any bargaining order, injunction or other judgment relating to its relationship or dealings with its employees, any labor organization or any other employee representative.  Neither the Company nor any of the Subsidiaries is involved in or, to the Knowledge of the Company, threatened with any unfair labor practice charge or complaint, any work stoppage or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the U.S. Employees.

(c)                                  The Company has made available to Buyer a complete and complete list, as of the date of this Agreement, of each employee of the Company or any Subsidiary, including for each such employee: name, job title, hire date, full- or part-time status, primary work location, current fringe benefits (other than benefits applicable to all employees as set forth in Section 4.11(a) of the Company Disclosure Schedule), base salary or base compensation rate, and bonuses, including incentives, or commissions, paid during 2016 and 2017, whether such individual has entered into an employment agreement, and with respect to U.S. Employees, the Fair Labor Standards Act designation and visa and greencard application status.  Except as set forth in the list referred to in the first sentence of this Section 4.18(c), the employment of each U.S. Employee is terminable at will by the Company or Subsidiary without any penalty, liability or severance obligation.  As of the date of this Agreement, no key employee has provided written notice to the Company or a Subsidiary that he or she intends to terminate his or her employment or services with the Company or its Subsidiaries.  For purposes of the previous sentence and Section 6.2, a “key employee” means any employee at or above the level of Senior Director.

(d)                                 Within the past two (2) years, there have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of the Company or a Subsidiary, nor any such claims or charges or any investigation by any Governmental Authority.  Each individual who renders services to the Company or a Subsidiary is properly classified under all applicable Laws as having the status of an employee or independent contractor or other non-employee status.  To the Knowledge of the Company, no employee or independent contractor of the Company or any Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-

competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.

4.19                        Real Property.

(a)                                 Section 4.19(a) of the Company Disclosure Schedule contains a correct and complete list and brief description of all leases pursuant to which the Company or any Subsidiary leases, subleases or otherwise occupies real property (the “Real Property Leases,” and the property subject to the Real Property Leases, the “Leased Real Property”).  Each Real Property Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).  The Company and the Subsidiaries have a good and valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens, other than Permitted Liens.  All rent and other sums payable by the Company or any Subsidiary as the tenant under each Real Property Lease are current in all material respects.  None of the Company or any Subsidiary has granted to any Person the right to use or occupy the Leased Real Property or any portion thereof (and no Person other than the Company and the Subsidiaries is so using or occupying the Leased Real Property or any portion thereof).

(b)                                 The Leased Real Property comprises all of the real property used or held for use in connection with and necessary for the conduct of the business in the ordinary course of business as currently conducted by the Company and the Subsidiaries.  To the Knowledge of the Company, all Leased Real Property is structurally sound, in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects for, and has adequate utilities and adequate means to ingress and egress to support, its current use by the Company and the Subsidiaries.  None of the Company or any Subsidiary has received any written notice of (i) any condemnation, expropriation, eminent domain or similar proceeding affecting all or any part of the Leased Real Property or (ii) any material violation of any applicable building, zoning, subdivision, health and safety and other land use Laws or restrictive covenants affecting any of the Leased Real Property which remains uncured.

(c)                                  Neither the Company nor any Subsidiary owns any real property or has any outstanding obligation to purchase any real property.

4.20                        FCPA and Anti-Corruption.

(a)                                 Neither the Company nor any Subsidiary, nor any director, manager or employee of the Company or any Subsidiary has and, to the Knowledge of the Company, none of any of its or any of its Subsidiaries’ respective agents, representatives, sales intermediaries, in connection with the business of the Company and the Subsidiaries, or any other third party acting on behalf of the Company or any Subsidiary, has taken any action in violation of the FCPA, the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable).

(b)                                 Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any Subsidiary is or has been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any Subsidiary in any way relating to applicable Bribery Legislation.

(c)                                  Neither the Company nor any Subsidiary, nor any director, manager or employee of the Company or any Subsidiary has and, to the Knowledge of the Company, no other Representative, supplier or distributor of the Company or any Subsidiary acting on their behalf has, directly or indirectly, in connection with the business of the Company and the Subsidiaries, taken any action in violation of any applicable export control Law, trade or economic sanctions Law, or antiboycott Law, in the United States or any other jurisdiction.

4.21                        Affiliate Transactions.  Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of all contracts which, but for any termination required by this Agreement or any Related Agreements, would remain in effect following the Closing, or for which all Liabilities relating thereto would not be discharged and paid in full prior to the Closing without any continuing Liability on the part of the Company or any Subsidiary between (a) any of the Company or a Subsidiary, on the one hand, and (b) any Seller, any Affiliate of any Seller (other than the Company or any Subsidiary), any director, employee or officer of any Seller or of the Company or any Subsidiary or any immediate family member of any of the foregoing or any Affiliate of any of the foregoing (other than the Company or any Subsidiary), on the other hand (collectively, the “Seller Related Persons”), other than any agreements related to a Seller Related Person’s employment with the Company or any Subsidiary.  Except as set forth on Section 4.21 of the Company Disclosure Schedule or pursuant to arrangements related to a Seller Related Person’s employment with the Company or any Subsidiary, no Seller Related Person (i) has, or during the past two (2) years, made any written claim of wrong-doing or asserted in writing any cause of action against the Company or any Subsidiary or (ii) owes or is owed any money by, the Company or any Subsidiary.

4.22                        Product Liability.  Except as set forth in Section 4.22 of the Company Disclosure Schedule, since January 1, 2016, neither the Company nor any Subsidiary has (i) manufactured or sold any product that was, at the time of such manufacture or sale, not in compliance, in all material respects, with all applicable Laws or not in conformity, in all material respects, with all specifications and warranties made or deemed made with respect to such product, (ii) initiated or been required to initiate a product recall or similar action with respect to any products manufactured or sold by the Company or any Subsidiary, (iii) notified, or, to the Knowledge of the Company, been required to notify, any Governmental Authority of any defect in any product manufactured or sold by the Company or any Subsidiary, or (iv) experienced or, to the Knowledge of the Company, been threatened with, any product liability, warranty or other similar claim against the Company or any Subsidiary alleging that any product of the Company or any Subsidiary is defective or fails to meet any product or service warranties or guaranties.

4.23                        Significant Customers and Suppliers.

(a)                                 Section 4.23(a) of the Company Disclosure Schedule sets forth a complete and correct list of the ten (10) largest customers of the Company and the Subsidiaries (measured by the dollar amount of total goods purchased from the Company and the Subsidiaries) (the “Top

Customers”) during the twelve (12) calendar months ended on the date of the Latest Balance Sheet.  Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, since the date of the Latest Balance Sheet through the date hereof, no Top Customer has canceled or terminated its relationship with the Company or any Subsidiary or has provided the Company or any Subsidiary written notice of its intention to do any of the foregoing.

(b)                                 Section 4.23(b) of the Company Disclosure Schedule sets forth a complete and correct list of the Company’s and the Subsidiaries’ five (5) largest suppliers (measured by total goods and services sold to the Company and the Subsidiaries) (the “Top Suppliers”) during the twelve (12) calendar months ended on the date of the Latest Balance Sheet.  Since the date of the Latest Balance Sheet through the date hereof, no Top Supplier of Company Products or components thereof has canceled, terminated or materially reduced its relationship with the Company or any Subsidiary or has provided the Company or any Subsidiary written notice of its intention to do any of the foregoing.

4.24                        Data Privacy.  The Company and each Subsidiary complies with such privacy and information security obligations to which it is subject under applicable Law and applicable industry self-regulatory principles applicable to the use, disclosure, retention, protection or processing of Personal Data (collectively the “Data Privacy Requirements”) except to the extent that the failure to so comply would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.  To the Knowledge of the Company, the Company has not received any written notice from any Governmental Authority that is under investigation for a violation of any of applicable Data Privacy Requirements.  The Company and each Subsidiary and, to the Knowledge of the Company, each of their third party service providers, software developers and outsourcers with access to Personal Data has implemented and maintains reasonable data privacy and security policies, processes, and controls and organizational, physical, administrative and technical measures, consistent in all material respects with applicable industry standards, to protect the operation, confidentiality, integrity and security of all Personal Data or other sensitive business data against loss, theft, or unauthorized access, acquisition, interruption, alteration, modification, disclosure or use.  None of the Company or any Subsidiary has experienced any security incident in which an unauthorized party accessed or acquired Personal Data or sensitive business data maintained by or on behalf of the Company or any Subsidiary except to the extent that incidents would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries.

4.25                        Inventory.  All inventory of Marketed Company Products (and components thereof) held by the Company or any Subsidiary, or held on behalf of the Company or any Subsidiary by any distributor, supplier or contract manufacturer of the Company or any Subsidiary, is of a quality useable and saleable in the ordinary course of business consistent with past practice.  To the Knowledge of the Company, all such inventory has been manufactured in accordance, in all material respects, with all applicable Laws relating to good manufacturing practices, and in compliance with the applicable quality specifications for the manufacture, release and final testing of the applicable Marketed Company Product and its components.  Since the date of the Latest Balance Sheet, none of the Company or any Subsidiary has engaged in any practice that could reasonably be considered “channel stuffing” or “trade loading” of any Marketed Company Product, it being understood that selling or supplying product in response to bona fide third party orders does not constitute “channel stuffing” or “trade loading” within the meaning hereof.

4.26                        Government Contracts.

(a)                                 Section 4.26(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Government Contracts and Government Subcontracts to which the Company or a Subsidiary is a party as of the date of this Agreement, other than standard terms and conditions or purchase orders submitted in accordance with standard terms and conditions or pursuant to and in accordance with other Contracts listed in Section 4.26(a)(i) of the Company Disclosure Schedule, the period of performance of which has not yet expired or terminated, for which final payment has not yet been received, or for which there is a reasonable likelihood of payment being received or financial liability arising, in either event subsequent to the date hereof.  Section 4.26(a)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of each pending Government Bid of the Company or any Subsidiary.

(b)                                 Except as set forth in Section 4.26(b) of the Company Disclosure Schedule, with respect to each Government Contract and each Government Subcontract currently in effect, the Company or the applicable Subsidiary has, at all times during the past two (2) years complied in all material respects with all material terms and conditions of such Government Contract, Government Subcontract, or Government Bid and all material statutory and regulatory requirements governing such Government Contract, Government Subcontract, or Government Bid.  None of the Company or any Subsidiary, or to the Knowledge of the Company, any employee thereof is (or at any time during the past two (2) years has been) suspended, debarred, proposed for suspension or proposed for debarment from doing business with the U.S. Government or other Governmental Authority.  The Company has at all times qualified and, as of the date of this Agreement, continues to qualify as a small business within the meaning of federal or state laws applicable to its Government Contracts, Government Subcontracts, or Government Bids for which the Company has claimed or received small business status.  The Company and the Subsidiaries are, and during the past two (2) years have been, in compliance with any price reduction requirements applicable to its Government Contracts or Government Subcontracts, including the Veterans Health Care Act and the General Services Administration Acquisition Regulation System 552.238-75.  For purposes of this Agreement, (i) “Government Bid” shall mean any quotation, bid, proposal, or application which, if accepted or awarded, would lead to a Government Contract, (ii) “Government Contract” shall mean any prime contract, multiple award schedule contract, basic ordering agreement, blanket purchase agreement, letter contract, grant, cooperative agreement, or other binding commitment between the Company or any Subsidiary and any Governmental Authority with respect to goods, services, or research provided by the Company, and (iii) “Government Subcontract” shall mean any subcontract, basic ordering agreement, letter subcontract, grant, or other binding commitment of any kind with respect to goods, services, or research provided by the Company or any Subsidiary to any prime contractor to any Governmental Authority or any subcontractor with respect to a prime contract, multiple award schedule contract, basic ordering agreement, letter contract, purchase order, delivery order, cooperative research and development agreement, cooperative agreement, grant, or other binding commitment of any kind between such prime contractor or subcontractor and any Governmental Authority.

4.27                        No Additional Representations or Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III AND THIS ARTICLE IV, IN THE RELATED AGREEMENTS AND IN ANY CERTIFICATE DELIVERED HEREUNDER OR THEREUNDER, NONE OF THE SELLERS, THE COMPANY NOR THE SUBSIDIARIES OR ANY OF THEIR

AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY WHATSOEVER TO BUYER OR ITS AFFILIATES WITH REGARD TO THIS AGREEMENT, THE RELATED AGREEMENTS, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AND, EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT, NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER OR ITS AFFILIATES WITH REGARD TO THIS AGREEMENT, THE RELATED AGREEMENTS, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.  FOR THE PURPOSES HEREIN, ANY INFORMATION PROVIDED TO, OR MADE AVAILABLE TO, BUYER BY OR ON BEHALF OF ANY OF SELLERS, THE COMPANY OR THE SUBSIDIARIES SHALL INCLUDE ANY AND ALL INFORMATION THAT MAY BE CONTAINED OR POSTED IN ANY ELECTRONIC DATA ROOM ESTABLISHED BY SELLERS OR THE SELLERS’ REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to Sellers, as of the date of this Agreement and as of the Closing Date, that:

5.1                               Organization.  Buyer is duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation or organization.  Buyer has all requisite corporate power and authority to own and operate its respective assets and properties as they are now being owned and operated.

5.2                               Due Authorization.  Buyer has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and its Related Agreements have been duly and validly authorized by the board of directors of Buyer and no other corporate actions or proceedings on the part of Buyer are necessary to authorize this Agreement and Buyer’s Related Agreements and the transactions contemplated hereby and thereby.  Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes, and Buyer’s Related Agreements, upon execution and delivery by Buyer will constitute, legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

5.3                               No Violation; Consents and Approvals.

(a)                                 The execution and delivery by Buyer of this Agreement and its Related Agreements do not, and, subject to obtaining the consents, approvals and authorizations, and making the filings, described in Section 5.3(b) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any contract to which Buyer is a party, (ii) conflict with or result in any violation of any provision of the Organizational Documents of Buyer or (iii) violate any Law applicable to Buyer, other than, in the case of clauses (i) and (ii), any such violation, conflict, default, termination, cancellation, acceleration, right or loss that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on, or interfere in any material respect with, Buyer’s performance under this Agreement, the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

(b)                                 Other than as may be required pursuant to or in connection with the HSR Act, no consent, authorization or approval of, or filing with, any Governmental Authority is necessary, under applicable Law, for the consummation by Buyer of the transactions contemplated by this Agreement, except for such consents, authorizations or approvals of, or filings that, if not obtained or made, would not reasonably be expected to interfere in any material respect with Buyer’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

5.4                               Litigation.  As of the date of this Agreement, there are no pending or, to the knowledge of Buyer, threatened Actions against Buyer or any of its Affiliates that, individually or in the aggregate, would have a material adverse effect on the ability of Buyer to enter into and perform its obligations under this Agreement.

5.5                               Brokers and Finders.  Except for Morgan Stanley, no broker, investment banker, financial advisor or other Person is entitled to receive from Buyer or any Affiliate of Buyer any broker’s, finder’s, financial advisor’s or other similar fee or commission or any other payment of any nature in connection with the Agreement and the other transactions contemplated herein based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

5.6                               Available Funds; Solvency.

(a)                                 Buyer has delivered to the Company complete and correct copies of (i) the executed commitment letter (the “Debt Commitment Letter”), dated as of the date hereof among Buyer, Wells Fargo Bank, National Association (the “Lender”) and Wells Fargo Securities, LLC, pursuant to which the Lender has committed, subject to the terms and conditions thereof, to lend to Buyer the amounts set forth therein (the “Debt Financing”) and (ii) any fee letter in connection with the Debt Commitment Letter or the Debt Financing (any such fee letter, a “Fee Letter”), with the fee amounts, pricing caps, “market flex” provisions and the economic terms of the “flex” provisions contained therein redacted and other customary redactions that do not materially adversely affect the conditionality of the Debt Financing.  The amounts expected to be provided pursuant to the Debt Commitment Letter (assuming the satisfaction of the conditions set forth in Article VII), the amounts expected to be available under Buyer’s committed revolving credit facility under that certain Credit Agreement, dated as of September 29, 2017, among Buyer, the lenders party thereto from time to time and the Lender, as the administrative agent (as amended, replaced, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), subject to the terms and conditions thereof, and cash on hand, will be sufficient for Buyer when required, to (A) pay the amounts described in Section 2.2 in cash, including the Estimated Initial Purchase Price, (B) pay any and all fees and expenses required to be paid by Buyer at Closing in connection with the transactions contemplated by this Agreement and the Debt Financing and (C) satisfy all other payments required to be made by Buyer hereunder at the Closing (collectively, the “Financing Uses”).

(b)                                 As of the date of this Agreement, other than that certain engagement letter, dated as of the date hereof between Buyer and Wells Fargo Securities, LLC, a redacted copy of which has been provided to the Company, are no side letters or other Contracts or arrangements to which Buyer or any of its Affiliates is a party related to the Debt Financing other than as expressly set forth in the Debt Commitment Letter and the Fee Letter.  As of the date of this Agreement, neither the Debt Commitment Letter nor the Fee Letter has been amended or modified, no such amendment or modification is currently contemplated that would affect the availability of the Debt Financing, including the addition of any conditions to the initial funding thereunder, except as set forth in the Debt Commitment Letter or the Fee Letter, and the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect.

(c)                                  As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Buyer and its applicable Affiliates, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in, or contemplated by, the Debt Commitment Letter and the Fee Letter.  As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article VII, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under the Debt Commitment Letter or any related Fee Letter.  Buyer has fully paid, or caused to be fully paid, any and all commitment fees or other fees which are due and payable on or prior to the date of this Agreement pursuant to the terms of the Debt Commitment Letter and any related Fee Letter.

(d)                                 Assuming that the Company and the Subsidiaries are Solvent immediately prior to the Closing, the satisfaction of the conditions precedent specified in Article VII and the accuracy of the representations and warranties set forth in Article III and Article IV, as of the Closing, and immediately after giving effect to all of the transactions contemplated by this Agreement, the Company and the Subsidiaries (taken as a whole) will be Solvent.  For the purposes of this Agreement, the term “Solvent” shall mean, as of any date of determination, that (i) the amount of the “present fair saleable value” of the assets of the Company and the Subsidiaries (taken as a whole) will, as of such date, exceed the amount of all recorded liabilities of the Company and the Subsidiaries (taken as a whole), as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (ii) the Company and the Subsidiaries (taken as a whole) will not have, as of such date, an unreasonably small amount of capital with which to conduct their businesses and (iii) the Company and the Subsidiaries (taken as a whole) will be able to pay its debts as they mature.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or the Subsidiaries.

5.7                               Buyer’s Examination.  Buyer and its Representatives have received or been given access to all of the information described or referred to in this Agreement and other information requested by them.  Buyer and its Representatives have been afforded the opportunity to meet with, ask questions of and receive answers from the management of the Company in connection with the determination by Buyer to enter into this Agreement and the Related Agreements and consummate the transactions contemplated hereby and thereby.

5.8                               Investment Intent; Restricted Securities.  Buyer is purchasing the Purchased Shares solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Purchased Shares or dividing its participation herein with others.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Shares.  Buyer understands and acknowledges that (i) none of the Purchased Shares have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, (ii) none of the Purchased Shares are traded or tradable on any securities exchange or over-the-counter, and (iii) the Purchased Shares may not be sold, transferred, offered for sale, or otherwise disposed of unless such transfer, sale or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.  Buyer will not transfer or otherwise dispose of any of the Purchased Shares acquired hereunder or any interest therein in violation of the Securities Act or any applicable state securities Laws.

5.9                               Buyer SEC Reports; Financial Statements.

(a)                                 Buyer has filed or furnished, as applicable, on a timely basis all Buyer SEC Reports.  Each Buyer SEC Report, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  Each of the audited consolidated balance sheets, statements of income and statements of cash flows of Buyer and its consolidated subsidiaries included in or incorporated by reference into the Buyer SEC Reports (including any related notes and schedules) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, and (ii) present fairly, in all material respects, Buyer’s and its consolidated subsidiaries’ financial position as of the specified dates and Buyer’s and its consolidated subsidiaries’ results of operations and cash flows for the specified periods.

(b)                                 Buyer and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate actions taken with respect to any differences.

5.10                        Absence of Certain Changes or Events.  Except as disclosed in the Buyer SEC Reports, from December 31, 2017 through the date of this Agreement, there has not occurred any change, event, circumstance or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of Buyer and its consolidated subsidiaries, taken as a whole.

5.11                        Investigation; Limitation on Warranties.

(a)                                 Buyer acknowledges and agrees that neither Sellers, the Company nor any of the Subsidiaries, nor any other Person acting on behalf of Sellers or any of their respective shareholders, directors, officers, agents, Affiliates or Representatives has made any, and none of them is making, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Sellers, the Company or any of the Subsidiaries or their respective businesses or assets, except as expressly set forth in the representations and warranties in Article III and Article IV of this Agreement, in the Related Agreements and in any certificate delivered hereunder or thereunder, and subject to the Company Disclosure Schedule.  Buyer further agrees that, (i) except in the case of Fraud, none of the Sellers, the Company, the Subsidiaries, or any of their respective shareholders, directors, officers, agents, Representatives or Affiliates will be subject to any liability to Buyer or any other Person resulting from the distribution or use by Buyer or any of its Affiliates or any of their agents, consultants, accountants, counsel or other representatives of any such information and any legal opinions, memoranda, summaries or any other information, document or material made available to Buyer or any of its shareholders, directors, officers, agents, representatives or Affiliates in certain “data rooms,” sales memoranda, management presentations or otherwise provided in expectation of the transactions contemplated by this Agreement and (ii) without limiting the express representations and warranties contained in Article III and Article IV of this Agreement, in the Related Agreements or any certificate delivered hereunder or thereunder, neither the Sellers, the Company nor any of the Subsidiaries, nor any other Person acting on behalf of Sellers or any of their respective shareholders, directors, officers, agents, Affiliates or Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of any such information, and Buyer has not relied and will not rely upon the accuracy or completeness of any such information or any other express or implied representation, warranty or statement of any nature made or provided by or on behalf of the Sellers, the Company or the Subsidiaries.  Buyer hereby waives any right that any of Buyer or any of its shareholders, directors, officers, agents, Representatives or Affiliates may have against the Sellers, the Company, the Subsidiaries, or any of their respective shareholders, directors, officers, agents, Affiliates or Representatives with respect to any inaccuracy relating to any such information or any omission by the Company, the Subsidiaries, or any of their respective shareholders, directors, officers, agents, Affiliates or Representatives of any potentially material information, and Buyer agrees and acknowledges that neither the Sellers nor any of their shareholders, directors, officers, agents, Representatives or Affiliates will have any liability to Buyer, any of its shareholders, directors, officers, agents, representatives or Affiliates or any other Person resulting from the use of any such information by Buyer or any of its shareholders, directors, officers, agents, representatives or Affiliates, in each case, other than as expressly set forth in this Agreement, including the representations and warranties in Article III and Article IV, in the Related Agreements and in any certificate delivered hereunder or thereunder and subject to the Company Disclosure Schedule, except in the case of Fraud.

(b)                                 Buyer acknowledges and agrees that it is consummating the transactions contemplated by this Agreement without any representation or warranty, express or implied, by any Person, except as expressly set forth in the representations and warranties in Article III and Article IV, in the Related Agreements and in any certificate delivered hereunder or thereunder.

(c)                                  Buyer acknowledges that it is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  Buyer is knowledgeable about the industries in which the Company and the Subsidiaries operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

(d)                                 In connection with Buyer’s investigation of the Company and the Subsidiaries, Buyer has received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of the Company and the Subsidiaries and certain business plan information of the Company and the Subsidiaries.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against any Seller or any other Person with respect thereto.  Accordingly, Sellers make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

ARTICLE VI

COVENANTS

6.1                               Access to Information and Facilities; Confidentiality.

(a)                                 From the date of this Agreement to the earlier of the Closing Date and the date this Agreement is terminated, subject to the Confidentiality Agreement, the Company shall give Buyer and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, facilities, books and records of the Company and the Subsidiaries, and shall make the officers and employees of the Company and the Subsidiaries available to Buyer and its Representatives as Buyer and its Representatives shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or any of the Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses or violate any applicable Law or regulation; provided, that all requests for access shall be directed to [***] in writing (the “Designated Contacts”); provided, however, that nothing herein

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shall require Sellers, the Company or the Subsidiaries to provide access or to disclose any information to Buyer if such access or disclosure (i) would be in violation of applicable Law (including the HSR Act and other anti-competition laws) or (ii) would, in the Company’s good faith and reasonable determination after consultation with counsel, destroy or compromise attorney-client privilege or any similar privilege that may be applicable thereto.  Other than the Designated Contacts or as expressly provided herein, Buyer is not authorized to and shall not (and shall cause its employees, agents, Representatives and Affiliates to not) contact any franchisee, customer, supplier, distributor, lender or other material business relation of Sellers, the Company or the Subsidiaries to discuss the transactions contemplated hereby prior to the Closing without the prior written consent of a Designated Contact.

(b)                                 The obligations under the Confidentiality Agreement shall not terminate upon entry into this Agreement and, furthermore, Buyer and its Representatives shall treat and hold strictly confidential any Information (as defined in the Confidentiality Agreement) provided or obtained pursuant to this Section 6.1 in accordance with the terms of the Confidentiality Agreement.

6.2                               Conduct of Business of the Company.  From the date of this Agreement through the earlier of the Closing and the date of termination of this Agreement in accordance with its terms, the Company shall and shall cause the Subsidiaries to, except as expressly required pursuant to the terms of this Agreement, as set forth in Section 6.2 of the Company Disclosure Schedule, or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) operate the business of the Company and the Subsidiaries in the ordinary course and in all material respects consistent with past practice (except to the extent otherwise required to comply with Section 6.2(a)-(q)), (ii) pay all Taxes when due and timely file all Tax Returns required to be filed by the Company and any Subsidiary with due date on or prior to the Closing Date, (iii) provide prompt notice to Buyer if a key employee provides written notice to the Company or a Subsidiary that he or she intends to terminate his or her employment or services with the Company or its Subsidiaries and (iv) use its commercially reasonable efforts to (A) maintain existing relationships with suppliers, licensors, customers, employees, distributors or other Persons having material business relationships with the Company or any of the Subsidiaries, (B) keep its physical assets and properties in good working condition (ordinary physical wear and tear excepted) and (C) preserve, renew, extend, protect (as applicable) the confidential nature of and legal protections applicable to and keep in full force and effect all material Company Intellectual Property in the United States and Canada and all Company Registered IP worldwide.  Without limiting the generality of the foregoing, except as expressly required pursuant to the terms of this Agreement (excluding the preceding sentence), or as set forth in Section 6.2 of the Company Disclosure Schedule, or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not and shall cause the Subsidiaries not to:

(a)                                 Except for the issuance of ordinary shares upon the exercise of Company Options, or the cancellation of Company Options as contemplated in this Agreement, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, dividend, grant, sale, pledge, disposition or encumbrance of, share capital, voting securities or other equity interests or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such share capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, share appreciation rights or share based performance units;

(b)                                 except in the ordinary course of business, enter into, materially and adversely modify or terminate, waive any material right under, release or assign any rights or claims under, or fail to take a required action under, any Material Contract (provided, that the foregoing shall not prohibit allowing any such contract to lapse at the end of the current term thereof);

(c)                                  sell, assign, transfer, convey, lease or otherwise dispose of, or encumber or subject to any Lien (other than a Permitted Lien), any material rights, assets or properties of the Company and the Subsidiaries (other than the disposition of obsolete or worn-out assets and other than the sale of inventory in the ordinary course of business), outside the ordinary course of business consistent with past practice;

(d)                                 (i) except as otherwise required by Law or existing Benefit Plans or other contract, with respect to any employee of the Company or the Subsidiaries, (A) grant or increase any severance or termination pay (or amend any existing severance or termination arrangement), (B) enter into any employment, consulting, termination, retirement, deferred compensation or other similar agreement (or amend such existing agreement), (C) increase compensation, bonus or other benefits, other than in the ordinary course of business and consistent with past practice, (D) amend, modify or terminate any Benefit Plan, (E) adopt, enter into or establish any plan that would be a Benefit Plan had it been in existence on the date hereof; (ii) hire or engage the services of any individual as an employee or independent contractor of the Company or the Subsidiaries, including the hiring of existing officers, other than to fill vacant positions in the ordinary course of business for which the employee or independent contractor will receive compensation not exceeding the equivalent of one hundred thousand Dollars ($100,000) annually; or (iii) terminate the services of any employee or independent contractor receiving compensation in excess of the equivalent of one hundred thousand Dollars ($100,000) annually, unless such termination is for cause;

(e)                                  acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets or securities of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(f)                                   make any loans or advances to any Person, except for advances to employees or officers of any of the Company or the Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice;

(g)                                  except as required by IFRS or by applicable Law, change any of the accounting principles or practices used by the Company or any of the Subsidiaries;

(h)                                 except as otherwise required by Law, make, revoke or change any Tax election, adopt or change any accounting method in respect of Taxes, file any federal, state or foreign Tax Return (other than Tax Returns due on or prior to the Closing Date), file any amendment to a federal, state or foreign Tax Return, enter into any Tax Sharing Agreement or closing agreement, settle or compromise any Tax Contest, or consent to any extension or waiver of the limitation period applicable to any Tax Contest;

(i)                                     adopt a plan of complete or partial liquidation, dissolution or recapitalization;

(j)                                    (i) adopt any amendments to the Organizational Documents of any of the Company or the Subsidiaries, except as otherwise required by Law or (ii) or create any subsidiary;

(k)                                 (i) grant, extend, amend, abandon, waive or modify any rights in or to the Company Intellectual Property in the United States or Canada, or other Company Registered IP that has been granted or issued outside the United States and Canada or (ii) fail to diligently prosecute the Company Registered IP;

(l)                                     [***];

(m)                             except as required by applicable Law, commence any clinical trials, investigations, studies or tests not already in process as of the date hereof, or expand the scope of any such clinical trials, investigations, studies or tests that are in process as of the date hereof;

(n)                                 (i) except as required by applicable Law, materially change or materially modify the development, manufacture or commercialization practices and procedures with respect to any of the Company Products, (ii) conduct sales of any Company Product materially outside of the ordinary course of business or in response to market demand, (iii) ship or sell any Company Product in quantities that are not materially consistent with the Company’s and the Subsidiaries’ ordinary shipment and sales practices with respect to such product or in response to market demand or (iv) engage in any practice that could reasonably be considered “channel stuffing” or “trade loading” of any Marketed Company Product, it being understood that selling or supplying product in response to bona fide third party orders does not constitute “channel stuffing” or “trade loading” within the meaning hereof;

(o)                                 (i) pay, discharge, settle or satisfy any Liabilities, other than the payment, discharge or satisfaction of Liabilities in the ordinary course of business consistent with past practice, or (ii) incur or authorize any capital expenditures, except for capital expenditures which do not exceed two hundred fifty thousand Dollars ($250,000) in the aggregate;

(p)                                 compromise or settle any Action (i) resulting in an obligation of the Company or any Subsidiary to pay more than five hundred thousand Dollars ($500,000) or (ii) resulting in any non-cash obligation of the Company or any Subsidiary (including the grant by the Company or any Subsidiary of any rights to any Company Intellectual Property); or

(q)                                 enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.2.

6.3                               Exclusivity.  From the date of this Agreement until the earlier of the Closing Date and the date of termination of this Agreement in accordance with its terms, none of Sellers, the Company or the Subsidiaries shall, and each shall cause their Affiliates and Representatives not to, directly or indirectly, through any officer, director, employee, agent, partner, affiliate or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating, with respect to the Company or any of the Subsidiaries, to any (a) merger or consolidation, (b) acquisition, purchase, sale, disposition or license of all or any material portion

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of the assets (other than inventory sold in the ordinary course of business) of, or any equity interests in, the Company or any of the Subsidiaries, or (c) similar transaction or business combination (a “Competing Transaction”), nor participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other person or entity (other than Buyer and its Affiliates and Representatives) any information with respect to, or otherwise cooperate in any way with or facilitate any effort or attempt by any person or entity to effect a Competing Transaction.  Sellers shall, and shall cause the Company, the Subsidiaries and shall instruct their respective Representatives and Affiliates to, immediately cease any existing activities, discussions and negotiations with any Persons (other than Buyer and its Affiliates and Representatives) with respect to any of the foregoing.  If any of any Seller, Company, any Subsidiary or any of their respective Affiliates or Representatives receives any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, a Competing Transaction (each, a “Transaction Proposal”), the Company shall promptly (and in any event within 24 hours) advise Buyer of such Transaction Proposal, the identity of the Person making such Transaction Proposal and the material terms and conditions of any such Transaction Proposal (including any changes thereto) and provide Buyer a copy of any written materials received from such Person making the Transaction Proposal all correspondence and other written material sent by or provided to such Seller, the Company, the Subsidiaries (or their respective Affiliates or Representatives) in connection with any such Transaction Proposal.  Any violation of the restrictions set forth in this Section 6.3 by any Affiliate or Representative of the Company or a Seller shall be a breach of this Section 6.3 by the Company or applicable Seller respectively.

6.4                               Efforts.  Subject to the terms and conditions hereof, each party hereto shall use commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable.  The use of “commercially reasonable efforts” of Sellers or the Company shall not require Sellers, the Company or the Subsidiaries, their Affiliates or Representatives to expend any money to (a) remedy any breach of any representation or warranty hereunder, (b) obtain any consent required for consummation of the transactions contemplated hereby or (c) provide financing to Buyer for consummation of the transactions contemplated hereby.

6.5                               Competition Clearance.

(a)                                 Without limiting Section 6.4, each of Buyer and the Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within [***] of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)                                 Each of the Company, on the one hand, and Buyer, on the other hand, shall, in connection with the efforts referenced in Section 6.5(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act and related regulations or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects

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with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.  As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Competition Laws and all other federal, state and local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c)                                  [***]. Buyer shall diligently assist and cooperate with Sellers in preparing and filing any and all written communications that are to be submitted to any Governmental Authorities in connection with the transactions contemplated hereby and in obtaining any approvals and authorizations which may be required to be obtained for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, which assistance and cooperation shall include:  (A) timely furnishing to Sellers’s Representative all information concerning Buyer or its Affiliates that counsel to Sellers reasonably determines is required to be included in such documents or would be helpful in obtaining such approval or authorization; (B) promptly providing the Sellers’ Representative with copies of all written communications to or from any Governmental Authority relating to any Antitrust Law; provided, that such copies may be redacted as necessary to address legal privilege or confidentiality concerns or to comply with applicable Law; provided further, that portions of such copies that are competitively sensitive may be designated as “outside antitrust counsel only”; (C) keeping Sellers reasonably informed of any communication received or given in connection with any action or proceeding by Buyer, in each case regarding the transactions contemplated by this Agreement; and (D) permitting Sellers to review and incorporate the Sellers’ Representative’s reasonable comments in any communication given by Buyer to any Governmental Authority or in connection with any proceeding related to the HSR Act or any Antitrust Law, in each case regarding the transactions contemplated by this Agreement.  Neither Buyer, on one hand, nor Sellers, on the other hand, shall initiate or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the transactions contemplated by this Agreement, including any filings under the HSR Act or any Antitrust Law, without providing the other party with reasonable prior notice of such meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or discussion.  Buyer shall be responsible for all filing fees under the HSR Act and Foreign Competition Laws.  [***]

6.6                               Preservation of Records; Post-Closing Access.

(a)                                 For a period of seven (7) years after the Closing Date, the Company and the Subsidiaries shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Company and the Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Company and the Subsidiaries prior to the Closing Date.  Prior to disposing of any such records after such seven (7) year period, the Company and the Subsidiaries shall afford the Sellers’s Representative the opportunity to take possession of or obtain copies of any such records.

(b)                                 For a period of seven (7) years after the Closing Date, Buyer, the Company and the Subsidiaries shall, after the Closing Date, afford the Sellers’ Representative or his Representative reasonable access, upon reasonable request and notice, during normal business hours to the books, records, officers and employees of the Company and the Subsidiaries to the extent reasonably necessary to prepare Tax Returns or financial statements, comply with tax audits or applicable regulatory reporting obligations, to exercise or enforce Sellers’ rights under, or defend against any claim or allegation made against any of them pursuant to or in relation to the transactions contemplated by, this Agreement or any Related Agreement, or to defend against any Third Party Claim in accordance with Article X or any other claim by any third party, in each case to the extent that such access and disclosure would not obligate Buyer, the Company or any of the Subsidiaries to take any actions that would unreasonably disrupt the normal course of their businesses; provided, however, that nothing herein shall require Buyer, the Company or the Subsidiaries to provide access or to disclose any information to Sellers’ Representative if such access or disclosure (i) would be in violation of applicable Law or (ii) would, in the Buyer’s good faith and reasonable determination after consultation with counsel, destroy or compromise attorney-client privilege or any similar privilege that may be applicable thereto.

6.7                               Employees and Benefits.

(a)

(i)                                     For a period of no less than  [***] following the Closing Date, Buyer shall continue the employment of each individual who is a permanent employee of the Company or any of the Subsidiaries as of the Closing Date (the “Company Employees”), except that a Company Employee’s employment may be terminated as a result of (A) the voluntary resignation of such Company Employee or (B) the involuntary termination of such Company Employee for misconduct or gross negligence in the performance of his or her duties.  For the avoidance of doubt, in the case of an involuntary termination other than a termination described in the immediately foregoing clause (B), [***].

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)                                  For a period of no less than [***] following the Closing Date (or, if shorter, during the period of employment), Buyer shall provide each Company Employee with [***].

(iii)                               Prior to the Closing Date, Buyer may, at its sole discretion, establish [***].

(b)                                 This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, express or implied, shall confer upon any employee or former employee (including any beneficiary or dependent of such employee or former employee), or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.7.  No provision of this Agreement shall (i) be construed to establish, amend or modify any Benefit Plan or any employee benefit plan, program or arrangement; (ii) alter or limit the ability of the Company, Buyer, or any of their respective Affiliates to amend, modify or terminate any Benefit Plan at any time assumed, established, sponsored or maintained by any of them (except as provided in Section 6.7(e)); or (iii) prohibit or prevent the Company, Buyer, or any of their respective Affiliates from terminating the employment of any employee (including any Company Employee) following the Closing date.  This Section 6.7 shall not create any right in any employee (including any Company Employee) or any other Person to any continued employment with the Company, Buyer or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any employee and the Company.

(c)                                  Each Company Employee and former employee of a Subsidiary shall be credited with his or her years of service with the Company and the Subsidiaries before the Closing Date under any employee benefit plan of Buyer or any of its Affiliates providing benefits similar to those provided under a Benefit Plan (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under such Benefit Plan for all purposes, including eligibility to participate, level of severance and paid time off benefits, and vesting, except to the extent such credit would result in the duplication of benefits for the same period of service.  With respect to the calendar year in which Buyer or any of its Affiliates ceases to maintain any particular Benefit Plan (or to the extent an employee ceases to participate in a Benefit Plan in connection with or following the Closing Date), Buyer shall give each employee credit for amounts paid under such Benefit Plan for the applicable plan year for purposes of applying deductibles, co-payments and out-of-pocket maximums (including any lifetime maximums) as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Buyer or its Affiliate, as applicable.

(d)                                 Buyer shall waive or cause to be waived for each Company Employee and his or her dependents any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would

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prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Company Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Company Employee under the terms of the welfare plans of the Company and the Subsidiaries on the date of this Agreement.

(e)                                  In any termination or layoff of any Company Employee by Buyer or any of its Subsidiaries on or after the Closing, Buyer will comply, and shall cause its applicable Subsidiary to comply, fully with all applicable foreign, Federal, state and local laws, including those prohibiting discrimination and requiring notice to employees.

(f)                                   If requested by Buyer in a writing delivered to the Company following the date hereof and not less than ten (10) Business Days prior to the Closing Date, the Company or the applicable Subsidiary shall take all necessary action (including the adoption of resolutions and plan amendments and the delivery of required notices) to terminate, effective the day immediately prior to the Closing Date, any Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Code Section 401(k).  The Company or the applicable Subsidiary shall provide Buyer with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such plan or plans in advance and provide Buyer with the final documentation evidencing the termination.

6.8                               Public Announcements.  The initial press release to be issued with respect to the transactions contemplated hereby shall be in a form and at a time agreed to by Buyer and Sellers’ Representative.  Thereafter, Buyer and the Sellers’ Representative shall consult each other as to the terms of, the timing of and the manner of publication of any formal public announcement which any party may make primarily regarding this Agreement or the transactions contemplated hereby.  None of, the Sellers’ Representative, any Seller or Buyer shall, and they shall cause their respective Affiliates not to, and shall use commercially reasonable efforts to cause their Representatives not to, make, issue, release, file, publish, or disseminate any public release, filing, notification, announcement or other communication concerning or describing this Agreement or the transactions contemplated hereby or the financial or other effects of such transactions without the prior consent of the other party, except as such release or announcement may be required by applicable Law, the Securities Act, the Exchange Act, the SEC, securities exchange rules or regulation or any Governmental Authority, and in the event such disclosure is required, a party may include such information as it customarily discloses with respect to similar transactions; provided that if a release or announcement may be required by applicable Law, the Securities Act, the Exchange Act, the SEC, securities exchange rules or regulation or any Governmental Authority, each party shall (to the extent practicable and legally permissible) allow the other party reasonable time to review and comment on all public releases, filings, notifications, announcements or other communications concerning this Agreement and the transactions contemplated hereby in advance of their issuance, release, filing, dissemination or publication and shall consider the other party’s comments in good faith.  At any time following the issuance of the initial press release, any party hereto, and its Representatives, shall be permitted to make any public announcements regarding this Agreement and the transactions contemplated hereby without the prior written consent of any other parties, to the extent such announcements are consistent with such press release or other prior disclosures approved in accordance with this Section 6.8.

6.9                               Indemnification of Directors and Officers.

(a)                                 For [***] from and after the Closing Date, Buyer agrees to cause each of the Company and the Subsidiaries to jointly and severally indemnify and hold harmless all of their past and present officers and directors to the same extent such persons are indemnified by the Company or the Subsidiaries as of the date hereof pursuant to the Organizational Documents of the Company or the Subsidiaries or any agreement between the Company or the Subsidiaries and such officer or director, for acts or omissions occurring at or prior to the Closing Date, and Buyer shall not permit the Company or the Subsidiaries to amend, repeal or modify any provision in the Company’s or the Subsidiaries’ Organizational Documents, or any agreement with such officer or director relating to the exculpation or indemnification of former officers and directors as in effect immediately prior to the Closing Date.

(b)                                 In addition to the other rights provided for in this Section 6.9 and not in limitation thereof (and without in any way limiting or modifying the obligations of any insurance carrier contemplated by this Section 6.9), from and after the Closing Date, Buyer shall cause the Company and the Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent currently permitted by the Company’s and the Subsidiaries’ Organizational Documents, (i) indemnify and hold harmless (and release from any liability to the Company or the Subsidiaries), the individuals who, on or prior to the Closing Date, were officers, directors, or employees or agents of the Company or the Subsidiaries or served on behalf of the Company or the Subsidiaries as an officer, director or employee or agent of any of the Company’s current or former subsidiaries or Affiliates (collectively, “Covered Affiliates”) or any of their predecessors in all of their capacities (including as member or shareholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officers, directors or employees or agents (each a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director, officer, employee, or shareholder (controlling or otherwise) of the Company or the Subsidiaries or Covered Affiliates or any of their predecessors arising out of acts or omissions occurring on or prior to the Closing Date, except (x) for intentional acts or omissions which involve conduct constituting common law fraud or in violation of applicable Law or (y) with regard to any claims made under and in accordance with this Agreement or any Related Agreement (any such claim, action suit or proceeding, a “D&O Indemnifiable Claim”) and (ii) subject to the receipt by Buyer or a written undertaking, by or on behalf of such D&O Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such D&O Indemnitee is not entitled to be indemnified under this Section 6.9 or otherwise, advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor, except to the extent that such expenses have been paid by an insurer under the policy referred to in Section 6.9(c) below.  Any D&O Indemnifiable Claim shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied.  For the

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purposes of this Section 6.9(b), “D&O Expenses” shall include reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

(c)                                  Prior to the Closing, the Company shall obtain, at Buyer’s sole cost and expense a prepaid, irrevocable, “tail” directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s and the Subsidiaries’ directors’ and officers’ liability insurance policy on terms not less favorable than such existing insurance coverage and with a claims period of at least [***] years following the Closing; provided that the cost of such “tail” insurance policy shall not be required to exceed an amount equal to [***]% of the annual premiums currently paid by the Company and the Subsidiaries for such insurance; provided, further, that if such amount is insufficient for such coverage, the Company shall spend (at Buyer’s expense) up to (but no greater than) such amount to obtain “tail” directors’ and officers’ liability insurance policies with the greatest coverage available at such cost.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, this Section 6.9 shall survive the consummation of the Closing indefinitely.  In the event that Buyer, the Company or the Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, Buyer shall cause the successors and assigns of Buyer, the Company or the Subsidiaries, as the case may be, to expressly assume and be bound by the obligations set forth in this Section 6.9.

6.10                        Tax Matters.

(a)                                 Transfer Taxes.  All transfer, documentary, sales, use, stamp duty, registration, real property transfer or gains tax, stock transfer tax and other such Taxes, and all conveyance fees, recording charges and other fees and charges (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer.  Buyer shall file all Tax Returns with respect to Transfer Taxes and the Sellers agree to cooperate with Buyer and the Company (and its Subsidiaries) in the filing of any such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.

(b)                                 Cooperation.  Following the Closing Date, each of Buyer, the Company and its Subsidiaries, and the Sellers shall cooperate fully in preparing any Tax Returns with respect to the Company and the Subsidiaries and in preparing for any audits of, inquiries by, or disputes with any Taxing Authorities regarding, any applicable Tax Returns with respect to the Company and the Subsidiaries and payments in respect thereof, including (i) providing timely notice to the other of any pending or proposed audits or assessments with respect to Taxes for which such other party or any of its Affiliates may have a liability under this Agreement, (ii) (upon the other party’s request) furnishing the other with copies of all relevant correspondence received from any Taxing

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Authority (whether before, on, or after the Closing Date) in connection with any audit or information request with respect to any Taxes referred to in clause (i) of this Section 6.10(b) and (iii) making available to the other party during normal business hours, all books and records, Tax Returns or portions thereof (together with related paperwork and documents relating to rulings or other determinations by Taxing Authorities), proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information necessary or useful for such purposes, in each case, whether or not in existence as of the Closing Date.

(c)                                  Apportioned Obligations.  With respect to any Straddle Tax Period (including for purposes of determining the Net Tax Amount and Pre-Closing Taxes):

(i)                                     The amount of any Taxes based on or measured by income, sales, use, receipts or other similar items of the Company or the Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (for avoidance of doubt, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period by the interim closing of the books as of the Closing Date).

(ii)                                  The amount of any other Taxes of the Company or the Subsidiaries which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Tax Period.

(iii)                               For avoidance of doubt, all Transaction Tax Deductions shall be treated for purposes of this Agreement as occurring during the Pre-Closing Tax Period.

(d)                                 Tax Sharing and Tax Indemnification Agreements.  Any Tax Sharing Agreement to which the Company or any Subsidiary is party shall be terminated with respect to the Company or such Subsidiary as of the Closing Date and have no further effect thereafter.

(e)                                  Responsibility for Filing Tax Returns.

(i)                                     Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all (A) Pre-Closing Tax Periods that are filed after the Closing Date, (B) Straddle Tax Periods, and (C) taxable years beginning after the Closing Date.  In the case of Tax Returns described in clauses (A) and (B) of the preceding sentence, Buyer shall:  (1) prepare and file such Tax Returns in a manner that is consistent with the prior practice of the Company or its Subsidiaries (as the case may be), except to the extent otherwise required by applicable Law and (2) deliver or cause to be delivered drafts of each such Tax Return in respect of Taxes to the Sellers’ Representative for his review and comment at least thirty (30) days prior to the filing of such Tax Return, or, in the case of any Tax Return in respect of Taxes not exceeding fifty thousand Dollars ($50,000) in the aggregate, at least five (5) Business Days prior to the filing of such Tax

Return or such shorter time period as is reasonably necessary to ensure Buyer is not prevented from filing such Tax Return in a timely manner.

(ii)                                  In the case of the Irish Tax Return of the Company for the Straddle Tax Period, Buyer shall make the appropriate election under section 434(3A)(a) TCA 1997 of the Tax Return to elect that any cash distribution made in the Pre-Closing Tax Period is not treated as a distribution for Irish tax purposes.

(f)                                   Tax Contests.

(i)                                     If, after the Closing Date, Buyer, the Company or any Subsidiary receives any notice, letter, correspondence, claim or decree relating to any Pre-Closing Tax Period from any Taxing Authority (“Tax Notice”), Buyer shall, and shall cause the Company or the Subsidiaries to deliver such Tax Notice to the Sellers’ Representative within ten (10) days after receipt thereof.  Similarly, if the Sellers’ Representative receives a Tax Notice, the Sellers’ Representative shall deliver such Tax Notice to Buyer within ten (10) days after receipt thereof.  The failure to timely provide notice pursuant to this Section 6.10(f)(i) shall not affect the rights of any Buyer Indemnified Party to any indemnity under Section 10.2 unless the Sellers are actually and materially prejudiced by such failure to timely notify the Sellers’ Representative.

(ii)                                  Upon timely written notice to Buyer, the Sellers’ Representative shall have the right to control any Tax Contest with respect to Taxes relating to any Pre-Closing Tax Period (other than a Straddle Tax Period); provided that Sellers shall be responsible for all costs and expenses (including any deposits, bonds or prepayments of Taxes) required to be paid in order to pursue such Tax Contest.  Buyer shall have the right to participate at its own expense in the defense of any Tax Contest controlled by the Sellers’ Representative pursuant to this Section 6.10(f)(ii).  The Sellers’ Representative may not settle any Tax Contest that it controls pursuant to this Section 6.10(f)(ii) without the prior written consent of Buyer and the Company, which consent may not be unreasonably withheld, conditioned or delayed.

(iii)                               Buyer shall have the right to control any Tax Contest with respect to Taxes relating to any Straddle Tax Period at Buyer’s expense; provided the Sellers’ Representative shall have the right to participate at its own expense in the defense of any such Tax Contest to the extent such Tax Contest could result in an indemnification obligation under Section 10.2 of this Agreement.  Buyer may not settle any Tax Contest in which the Sellers’ Representative has a right to participate without the prior written consent of the Sellers’ Representative, which consent may not be unreasonably withheld, conditioned or delayed.

(g)                                  Section 338 Election.  Notwithstanding anything to the contrary in this Agreement, the Buyer, the Company, and any of their Affiliates or Subsidiaries, as applicable, shall be permitted in its sole discretion to make any election under Sections 336 or 338 of the Code with respect to the Company or any of its non-U.S. Subsidiaries.

(h)                                 Refunds.  Any Tax refunds that are received by Buyer, the Company or any of its Subsidiaries, and any amounts credited against Tax of a Post-Closing Tax Period to which Buyer, the Company or any of its Subsidiaries become entitled, in each case, that relate to Pre-Closing Tax Periods and are not the result of any carrybacks of any deduction, net operating loss, Tax credit or similar Tax benefit item from a Post-Closing Tax Period to a Pre-Closing Tax Period, shall be for the account of Sellers.  Buyer shall pay over to Sellers any such refund or the amount of any such credit (in each case net of any cost and expenses of Buyer, the Company, or the relevant Subsidiaries incurred in connection with, and relating to, obtaining or receiving such refund or credit) within fifteen (15) Business Days after such receipt by, or actual reduction in payments of a Tax liability of, the Company or the relevant Subsidiaries.  For the avoidance of doubt, the parties hereto acknowledge that to the extent any amount of estimated Taxes or other prepayments of Taxes is included in the determination of the Net Tax Amount and reduces the amount of Estimated Closing Indebtedness or Final Closing Indebtedness, such amounts shall be treated for purposes of this Section 6.10(h) as repaid to Sellers in full.

(i)                                     Amended Returns and Retroactive Elections.  Buyer shall not, and shall not cause or permit the Company or any of its Subsidiaries to (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or with respect to any Straddle Tax Period or (ii) make any Tax election (other than an election under Section 336 or 338 of the Code pursuant to Section 6.10(g)) that has retroactive effect to any such year or to any Straddle Tax Period, in each such case without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld) or as required by applicable Law.

(j)                                    The survival period of the covenants contained in this Section 6.10 shall include the statute of limitations applicable to the collection of any Taxes with respect to which Sellers are obligated to indemnify Buyer pursuant to Section 10.2(a).

6.11                        Transactions Outside the Ordinary Course of Business.  Any Taxes incurred as a result of any actions or transactions on the Closing Date, but after the Closing, taken by Buyer, or any of its Affiliates, including the Company or any of the Subsidiaries, that are not in the ordinary course of business consistent with past practice and not contemplated by this Agreement shall, to the extent permitted by applicable Laws, be treated for all purposes of this Agreement and for purposes of filing all relevant Tax Returns as occurring on the day after the Closing Date.  Sellers shall have no liability under this Agreement or otherwise for such Taxes and Buyer shall indemnify and hold Sellers harmless from such Taxes.

6.12                        Section 280G.  If required to avoid the imposition of Taxes under Section 4999 of the Code with respect to any payment or benefit in connection with the transactions contemplated by this Agreement, concurrent with such written notice, Sellers shall deliver to its shareholders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code, soliciting the consent of its shareholders to the transactions disclosed therein.  Buyer shall provide Sellers with all relevant terms of any employment contracts or other arrangements that will be entered with the “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company and the Subsidiaries on or around the Closing Date that could result in payments and other terms (including, rights to severances or signing bonuses) that need to be approved (or disclosed) to ensure the disclosure and consent under the previous sentence is valid.  If the only reason the disclosure and consent is necessary is because of the amounts disclosed by Buyer pursuant to the previous sentence, Buyer shall be responsible for all costs and expenses incurred by any shareholder of the Company, the Company or any of the Subsidiaries to provide the disclosure and solicit the consent.  To the extent information provided by Buyer is incorrect or incomplete in any respect, all Taxes of the Company and the Subsidiaries for any Taxable periods ending on or prior to the Closing Date shall be computed for purposes of this Agreement assuming that no payment made by the Company or any of the Subsidiaries is nondeductible under Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code.

6.13                        Financing.

(a)                                 Subject to the terms of this Agreement, Buyer shall use its reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable to obtain, arrange and consummate the Debt Financing as soon as reasonably practicable following the date of this Agreement and, in any event, not later than the Closing Date, on substantially the terms and conditions (including, to the extent applicable, the “flex” provisions), taken as a whole, described in the Debt Commitment Letter and the Fee Letter, including using reasonable best efforts to (i) negotiate, execute and deliver definitive agreements with respect to the Debt Financing on substantially the terms and conditions (as such terms may be modified or adjusted in accordance with the terms, and within the limits, of the flex provisions contained in any Fee Letter) or otherwise in a manner not materially adverse to the Sellers (the “Definitive Debt Financing Agreements”), (ii) satisfy in all material respects on a timely basis all conditions and covenants (including with respect to the payment of any ticking, commitment, engagement or placement fees) applicable to and within the control of Buyer in the Debt Commitment Letter, the Fee Letter and the Definitive Debt Financing Agreements and (iii) in the event of the failure to fund by the Debt Financing Sources in accordance with the Debt Commitment Letter or the Definitive Debt Financing Documents, enforce its rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements to cause the lenders under the Debt Commitment Letter and the Definitive Debt Financing Agreement to fund their commitment in accordance with their respective obligations.  In the event that Buyer seeks to enforce its rights under the Debt Commitment Letter and Definitive Debt Financing Agreement or cause the financing sources to fund the Debt Financing (any such action, a “Financing Action”), Buyer shall (x) keep the Sellers’ Representative reasonably informed of the status of such Financing Action, and (y) at the reasonable request of the Sellers’ Representative, shall make Buyer’s employees and representatives reasonably available to discuss the status of, and developments with respect to, such Financing Action.  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter and the related Fee Letter, Buyer shall so notify the Company in writing and shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the Closing Date required by Section 2.3, arrange and obtain from the same or alternative sources of debt financing, debt financing in an amount, when combined with any equity financing, amounts expected to be available under Buyer’s committed revolving credit facility under the Credit Agreement and cash on hand, that is sufficient to satisfy the Financing Uses, on terms and conditions (including any “flex” provisions) that are not materially less favorable to Buyer in the aggregate as those contained in the Debt Commitment Letter and the related Fee Letter and which shall not, without the prior written consent of the Company, include any conditions precedent or contingencies to the funding of such alternative debt financing on the Closing Date that are materially more onerous than those set forth in the Debt Commitment Letter and the related Fee Letter in effect on the date hereof.  The new debt commitment letter and fee letter entered into in connection with such alternative debt financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.”  Buyer shall provide the Company with (x) a copy of the New Debt Commitment Letter and related New Fee Letter (with the fee amounts, pricing caps and the economic terms of the “flex” provisions contained therein redacted and other customary redactions that do not materially adversely affect the conditionality of such alternative debt financing) for any such alternative debt financing for its review prior to the execution thereof and (y) fully executed copies thereof (which may be redacted as aforesaid) as promptly as practicable following the execution thereof.  In the event Buyer enters into any such New Debt Commitment Letter or New Fee Letter, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the “Debt Commitment Letter” as such term is modified pursuant to the immediately succeeding clause (ii), (ii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and (iii) any reference in this Agreement to the “Fee Letter” (and any definition incorporating the term “Fee Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Fee Letter to the extent not superseded by a New Fee Letter at the time in question and any New Fee Letter to the extent then in effect.  Buyer shall keep the Company informed upon request, on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Debt Financing.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the reasonable best efforts of Buyer be deemed or construed to require, either Buyer to (i) pay any fees or other amounts to Debt Financing Sources in excess of those contemplated by the Debt Commitment Letter and the Fee Letter or (ii) threaten, commence or pursue litigation, arbitration or other adversarial proceedings against any Debt Financing Source or affiliate thereof.

(c)                                  Buyer shall be permitted to amend or modify, or waive any provision under, or supplement or replace in whole or in part (including through co-investments or by financing from one or more additional parties), the Debt Commitment Letter; provided, that Buyer shall not affect any such amendment, modification, waiver, supplement or replacement without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed) if such amendment, modification, waiver, supplement or replacement:

(i)                                     reduces (or could have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount, other than pursuant to the terms of any “flex” provisions contained in the Fee Letter, if applicable);

(ii)                                  has the effect of expanding, amending or modifying the Marketing Period (as defined in the Debt Commitment Letter) in a manner that would reasonably be expected to delay or prevent the Closing or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing);

(iii)                               imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Debt Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in each case, in a manner that would reasonably be expected to delay or prevent or make materially less likely the Closing or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, in the case of each of (i) through (iii) of this Section 6.13(c) in any material respect; or

(iv)                              adversely impacts the ability of Buyer to enforce its rights against any other party to the Debt Commitment Letter or the ability of Buyer to consummate the transactions contemplated hereby.

Buyer shall promptly deliver to the Company copies of any such amendment, modification or replacement.

(d)                                 The Company shall, and shall cause the Subsidiaries to, and instruct the management of the Company and the Subsidiaries to, in each case, use commercially reasonable efforts to provide to Buyer, its Affiliates, their respective Representatives and the Debt Financing Sources all customary cooperation reasonably requested by Buyer, its Affiliates, their respective Representatives or the Debt Financing Sources in connection with the Debt Financing (including any permitted replacement, amended, modified or alternative financing) and any syndication thereof, including commercially reasonable efforts to (i) make senior management of the Company and the Subsidiaries available on reasonable prior notice and at reasonable times, (ii) participate by phone or otherwise in a reasonable number of meetings (not to exceed three (3) meetings with respect to the initial syndication of the Debt Financing), presentations, sessions with rating agencies and due diligence sessions, including with respect to the initial syndication of the Debt Financing, (iii) provide reasonable and customary assistance with the preparation of materials (including projections) for rating agency presentations, bank information memoranda, confidential information memoranda, marketing materials and other similar documents for the Debt Financing and provide reasonable cooperation with the due diligence efforts of any sources of Debt Financing to the extent reasonable and customary (including executing customary authorization letters authorizing the distribution of information about the Company and its Subsidiaries to prospective sources of financing subject to customary confidentiality agreements and arrangements), (iv) to the extent timely requested, (A) obtain documents reasonably requested by Buyer, its Affiliates, their respective Representatives or the Debt Financing Sources relating to the repayment of the existing indebtedness of the Company and its Subsidiaries, including customary payoff letters, (B) provide, at least five (5) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to any of the Company and the Subsidiaries, in each case as reasonably requested by Buyer, its Affiliates, their respective Representatives or any of the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date, and (C) provide, at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification under 31 C.F.R. 1010.230, in each case as reasonably requested by Buyer, its Affiliates, their respective Representatives or any of the Debt Financing Sources at least fifteen (15) Business Days prior to the Closing Date, (v) furnish Buyer, its Affiliates, their respective Representatives and the Debt Financing Sources with financial and other pertinent information, including historical financial statements (and assisting in the preparation of pro forma financial statements), regarding the Company and its Subsidiaries reasonably necessary to consummate the Debt Financing, including the Required Financial Information, (vi) execute and deliver as of the Closing any customary pledge and security documents, guarantees, hedging agreements and other definitive financing documents and other certificates or documents (other than any solvency certificate), including consents of accountants for use of their reports in any materials relating to the Debt Financing or any filings by Buyer with the SEC with respect to the Company and its Subsidiaries (and any assets and property of the Company and its Subsidiaries) as may be reasonably requested by Buyer, its Affiliates, their respective Representatives or the Debt Financing Sources and otherwise cooperate to facilitate the guaranteeing of obligations and the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing, (vii) if, at any time prior to Closing, any of the foregoing information or projections furnished above would, to the Knowledge of the Company, be incorrect in any material respect if such information and projections were furnished at such time, supplement such information and projections so that they are correct in all material respects under those circumstances, and (viii) take all corporate actions, subject to the occurrence of the Closing, reasonably necessary or advisable to permit the consummation of the Debt Financing and to permit the proceeds thereof to be available as of the Closing; provided, however, that (1) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the ongoing business or operations of the Company and the Subsidiaries, (2) neither the Company nor any of the Subsidiaries shall be required to commit to take any action or execute any agreement or certificate that is not contingent upon the Closing or that would be effective prior to the Closing, (3) Buyer shall be solely responsible for the contents (other than historical information of the Company and the Subsidiaries provided by Sellers, the Company or any Subsidiary) and determination of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (4) nothing herein shall require any director of the Company or Adapt Pharma Operations Limited to make, give or execute any declaration in connection with, or otherwise participate in, any summary approval procedure which is undertaken for the purposes of section 82 of the Irish Companies Act 2014 and (5) nothing herein shall require the Company or any Subsidiary to provide any materials or information the disclosure of which would, in the Company’s good faith and reasonable determination after consultation with counsel, destroy or compromise attorney-client privilege or any similar privilege that may be applicable thereto.  All such assistance referred to in this Section 6.13(d) shall be at Buyer’s written request with reasonable prior notice (in each case, for which notice by electronic mail to Sellers’ Representative shall be sufficient).  None of the Company or any Subsidiary shall be required to, prior to the Closing or with respect to any event or circumstances occurring or existing prior to the Closing, pay any commitment fee or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Buyer as provided in Section 6.13(e)) or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or any of the foregoing.  All non-public or otherwise confidential information regarding the Company, the Subsidiaries and their business obtained by Buyer or its financing sources pursuant to this section shall be kept confidential in accordance with the Confidentiality Agreement, except that such information may be disclosed to “private side” lenders that agree to customary confidentiality obligations in connection with syndication efforts.

(e)                                  Buyer shall, promptly upon request by the Company or the Sellers’ Representative and receipt of an invoice therefor, reimburse any Seller, the Company or any Subsidiary for all reasonable and documented out-of-pocket costs and expenses (including any reasonable attorneys’ fees) incurred by any Seller, the Company or any Subsidiary in connection with providing the cooperation required by Section 6.13(d).  Buyer shall indemnify and hold harmless Sellers, the Company, and their respective Affiliates and Representatives from and against any and all Losses suffered or incurred by them in connection with the Debt Financing or their support of the Debt Financing, including any action taken by them in accordance with Section 6.13(d) (other than to the extent arising from Fraud on the part of a Seller, the Company, any Subsidiary or any of their respective Affiliates).  Sellers and the Company hereby consent to the use of each of the logos and other trademarks of the Company and its Subsidiaries in connection with the Debt Financing.

(f)                                   Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 6.13 or elsewhere in this Agreement shall be construed in any event to condition the obligations of Buyer to effect the Closing on the receipt of the Debt Financing contemplated by the Debt Commitment Letter or any other financing.

(g)                                  Without limiting the generality of the foregoing, Buyer shall provide the Sellers’ Representative with prompt written notice (i) of any material breach or default by any Debt Financing Source party to the Debt Commitment Letter or Definitive Debt Financing Agreements of which Buyer becomes aware, (ii) of the receipt by Buyer of (A) any written notice or (B) other written communication, in each case, from any Debt Financing Source with respect to any (1) material breach or default or the termination or repudiation by any party to the Debt Commitment Letter, or the Definitive Debt Financing Agreements, or (2) material dispute or disagreement between or among any parties to the Debt Commitment Letters or Definitive Debt Financing Agreements related to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and (iii) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letters or the Definitive Debt Financing Agreements (after giving effect to the “market flex” provisions).  As soon as reasonably practicable, Buyer shall provide the Sellers’ Representative with any information reasonably requested by the Sellers relating to any circumstance referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence.

6.14                        Confidentiality.  Sellers acknowledge that the success of the business of the Company and the Subsidiaries after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Sellers, that the preservation of the confidentiality of such information by Sellers, their Affiliates, employees, officers and directors is an essential premise of the bargain between Sellers and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.14.  Accordingly, each Seller hereby agrees that, for a period commencing on the Closing Date and ending on the date that is [***] following the Closing Date (provided that Confidential Information that constitutes a trade secret shall remain subject to the terms of this sentence until such later date on which such Confidential Information no longer constitutes a trade secret under applicable Law), such Seller shall not, and shall cause its employees, directors, officers, Affiliates and other representatives not to, directly or indirectly, without the express prior written consent of Buyer, (i) disclose any Confidential

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Information to any Person (other than Buyer, its Affiliates and Representatives) or (ii) use any Confidential Information, in each case (clauses (i) and (ii)) other than (1) for the purpose of carrying out Sellers’ obligations under this Agreement or any Related Agreement, (2) in connection Sellers’ exercise or enforcement of their rights under, or defense against any claim or allegation made against them pursuant to or in relation to the transactions contemplated by, this Agreement or any Related Agreement, or (3) only with respect to Confidential Information of the type described in clause (A) of the definition of “Confidential Information” that does not constitute trade secrets for any other permitted purpose contemplated by Section 6.6(b); provided that Sellers shall use commercially reasonable efforts to only disclose Confidential Information to the extent reasonably necessary or useful in connection with any such other permitted purpose contemplated by this clause (3).  For purposes of this Section 6.14, “Confidential Information” shall mean (A) all information of the Company or any Subsidiary which is or becomes known to any Seller or any of their respective Affiliates as a direct or indirect consequence of or through any Seller’s or such Affiliate’s relationship with or direct or indirect ownership prior to the Closing of the Company or any Subsidiary, including information that relates to matters such as trade secrets (including customer preferences and purchasing histories, know-how, technical data, designs, drawings and specifications), research and development activities, inventions, new or prospective lines of business (including analysis and market research relating to potential expansion of the business), business plans, books and records, financial, operations or business data, clinical trial or personal data, research and development data, employment information, customer lists, financing, credit policies, vendor lists, customers, purchasers, potential business combinations, distribution channels, services, procedures, pricing information and any other proprietary or confidential information relating to the Company or any Subsidiary, in each case as they may exist from time to time and (B) all Information of Buyer and its Affiliates shared pursuant to the terms of the Confidentiality Agreement; provided that the term “Confidential Information” shall not include any information or portions of information that (a) is or becomes generally available to the public (other than as a result of an impermissible disclosure by any Seller or any of their respective Affiliates, including a disclosure in violation of this Agreement or any other agreement between any Seller or any Affiliate of such Seller, on the one hand, and the Company or any Subsidiary, on the other hand, or by a Person who received such information from any Seller or any of their respective Affiliates in violation of any such agreement) or (b) is subsequently disclosed to by a third party without obligations of confidentiality with respect thereto.  Upon Closing, all “Information” (as defined in the Confidentiality Agreement) shall be deemed to constitute Buyer’s Information.

6.15                        Litigation; Regulatory and Manufacturing Updates.  From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Sellers shall provide (a) written notice to Buyer of receipt by the Company or any Subsidiary of any written notice from a third party of (i) any inter partes, post-grant or other similar proceeding with respect to any Company Registered IP or (ii) any new drug application, abbreviated new drug application, or other application for marketing approval that contains a certification under paragraph IV of the Hatch-Waxman Act, or a comparable certification under Canadian Law, in respect of any Patent comprising the Company Registered IP, in each case, within five (5) days after receipt of such notice and, (b) to the extent requested by

Buyer and subject to applicable Law, afford Buyer and Buyer’s counsel the opportunity to participate in [***].

6.16                        Payments.

(a)                                 Each payment of consideration for the Purchased Shares to be made following the Closing to Sellers pursuant to the terms hereof or the Escrow Agreement, including a release of funds to Sellers from the Temporary Escrow Account or the Indemnification Escrow Account shall be made subject to, and in accordance with, the reductions and procedures set forth on Section 6.16(a) of the Company Disclosure Schedule.

(b)                                 Following the Closing, Buyer shall, and shall cause the Company and the Subsidiaries to, comply with Section 6.16(b) of the Company Disclosure Schedule, including to make the payments set forth on Section 6.16(b) of the Company Disclosure Schedule, when due in accordance therewith.

6.17                        Cash Matters.  Prior to the Closing, Sellers shall dividend or otherwise distribute, or cause to be transferred by dividend or otherwise distributed to Persons other than the Company or the Subsidiaries, Cash such that, at the Closing, (a) Adapt Pharma Inc. shall have Closing Cash in the amount of at least [***] Dollars ($[***]), (b) Adapt Pharma Operations Limited shall have Closing Cash in the amount of at least [***] Dollars ($[***]); (c) Adapt Pharma Canada Ltd. shall have Closing Cash in the amount of at least [***] Dollars ($[***]) and (d) the Company and the Subsidiaries, collectively, shall have Closing Cash in an amount not to exceed, collectively (inclusive of the amounts set forth in clauses (a), (b) and (c) hereof, [***] Dollars ($[***]).  Such distributions or transfers may be effected through one or more share repurchase transactions, distributions or dividends.  After Closing, Buyer shall, as necessary, cause the Company and the Subsidiaries to be provided with sufficient funding to discharge their payment obligations, including in respect of the Contracts listed in Section 6.16 of the Company Disclosure Schedule.

6.18                        Financial Statements Cooperation.  Prior to the Closing, Sellers shall and shall cause the Company and the Subsidiaries to, and following the Closing, Sellers shall, cooperate with Buyer to facilitate Buyer’s or its applicable Affiliate’s filing with the SEC of audited and unaudited financial statements of and (as applicable) pro forma information regarding, the Company and the Subsidiaries required to be filed by Buyer or its applicable Affiliate with the SEC under Rules 3-05 and 11-01 of Regulation S-X and Item 9.01(a) of Form 8-K under the Securities Exchange Act, including by providing customary representations to the Company’s and the Subsidiaries’ auditors in connection with the audit and review of such financial statements and other financial data of the Company and the Subsidiaries and by using commercially reasonable efforts to obtain the necessary consents from the Company’s and the Subsidiaries’ auditors in connection with the filing of their audit report along with such financial information with the SEC and the incorporation of such audit report and financial information into Buyer’s or its applicable Affiliate’s documents to be filed with the SEC.  Buyer shall be responsible for (a) all reasonable and documented out-of-pocket costs and expenses incurred by Sellers, the Company and the

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Subsidiaries in providing such cooperation, which costs and expenses shall be paid directly by Buyer or reimbursed by Buyer, at the Company’s request and (b) preparing any pro forma financial information required to be filed with the SEC.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS
OF BUYER

The obligations of Buyer at Closing under this Agreement are subject to the satisfaction (or waiver by Buyer) of the following conditions precedent on or before the Closing Date:

7.1                               Accuracy of Representations and Warranties.

(a)                                 Each of the representations and warranties of Sellers contained in Article III (other than the Seller Fundamental Representations contained in Article III) (i) that are qualified as to Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) and (ii) that are not so qualified shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality) as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) except for failures of the representations and warranties referred to in this clause (ii) to be true and correct that do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Seller Fundamental Representations contained in Article III shall be true and correct in all respects as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except for de minimis inaccuracies.

(b)                                 Each of the representations and warranties of the Company contained in Article IV (other than the Seller Fundamental Representations contained in Article IV) (i) that are qualified as to Company Material Adverse Effect shall be true and correct as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), and (ii) that are not so qualified shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect) as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)) except for failures of the representations and warranties referred to in this clause (ii) to be true and correct that do not constitute, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Seller Fundamental Representations contained in Article IV (other than the representations and warranties contained in [***], which shall not constitute Seller Fundamental Representations for purposes of this Section 7.1(b) and shall be subject to the foregoing sentence) shall be true and

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correct in all respects as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date)), except for de minimis inaccuracies.

7.2                               Compliance with Agreements and Covenants.  Sellers, Sellers’ Representative and the Company shall have performed and complied in all material respects with all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

7.3                               HSR Clearance.  Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

7.4                               No Prohibition.  No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

7.5                               No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that, solely in the case of any Company Material Adverse Effect contemplated by clause (b) of the definition thereof is continuing.

7.6                               Non-Competition Agreements.  Each Non-Competition Agreement shall be in full force and effect.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers at Closing under Article II of this Agreement are subject to the satisfaction (or waiver by Sellers’ Representative) of the following conditions precedent on or before the Closing Date:

8.1                               Accuracy of Representations and Warranties.  Each of the representations and warranties of Buyer contained in Article V (a) that are qualified as to “material adverse effect” shall be true and correct as of Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)) and (b) that are not so qualified shall be true and correct as of the Closing Date as if made anew on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date (in which case, as of such earlier date)), except for failures of the representations and warranties referred to in this clause (b) to be true and correct as do not constitute, and would not reasonably be expected to have, in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

8.2                               Compliance with Agreements and Covenants.  Buyer shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date, in all material respects.

8.3                               HSR Clearance.  Either (a) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (b) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

8.4                               No Prohibition.  No law or injunction shall have been adopted, promulgated or entered by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby.

ARTICLE IX

TERMINATION

9.1                               Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)                                 with the mutual written consent of the Company and Buyer; or

(b)                                 By either the Company or Buyer if the Closing shall not have occurred on or before [***] (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(c)                                  By the Company, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VIII and (ii) has not been or is incapable of being cured by Buyer within [***] calendar days after its receipt of written notice thereof from the Company; or

(d)                                 By Buyer, if any Seller or the Company shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VII and (B) has not been or is incapable of being cured by the applicable Seller or the Company within [***] calendar days after its receipt of written notice thereof from Buyer; or

(e)                                  by the Company if (i) all of the conditions set forth in Article VII and Article VIII have been and continue to be satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) Buyer fails to consummate the transactions contemplated by this Agreement within [***] Business Days of the date that the Closing should otherwise have occurred pursuant to Section 2.3 hereof and (iii) Sellers and the Company stood ready and willing to consummate the Closing on the date the Closing should otherwise have occurred pursuant to Section 2.3.

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(f)                                   By either the Company or Buyer if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 9.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose material failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of any party hereunder.  For the purposes of this Section 9.1, any breach or failure by any Seller or Sellers’ Representative shall be deemed a breach or failure to perform by the Company.

9.2                               Expenses.  Unless otherwise provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by it in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

9.3                               Effect of Termination.  Except as otherwise set forth in this Section 9.3, in the event of termination of this Agreement by either Sellers or the Buyer as provided in Section 9.1, this Agreement will forthwith become void and have no further force or effect, without any Liability (other than as set forth in Section 9.2 or this Section 9.3) on the part of the Buyer or Sellers; provided, however, that the provisions of this Section 9.3, and Sections 6.1(b), 6.8, 6.13(e), the final sentence of Section 6.18 and Sections 9.2, 11.1, 11.2, 11.6. 11.8, 11.9, 11.11, 11.12, 11.13, 11.15, 11.16, 11.17, 11.19, 11.20 and 11.21 will survive any termination hereof; provided, further, however, that subject to the terms of this Section 9.3, nothing in this Section 9.3 shall relieve any party of any Liability for any breach by such party of this Agreement prior to the Closing.

9.4                               Enforcement.

(a)                                 The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone.  The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 9.1, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(b)                                 Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.4.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.4.

(c)                                  To the extent any party hereto brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 9.3 hereof) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus [***], or (ii) such other time period established by the court presiding over such action.

ARTICLE X

INDEMNIFICATION

10.1                        Survival.  The parties hereto, intending to modify any applicable statute of limitations, agree that the representations and warranties contained in this Agreement and any certificate delivered hereunder, shall survive the Closing until the date that is [***] after the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations.  Each of the covenants and other agreements contained in this Agreement to be performed prior to the Closing (“Pre-Closing Covenants”) shall survive the Closing until the date that is [***] after the Closing Date.  Each of the covenants and other agreements contained in this Agreement that requires performance after the Closing shall survive the Closing until [***].  Each Indemnified Party shall give written notice to the applicable Indemnifying Party of any claim for indemnification under this Article X in accordance with Section 10.5.  Any claim for indemnification made in good faith and in writing by the Indemnified Party on or prior to the expiration of the applicable survival period shall survive until such claim is finally and fully resolved.  Thereafter, the applicable Indemnifying Party shall not be under any obligation or liability whatsoever with respect to any such representation, warranty, covenant or agreement in respect thereto.  This Article X shall survive the Closing.

10.2                        Indemnification of Buyer.

(a)                                 From and after the Closing, Sellers, shall, severally (according to the percentage of the Estimated Initial Purchase Price paid to such Seller as a percentage of the aggregate Estimated Initial Purchase Price (such Seller’s “Pro Rata Percentage”)) and not jointly, indemnify and hold harmless, compensate and reimburse Buyer and its Affiliates (including, from and after the Closing, the Company and the Subsidiaries) and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and Representatives (each, a “Buyer Indemnified Party”), for, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:

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(i)                                     the breach or violation of or inaccuracy in any representation or warranty made by the Company or the Sellers contained in this Agreement (other than in Article III) or in any certificate delivered to Buyer hereunder;

(ii)                                  the breach or violation of any covenant or agreement of the Company or the Sellers’ Representative contained in this Agreement;

(iii)                               any Action by any current or former, direct or indirect, holder of shares of capital stock (or other equity interest) of the Company or any Subsidiary, seeking to assert, or based upon: (A) direct or indirect ownership or rights to direct or indirect ownership of any equity interests of the Company or any Subsidiary, (B) any right of a direct or indirect holder of equity interests of the Company or any Subsidiary, solely in such capacity (other than the right to receive the Estimated Initial Purchase Price, any Earn-Out Payment or any payment upon release of funds from the Temporary Escrow Account or the Indemnification Escrow Account pursuant to this Agreement and other rights arising pursuant to this Agreement or any Related Agreement), including any option, warrant, preemptive right or right to notice or to vote, (C) any right under the Organizational Documents of the Company or any Subsidiary, other than rights contemplated by Section 6.9 and in each case (clauses (A) through (C)), except to the extent relating to any right or interest created, or purportedly created, after Closing or (D) any claim that the Funds Flow Memorandum or any calculation of payments owed to any payee set forth in the Funds Flow Memorandum is not true, complete and accurate in all respects or relating to the allocation or payment of all or any portion of the consideration payable hereunder in accordance with the Funds Flow Memorandum to or among the current or former holders of equity interests (including options) of the Company;

(iv)                              any claim (other than a claim by a Buyer Indemnified Party) based on (A) any act or failure to act, or any alleged act or failure to act, of the Sellers’ Representative (including Fraud, gross negligence, willful misconduct or bad faith) in violation of its obligations hereunder or under the Escrow Agreement, as applicable or (B) any obligation of the Sellers’ Representative, as applicable, to indemnify the Escrow Agent pursuant to the Escrow Agreement; and

(v)                                 except to the extent reflected in Indebtedness, any Pre-Closing Taxes.

(b)                                 From and after the Closing, each Seller shall indemnify and hold harmless and compensate and reimburse the Buyer Indemnified Parties for, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnified Party, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:

(i)                                     the breach or violation of or inaccuracy in any representation or warranty made by such Seller contained in Article III of this Agreement or in any certificate delivered to Buyer hereunder; and

(ii)                                  the breach or violation of any covenant or agreement of such Seller or any of its Representatives contained in this Agreement.

10.3                        Indemnification of Sellers.  From and after the Closing, Buyer shall indemnify and hold harmless and compensate and reimburse Sellers and each of their respective officers, directors, employees, shareholders, partners, members or other equity holders, agents and Representatives (each, a “Seller Indemnified Party”) for, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of or directly or indirectly resulting from:

(a)                                 the breach or violation of or inaccuracy in any representation or warranty made by Buyer contained in this Agreement or in any certificate delivered by Buyer hereunder; or

(b)                                 the breach or violation of any covenant or agreement of Buyer contained in this Agreement.

10.4                        Limits on Indemnification.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 10.2(a)(i), Section 10.2(b)(i), or Section 10.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party under Section 10.2(a)(i), Section 10.2(b)(i) or Section 10.3(a), as the case may be, equals or exceeds [***] Dollars ($[***]) (such amount, the “Deductible”), after which the Indemnifying Party shall be liable for the full amount of all Losses in excess of the Deductible recoverable under this Article X; provided, however, that the foregoing limitation set forth in this Section 10.4(a) shall not apply to (i) breaches of, or inaccuracies in, the Fundamental Representations or (ii) Losses attributable to Fraud.  With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 10.2(a)(i), Section 10.2(a)(ii) (solely with respect to Pre-Closing Covenants), Section 10.2(b)(i), Section 10.2(b)(ii) (solely with respect to Pre-Closing Covenants) or Section 10.3(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed [***] Dollars ($[***]) (the “De Minimis Amount”); provided, however, that the foregoing limitation set forth in this Section 10.4(a) shall not apply to (i) breaches of, or inaccuracies in, the Fundamental Representations, (ii) breaches of Sellers’ obligations pursuant to Section 6.17 or (iii) Losses attributable to Fraud.  Any Loss or series of related Losses that exceeds the De Minimis Amount shall be counted toward the Deductible.  No Loss or series of related Losses that does not exceed the De Minimis Amount will be counted toward the Deductible.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable for any claim for indemnification under Section 10.2(a)(i), Section 10.2(a)(ii) (solely with respect to Pre-Closing Covenants), Section 10.2(b)(i), Section 10.2(b)(ii) (solely with respect to Pre-Closing Covenants) or Section 10.3(a) to the extent that the aggregate amount of all such Losses paid or payable to the Buyer Indemnified Parties (with respect to claims under Section 10.2(a)(i), Section 10.2(a)(ii) (solely with respect to Pre-Closing Covenants), Section 10.2(b)(i) or Section 10.2(b)(ii) (solely with respect to Pre-Closing Covenants)) or the Seller Indemnified Parties (with respect to claims under Section 10.3(a))

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exceeds an amount equal to [***] Dollars ($[***]); provided, however, that the foregoing limitation set forth in this Section 10.4(b) shall not apply to (i) breaches of, or inaccuracies in, the Fundamental Representations or (ii) Losses attributable to Fraud.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, except for Losses attributable to Fraud (i) Sellers’ maximum liability to the Buyer Indemnified Parties under this Article X shall not exceed an amount equal to the Base Purchase Price plus the amount of any Earn-Out Payments that have been earned and are payable or that have been paid hereunder, (ii) each Seller’s maximum liability to the Buyer Indemnified Parties under this Article X shall not exceed an amount equal to such Seller’s Pro Rata Percentage of the sum of the Base Purchase Price plus the amount of any Earn-Out Payments that have been earned and are payable or that have been paid hereunder pursuant to this Agreement and (iii) Buyer’s maximum liability to the Seller Indemnified Parties under this Article X shall not exceed an amount equal to the Base Purchase Price plus the amount of any Earn-Out Payments that have been earned and are payable or that have been paid hereunder pursuant to this Agreement; provided, however, that Buyer’s maximum liability to the Seller Indemnified Parties under this Article X shall be equal to the Base Purchase Price plus the maximum amount of the Earn-Out Payments only in the event Buyer is obligated to indemnify Seller pursuant to Section 10.3(b) in connection with a breach or violation of Section 2.8.

(d)                                 The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or received by the Indemnified Party (i)  under insurance policies with respect to such Losses (net of the present value of any increase in premiums actually imposed by the applicable insurance carrier as a result of the occurrence of the Loss and all costs and expenses incurred in recovering such insurance proceeds with respect to such Loss) and (ii) from third parties through indemnification, counterclaim, reimbursement arrangement, contract or otherwise in compensation for the subject matter of an indemnification claim by any Indemnified Party.

(e)                                  The right of Buyer to indemnification pursuant to Section 10.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein.

(f)                                   For purposes of both (i) determining whether a breach or violation of or inaccuracy in any representation or warranty has occurred and (ii) calculating the amount of Losses related to a breach or violation of or inaccuracy in any representation or warranty (but not for purposes of determining whether a breach or violation of or inaccuracy in any representation or warranty has occurred) for the purposes of Section 10.2(a)(i), Section 10.2(b)(i) and Section 10.3(a), any qualification as to materiality, “Company Material Adverse Effect” or any other similar qualification or standard contained in Article III, Article IV or Article V of this Agreement shall be disregarded (it being understood that none of the word “Material” in the defined term “Material

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Contract(s)” or “material” or “Company Material Adverse Effect” in Sections 4.6 or 4.17 shall be disregarded for any such purposes).

(g)                                  The Sellers shall have no obligation to indemnify any Buyer Indemnified Party (i) to the extent that the applicable Losses were reflected or expressly taken into account in the calculation of the Final Initial Purchase Price (including each item in the Final Closing Date Statement) under Section 2.6 or (ii) for or in respect of any Specified Liabilities or any Losses incurred, sustained by or imposed upon any Buyer Indemnified Party comprising or arising out of any Specified Liability other than any such Losses incurred, sustained by or imposed upon Buyer in connection with recovering any amounts owed by Sellers to Buyer under, and not timely paid by Sellers in accordance with, Section 6.16(b) and Section 6.16 of the Company Disclosure Schedule.

10.5                        Notice of Loss; Third Party Claims.

(a)                                 A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought (and if the Sellers (or any Seller) would be the Indemnifying Party, such notice shall be given to the Sellers’ Representative), which notice shall include a description in reasonable detail of (i) to the extent known, the basis for, and nature of, such claim, including the facts constituting the basis for such claim, and (ii) the estimated amount of the Losses that have been or may be sustained by the Indemnified Party in connection with such claim.  For purposes of this Section 10.5, if the Sellers (or any Seller) would be the Indemnifying Party, references to the “Indemnifying Party” shall mean the Sellers’ Representative.

(b)                                 In the event that any Action shall be instituted or asserted by any third party in respect of which payment may be sought under Section 10.2 or Section 10.3 (regardless of the limitations set forth in Section 10.4) (each, a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party.  The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to control, defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses to be indemnified by it hereunder; provided, however, that the Indemnifying Party may not assume control of the defense to a Third Party Claim (w) to the extent involving any criminal proceeding, action, indictment, allegation or investigation, (x) without limiting the provisions of Section 6.10, if the Third Party Claim relates to Taxes or to the Company Intellectual Property or (y) to the extent relief other than monetary damages is sought and such non-monetary relief, if granted, would be material to the Indemnified Party.  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within thirty (30) days after receipt of the claim notice notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses to be indemnified against hereunder, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of this Section 10.5(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below.  If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of outside counsel to the Indemnified Party a material conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim and shall be responsible for the expense of such counsel solely to the extent of its reasonable and documented fees and expenses.  If after assuming the defense of a Third Party Claim the Indemnifying Party determines that it is not required to provide indemnification therefor, it shall promptly notify the Indemnified Party, cease to control the defense of such Third Party Claim, and shall nonetheless be responsible for all costs of defense incurred by it prior to such notice.  In relation to the defense of any Third Party Claim related to any Company Intellectual Property that the Indemnified Party is controlling, (1) the Indemnifying Party shall have the right to participate (but not control) at its own expense and with its own counsel, in any such defense and (2) the Indemnified Party shall, to the extent practicable, consult in good faith with the Indemnifying Party regarding all material aspects of such defense.  The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 10.5 to the contrary, (i) neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment, decision or order unless (1) the claimant provides to such other party an unqualified release of the Indemnified Parties and Indemnifying Parties from all Liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) [***] and (4) such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim for which the Indemnifying Party will be fully responsible, provided the Indemnifying Party has acknowledged responsibility for such indemnification obligation in writing.

10.6                        Tax Treatment.  To the extent permitted by Law, the parties agree to treat all payments made under this Article X, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Final Initial Purchase Price and Earn-Out Payments for all Tax purposes.

10.7                        Remedies.  From and after the Closing, without limiting Section 9.4, the sole and exclusive remedy for any Indemnified Party for any Losses suffered or incurred by such Indemnified Party under this Agreement shall be indemnification in accordance with this Article

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X.  Notwithstanding anything to the contrary in this Agreement, nothing herein, including in this Section 10.7, shall operate to limit (a) the rights of any party to seek (i) specific performance or injunctive relief in the event of a party’s failure to comply with its indemnification obligations hereunder; (ii) equitable remedies (including specific performance or injunctive relief), subject to and in accordance with Section 9.4 or (iii) any remedies available to it under applicable Law in the event of Fraud; or (b) limit any right or remedy any Buyer Indemnified Party may have against any Seller for any Losses resulting from, or arising out of any breach of any Related Agreement to which such Seller is a party.

10.8                        Source of Recovery.

(a)                                 The Indemnification Escrow Amount shall be available to reimburse and compensate each of the Buyer Indemnified Parties for Losses, as a source of remedy for the Buyer Indemnified Parties with respect to the indemnification obligations of Sellers under this Article X.  All claims for recovery for any Loss or Losses from the Indemnification Escrow Amount shall be made pursuant to and in accordance with, and be governed by the terms of, this Agreement and the Escrow Agreement.

(b)                                 If, at any time an Earn-Out Payment is due and payable and the Buyer Indemnified Parties have made a claim in accordance with this Article X for Losses (i) related to a Third-Party Claim at a time when the Indemnification Escrow Amount is not sufficient to provide recourse for all such Losses, Buyer may retain and not pay to Sellers that portion of the Earn-Out Payment equal to the amount the Buyer Indemnified Parties reasonably and in good faith estimate (based upon the amount claimed pursuant to such Third Party Claim and reasonable defense costs and expenses) to be subject to such indemnification claim less the amount in the Indemnification Escrow Account that would provide recourse for such Losses (ii) unrelated to a Third-Party Claim at a time when the Indemnification Escrow Amount is not sufficient to provide recourse for all such Losses, [***]  ([***] the “Agreed Deduction”). [***], Buyer may retain and not pay to Sellers that portion of such Earn-Out Payment that is equal to the Agreed Deduction less the amount in the Indemnification Escrow Account that would provide recourse for such Losses.  [***].

(c)                                  If the finally determined amount of Losses for such indemnification claim set forth in the foregoing clause (b) is less than the amount by which such Earn-Out Payment was reduced and retained by Buyer in accordance with the foregoing clause (b), then Buyer shall promptly pay the difference to the Sellers for distribution pursuant to Section 2.8(a), together with interest thereon accruing daily beginning on the day after the date on which such Earn-Out Payment was due until the day prior to the date on which such difference is paid, at the interest rate set forth in Section 2.8(b).  If the finally determined amount of Losses for such indemnification claim set forth in the foregoing clause (b) exceeds the amount by which such Earn-Out Payment was reduced and retained for such claim, then such Buyer Indemnified Parties shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Article X.

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(d)                                 Notwithstanding anything contained in this Agreement to the contrary, subject to the limitations contained herein, the Buyer Indemnified Parties agree to seek recourse for any Losses to be indemnified by Sellers under this Article X in the following order: (i) first, against the Indemnification Escrow Amount, to the extent the Indemnification Escrow Account has available funds therein; (ii) second, in accordance with the Buyer Indemnified Parties’ set-off rights against Earn-Out Payments in accordance with the terms and conditions of Section 10.8(b) and Section 10.8(c); and (iii) third, directly against the Sellers.

10.9                        No Right of Contribution.  No Seller shall have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

10.10                 No Circular Recovery.  Each Seller hereby agrees that it will not make any claim for indemnification against Buyer, the Company or any Subsidiary by reason of the fact that such Seller was a controlling Person, director, employee or Representative of the Company or any Subsidiary or was serving as such for another Person at the request of a Seller, the Company or Subsidiary (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by a Buyer Indemnified Party against any Seller relating to this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby.  With respect to any claim brought by a Buyer Indemnified Party against any Seller relating to this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Sellers or any Subsidiary with respect to any amounts owed by such Seller pursuant to this Article X.

10.11                 Release of Indemnification Escrow Account.  Subject to the further terms and conditions of the Escrow Agreement and Article X, on the date that is [***] and one day after the Closing Date, the Sellers’ Representative and Buyer shall provide joint written instructions to the Escrow Agent to release any remaining funds on deposit in the Indemnification Escrow Account on such date, minus the aggregate amount of any claims (each, a “Pending Claim”) asserted by a Buyer Indemnified Party under and in accordance with this Article X that are made prior to the applicable survival period set forth in Section 10.1 and that have not been resolved (the “Pending Claim Reserve”).  A Pending Claim will remain unresolved until it is resolved by joint written instructions or a final determination.  The portion of Pending Claim Reserve associated with each Pending Claim shall remain in escrow until the resolution of the applicable claim to which such reserve relates.  To the extent such pending claim or claims are resolved in favor of Buyer Indemnified Parties, the portion of the Pending Claim Reserve sufficient to satisfy such claim or claims shall be paid to Buyer, with any amount remaining in the Indemnification Escrow Account after such payment being released to the Sellers.  All payments to Sellers under Sections 10.11 are subject to reduction as and to the extent set forth in Section 6.16(a).

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10.12                 Limitation on Damages.  Notwithstanding anything to the contrary herein, from and after the Closing, except in connection with any claim for Fraud or to the extent recovered by a third party in a Third Party Claim, in no event shall Buyer, the Sellers, the Sellers’ Representative or any other Person be liable for any special, exemplary, multiple or punitive damages as a result of or in connection with the execution, delivery or performance (or failure to perform) of this Agreement, any Related Agreement or any document, certificate or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby.

10.13                 Duty to Mitigate.  The Indemnifying Party shall have no liability under any provision of this Agreement for any Losses caused solely by actions of any Indemnified Party taken after the Closing.  The Indemnified Party shall use its commercially reasonable efforts to mitigate the amount of any Losses in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article X, including taking commercially reasonable measures to attempt to recover any insurance proceeds available to offset such Losses under insurance policies maintained by the Indemnified Party.  In the event that an insurance or other recovery is actually and finally received by any Indemnified Party with respect to any Loss for which any such Indemnified Party has theretofore been indemnified hereunder, then such Indemnified Party will promptly pay over the aggregate amount of the recovery to the applicable Indemnifying Party.

ARTICLE XI

MISCELLANEOUS

11.1                        Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (a) in the case of an amendment, by Buyer and the Sellers’ Representative (or by any successor to such party), (b) in the case of a waiver to be effective against Buyer or following the Closing, the Company, by Buyer or (c) in the case of a waiver to be effective against the Sellers’ Representative, any Seller or prior to the Closing, the Company, by the Sellers’ Representative; provided, however, that any amendment or waiver that would materially adversely affect a Seller or group of Sellers in a manner that is disproportionate to its effect on any other Sellers or group of Sellers will require the prior written consent from such Sellers holding a majority of the shares of the Company held by of all such disproportionately affected Sellers.  In addition, any amendment or waiver of this Section 11.1, Section 11.6 (Applicable Law), Section 11.8 (Assignment), Section 11.9 (Third Party Beneficiaries), Section 11.12 (Jurisdiction of Disputes), Section 11.13 (Waiver of Jury Trial), Section 11.21 (No Recourse to Debt Financing Sources), shall require the prior written consent of the Debt Financing Sources (or the agent for the Debt Financing Sources), but only to the extent such Sections relate to the Debt Financing Sources and their Affiliates, successors and assigns.

11.2                        Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent via electronic mail in “.pdf” form (and in the case of delivery via electronic mail in “.pdf” form, followed by copies sent by overnight courier service or registered mail) to the respective parties as follows and shall be effective and deemed to have been given (a) if sent by electronic mail in “.pdf” form, on the next Business Day and (b) if delivered by hand or overnight courier service or certified or registered mail on a Business Day, when received and otherwise, on the next Business Day:

(a)                                 If to the Company or the Sellers’ Representative, addressed as follows:

c/o McCann Fitzgerald

Riverside One

37 — 42 Sir John Rogerson’s Quay

Grand Canal Dock

Dublin 2, Ireland
Attention:[***]
Email: [***]

with a copy to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Reb D. Wheeler
Facsimile No.:  (212) 506-2414
Email: rwheeler@mayerbrown.com

(b)                                 If to Buyer, addressed as follows:

Emergent BioSolutions Inc.

400 Professional Drive, 4th Floor

Gaithersburg, MD 20879

Attention: General Counsel

Email: [***]

With a copy to:

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention:  Catherine Dargan and Michael Riella

Facsimile No.: (202) 778-5567

Email: cdargan@cov.com; mriella@cov.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

11.3                        Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No

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waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

11.4                        Counterparts.  This Agreement may be executed in counterparts and such counterparts may be delivered by facsimile and electronic mail in “.pdf” form.  Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.  To the extent applicable, the foregoing constitutes the election of the parties to invoke any law authorizing electronic signatures.

11.5                        Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Schedule are for convenience only and shall not be deemed part of this Agreement or the Company Disclosure Schedule or be given any effect in interpreting this Agreement or the Company Disclosure Schedule.  Unless the express content requires otherwise, the use of (a) the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement, (b) the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively, (c) “or” means “and/or,” and (d) “made available” or “provided” to Buyer means that such document made available in a data room accessible by Buyer prior to [***].  Underscored references to Articles, Sections, Exhibits or Schedules shall refer to those portions of this Agreement.  Time is of the essence of each and every covenant, agreement and obligation in this Agreement.  Neither Sellers or the Company, on the one hand, nor Buyer, on the other hand, shall be deemed to be in breach of any covenant contained in this Agreement if such party’s deemed breach is the result of any action or inaction on the part of the other.

11.6                        Applicable Law.  THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF AGAINST ANY DEBT FINANCING SOURCE) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

11.7                        Binding Agreement.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.8                        Assignment.  No Seller, and neither Sellers’ Representative nor the Company may assign this Agreement or any of the rights, interests or obligations hereunder without the prior written consent of Buyer (with respect to any such assignment following the Closing, such consent not to be unreasonably withheld, delayed or conditioned).  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer without the prior written

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consent of the Sellers’ Representative; except that without obtaining such consent (a) Buyer may assign any of its rights or interests or delegate any of its obligations, in its sole discretion, under this Agreement to any of its Affiliates, other than Buyer’s obligations to issue the Stock Consideration pursuant to Section 2.2(b)(iv); provided that no such assignment shall relieve Buyer of its obligations hereunder and (b) Buyer and its Affiliates may assign their rights and interests (but not their obligations) under this Agreement to any of the Debt Financing Sources or any of their other financing sources (or the agents for the Debt Financing Sources or any such other financing sources) as collateral security (and Sellers, the Sellers’ Representative and the Company hereby agree and consent to any such assignment); provided that (i) no such assignee shall have greater rights than Buyer and its Affiliates and (ii) Sellers shall be able to assert against any such assignee all claims and defenses that could be asserted against Buyer and its Affiliates.  Any purported assignment in contravention of this Section 11.8 shall be null and void.

11.9                        Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.  Notwithstanding the foregoing, the Persons referred to in Section 6.9 and Section 10.2 are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under this Agreement and the Related Agreements in relation to the rights of such Persons contemplated in such Section 6.9 and Section 10.2 (and for no other purpose) and the rights of the Debt Financing Sources provided in Section 11.1 (Amendments and Waivers), Section 11.6 (Applicable Law), Section 11.8 (Assignment), Section 11.12 (Jurisdiction of Disputes), Section 11.13 (Waiver of Jury Trial) and Section 11.21 (No Recourse to Debt Financing Sources) shall be enforceable by the Debt Financing Sources and their Affiliates, successors and assigns, but only to the extent such provisions relate to the Debt Financing Sources and their Affiliates, successors and assigns.

11.10                 Further Assurances.  Upon the reasonable request of Buyer or Sellers’ Representative, each party will on and after the Closing Date execute and deliver, or cause to be executed and delivered, to the other parties such other documents, assignments and other instruments or will take, or cause to be taken, all such further actions as may be reasonably required to effect and evidence the provisions of this Agreement and the transactions contemplated hereby.

11.11                 Entire Understanding.  The Exhibits, Schedules and Company Disclosure Schedule are incorporated herein by reference and made a part hereof.  This Agreement, the Related Agreements and the New HR Agreements set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

11.12                 Jurisdiction of Disputes.  IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, WITH RESPECT TO ANY OF THE MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE

THEREOF AGAINST ANY DEBT FINANCING SOURCE), THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE CITY OF NEW YORK, NEW YORK, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 11.12 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION 11.12 SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN NEW YORK, NEW YORK); (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 11.2 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11.13                 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF AGAINST ANY DEBT FINANCING SOURCE).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

11.14                 Company Disclosure Schedule.  The disclosures in the Company Disclosure Schedule in a given section of the Company Disclosure Schedule are to be taken as relating to the representations and warranties of Sellers and the Company in other sections in the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other sections, notwithstanding the fact that the Company

Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Company Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Schedule.  The inclusion of information in the Company Disclosure Schedule shall not be construed as an admission that such information is material to any Seller or the Company or any Subsidiary.  In addition, matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.  Prior to the Closing, the Company shall have the right to supplement, modify or update the Company Disclosure Schedule with any matter hereafter arising or for which the Company or Sellers obtain knowledge after the date hereof to ensure the correctness thereof.  Any such supplements, modifications and updates shall be given effect for purposes of Article VII or Article X.

11.15                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

11.16                 Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Unless the context expressly otherwise provides, the words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.  Any capitalized term used in any schedule or exhibit attached hereto and not otherwise defined therein shall have the meaning ascribed to such term in this Agreement.  Where this Agreement states that a party hereto “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means such party is legally obligated to do so in accordance with this Agreement.  References to a particular Law shall mean such Law as amended or otherwise in effect as of the relevant time of determination and shall include all rules and regulations promulgated thereunder.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  All dollar amounts in this agreement refer to United States currency.  References to any contract or agreement mean such contract or agreement as amended, supplemented or otherwise modified and in effect as of the relevant time of determination.  The parties hereto have been represented by sophisticated counsel in the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement will be construed against the party drafting such agreement.

11.17                 Retention of Advisors.  In any dispute or proceeding arising under or in connection with this Agreement following the Closing, each Seller and its shareholders or owners (if applicable) shall have the right, at their election, to retain [***] to represent them in such matter, even if such representation shall be adverse to Buyer, the Company or the Subsidiaries.  Buyer, the Company and the Subsidiaries, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably consent to any such representation in any such matter.  Buyer, the Company and the Subsidiaries, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of: (a) any adversity between the interests of any Seller and its shareholders or owners, on the one hand, and Buyer, the Company and the Subsidiaries, on the other hand, in any such matter; or (b) any communication between [***] and the Company, the Subsidiaries and their respective Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of any of the Company or the Subsidiaries prior to Closing.

11.18                 Protected Communication.  The parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Company and any Subsidiary in and to all Protected Communications shall thereupon transfer to and be vested solely in Sellers and their successors in interest, and (b) any and all protections from disclosure, including attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Company or any Subsidiary shall thereupon be vested exclusively in Sellers and their successors in interest and shall be exercised or waived solely as directed by Sellers or their successors in interest; provided

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

that Buyer, the Company or any of its Subsidiaries may assert such protection in a dispute with a third party after the Closing Date.  None of Buyer, the Company, the Subsidiaries or any Person acting on any of their behalf shall, without the prior written consent of the Sellers’ Representative, assert (other than as permitted by preceding sentence) or waive or attempt to assert (other than as permitted by the preceding sentence) or waive any such protection against disclosure, including the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein; provided, however, that the foregoing shall neither prohibit Buyer from seeking proper discovery of such documents nor Sellers from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto.  Anything to the contrary notwithstanding, Sellers and their successors in interest shall have the right at any time prior to or following the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way they desire, and, until the date that is seven (7) years following the Closing Date and subject to the procedures set forth in Section 6.6(b), Buyer, the Company and the Subsidiaries shall provide full access to all Protected Communications in their possession or within their direct or indirect control and shall provide reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of each Seller and its successors in interest hereunder.

11.19                 No Waiver of Privilege, Protection from Disclosure or Use.  The parties hereto understand and agree that nothing in this Agreement, including the provisions of Section 11.17 and Section 11.18 regarding the assertions of protection from disclosure and use, privilege and conflicts of interest, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use.  The relevant parties have undertaken reasonable efforts to prevent the disclosure of Protected Communications.  Notwithstanding those efforts, the parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure.  The parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including with respect to information involving or concerning the same subject matter as the disclosed information.  The parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of its existence.  The parties further agree that promptly after the return of any inadvertently disclosed information, the party returning such information shall destroy any and all copies, summaries, descriptions or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

11.20                 Authority and Rights of the Sellers’ Representative; Limitations on Liability.

(a)                                 Each Seller, by virtue of the execution of this Agreement, irrevocably constitutes and appoints the Sellers’ Representative (and by execution and delivery of this Agreement, the Sellers’ Representative accepts such appointment) as its agent and attorney-in-fact for and on behalf of such Seller with full power of substitution, to act in the same, place and stead of such Seller with respect to the matters contemplated by Section 11.20(b) hereof.

(b)                                 The Sellers’ Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to him under this Agreement and the Related Agreements or any other document contemplated hereby, including (i) as applicable, receiving, holding and distributing amounts payable to Sellers and paying any associated costs and expenses of the transactions hereunder required to be paid by Sellers; (ii) giving and receiving all notices permitted or required by this Agreement and acting on the Sellers’ behalf hereunder for all purposes specified herein; (iii) delivering the certificates or instruments of transfer for the Purchased Shares endorsed or executed by the Sellers to the Buyer at Closing and any and all assignments relating thereto; (iv) subject to the limitations set forth in Section 11.1 agreeing with the Buyer as to any amendments to this Agreement which the Sellers’ Representative may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (v) employing legal counsel on behalf of the Sellers; (vi) paying any legal, accounting, investment banking, and any other fees and expenses incurred by the Sellers’ Representative in consummating the transactions contemplated by this Agreement; (vii) defending or settling claims arising under this Agreement; and (viii) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Sellers’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if such Sellers were personally present and acting provided.  All actions, notices, communications and determinations by the Sellers’ Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers.  Neither the Sellers’ Representative nor any of his Representatives will have any liability to the Sellers with respect to actions taken or omitted to be taken by the Sellers’ Representative in such capacity (or any of its officers, directors, employees, agents, representatives or Affiliates in connection therewith).  The Sellers’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and shall be entitled to conclusively rely on the opinions and advice of such Persons.  All actions, decisions, instructions and notices of the Sellers’ Representative taken, made or provided in accordance with this Agreement and Related Agreements shall be conclusive and binding upon the Sellers to the same extent as if such Sellers had taken such action, made such decision or provided or received such instruction or notice directly, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  Notwithstanding anything herein to the contrary, Buyer, the Company, the Subsidiaries or their respective Affiliates and Representatives may rely (without investigation) upon any representation or action taken by the Sellers’ Representative in connection with this Agreement, the Related Agreements, all certificates, documents or instruments delivered pursuant hereto or thereto and the transactions contemplated hereby and thereby as being authorized by the Sellers, and no Person shall have any cause of action against Buyer, the Company or the Subsidiaries or their respective Affiliates and Representatives and they are hereby relieved from any liabilities to any Person for any action taken by or on behalf of Buyer or any of its Affiliates in reliance upon any such decision, consent, instruction, representation or action of the Sellers’ Representative.

(c)                                  The Sellers’ Representative shall have the right to recover from each Seller (severally), such Seller’s pro rata share of the Sellers’ Representative’s documented reasonable out-of-pocket expenses incurred in the performance of its duties hereunder, including those resulting from the employment of financial advisors, attorneys, auditors and other advisors and agents assisting in the assessment of arbitration, litigation and settlement of any disputes arising under this Agreement.

(d)                                 The Sellers’ Representative may resign for any reason or no reason, at any time.  If the Sellers’ Representative resigns, then a replacement Sellers’ Representative shall be designated by the Sellers (or their successors-in-interest) having a majority of the ownership percentage of the share capital of the Company.  Any such replacement Sellers’ Representative will have the full power and authority of the Sellers’ Representative hereunder.

(e)                                  The relationship between the Sellers’ Representative, on the one hand, and each Seller, on the other hand, created herein shall not be construed as a joint venture or any form of partnership between or among the Sellers’ Representative and such Seller for any purpose of Federal or state applicable Law, including without limitation, Federal or Income Tax purposes.  Neither the Sellers’ Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller.

11.21                 No Recourse to Debt Financing Sources.  Subject to the rights of the parties to the Debt Commitment Letter and the Fee Letter related thereto under the terms thereof, (i) none of the Company, any Subsidiary, any Seller or any Seller Related Person shall have any right, claim or recourse whatsoever, whether at law or equity, in contract, tort or otherwise, in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, against the Debt Financing Sources and each such Person agrees not to commence (and, if commenced, agrees to dismiss or terminate) an legal proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, (ii) the Debt Financing Sources shall not have any obligations or liabilities to the Company, any Subsidiary, any Seller or any Seller Related Person and all such obligations and liabilities, if any, are hereby irrevocably waived, and (iii) the Debt Financing Sources shall not be liable to the Company, any Subsidiary, any Seller or any Seller Related Person for any special, consequential, punitive or indirect damages or damages of a tortious nature.  For the avoidance of doubt, nothing in this Section 11.21 is intended to limit or modify any obligations or liabilities the Debt Financing Sources may have toward the other parties to the Debt Commitment Letter under the Debt Commitment Letter and the Fee Letter related thereto.

11.22                 Mutual Release.

(a)                                 Each Seller, on its own behalf and, to the extent of its legal authority, on behalf of its successors, assigns, executors and any other Person claiming by, through or under any of the foregoing (each, a “Seller Releasing Party” and collectively, the “Seller Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge, effective as of the Closing, the Company, the Subsidiaries and each of their respective past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, stockholders, members, partners, insurers and Affiliates (the “Company Released Parties”), from any and all claims, demands, damages, judgments, decisions, orders, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing with respect to the Company or any of the Subsidiaries arising out of or relating to such Seller Releasing Party’s capacity as a current or former stockholder or other equity holder of the Company, whether pursuant to the Company Released Parties’ Organizational Documents, applicable Law, Contract or otherwise, or any Contract or other arrangement (excluding this Agreement and the Related Agreements) entered into or established prior to the Closing, including any Contracts required to be disclosed on the Company Disclosure Schedule and any shareholder agreements, partnership agreements or investor agreements, in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing (the “Seller Released Claims”); provided, that, notwithstanding anything to the contrary in this Agreement, this Section 11.22(a) shall not constitute a release or waiver of any right of any past or present officers and directors of the Company and the Subsidiaries under Section 6.9 or referred to in, or pursuant to any agreement, instrument, document or policy referred to in Section 6.9, which rights shall not in any event, for clarity, comprise “Seller Released Claims”.  Each Seller Releasing Party understands that this is a full and final general release of all claims, demands, damages, judgments, decisions, orders, causes of action and Liabilities comprising Seller Released Claims of any nature whatsoever except as expressly stated above, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Company Released Parties.  Each Seller Releasing Party represents and warrants to the Company Released Parties that (a) it has not voluntarily or involuntarily assigned, conveyed or otherwise transferred, or purported to assign, convey or otherwise transfer, to any Person any Seller Released Claims released by such Seller Releasing Party and (b) there are no Liens on or against any of the Seller Released Claims released by such Seller Releasing Party.  Each Seller acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  Each Seller acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist.  Nonetheless, the Sellers agree that, effective as of the Closing, the Sellers (on behalf of the Seller Releasing Parties) shall be deemed to waive any such provision.  Each Seller, on behalf of himself, herself, itself and the other Seller Releasing Parties, irrevocably covenants not to, directly or indirectly, sue, or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any Action, or authorize any other Person to commence or prosecute any Action, against any of the Company Released Parties in respect of any Seller Released Claim.

(b)                                 Buyer, on its own behalf and, to the extent of its legal authority, on behalf of its current and future Affiliates, including the Company and the Subsidiaries, and Buyer’s and such Affiliates’ respective successors, assigns, executors and any other Person claiming by, through or under any of the foregoing (each, a “Buyer Releasing Party” and collectively, the “Buyer Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge, effective as of the Closing, each Seller and each of their respective past and present directors, officers, managers, employees, agents, predecessors, successors, assigns, stockholders, members, partners, insurers and Affiliates (the “Seller Released Parties”), from any and all claims, demands, damages, judgments, decisions, orders, causes of action and Liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing with respect to the organization, management or operation of the business of the Company and the Subsidiaries, whether pursuant to the Seller Released Parties’ Organizational Documents, applicable Law, Contract or otherwise, or any Contract or other arrangement (excluding this Agreement and the Related Agreements) entered into or established prior to the Closing, including any Contracts required to be disclosed on the Company Disclosure Schedule and any shareholder agreements, partnership agreements or investor agreements, in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing (the “Buyer Released Claims”); provided, that this Section 11.22(b) shall not constitute a release or waiver of any rights of any Buyer Releasing Party under this Agreement, any Related Agreement or any certificate delivered hereunder of thereunder or any claim for Fraud, which rights shall, for clarity, not comprise “Buyer Released Claims”.  Each Buyer Releasing Party understands that this is a full and final general release of all claims, demands, damages, judgments, decisions, orders, causes of action and Liabilities comprising Buyer Released Claims of any nature whatsoever except as expressly stated above, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Seller Released Parties.  Each Buyer Releasing Party represents and warrants to the Seller Released Parties that (a) it has not voluntarily or involuntarily assigned, conveyed or otherwise transferred, or purported to assign, convey or otherwise transfer, to any Person any Buyer Released Claims released by such Buyer Releasing Party and (b) there are no Liens on or against any of the Buyer Released Claims released by such Buyer Releasing Party.  Buyer acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  Buyer acknowledges that such provisions are designed to protect a Person from waiving claims which it does not know exist or may exist.  Nonetheless, Buyer agrees that, effective as of the Closing, Buyer (on behalf of the Buyer Releasing Parties) shall be deemed to waive any such provision.  Buyer, on behalf of itself and the other Buyer Releasing Parties, irrevocably covenants not to, directly or indirectly, sue, or commence, knowingly aid or prosecute or cause to be commenced, knowingly aided or prosecuted any Action, or authorize any other Person to commence or prosecute any Action, against any of the Seller Released Parties in respect of any Buyer Released Claim.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

EMERGENT BIOSOLUTIONS INC.

By:	/s/ Atul Saran
Name: Atul Saran
Title: Executive Vice President, Corporate Development and General Counsel

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

NERANO PHARMA LIMITED

By:	/s/ James Skehan
	Name:	James Skehan
	Title:	Authorized Person

SEAMUS MULLIGAN

/s/ Seamus Mulligan

Solely for the purposes set forth herein:

By:	/s/ Seamus Mulligan
Seamus Mulligan, as the Sellers’ Representative

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

CANDE VH LIMITED

By:	/s/ Eunan Maguire
	Name:	Eunan Maguire
	Title:	Director

EUNAN MAGUIRE

/s/ Eunan Maguire

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

DRAND LIMITED

By:	/s/ David Brabazon
	Name:	David Brabazon
	Title:	Authorized Person

DAVID BRABAZON

/s/ David Brabazon

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MIKE KELLY

/s/ Mike Kelly

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

FINTAN KEEGAN

/s/ Fintan Keegan

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

JAMES SKEHAN

/s/ James Skehan

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ADAPT PHARMA LIMITED

By:	/s/ Seamus Mulligan
	Name:	Seamus Mulligan
	Title:	Chief Executive Officer